As filed with the Securities and Exchange Commission on August XX, 2001

                                            Registration Statement No. 333-66472

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                NBT BANCORP INC.
             (Exact Name of Registrant as specified in its Charter)

     DELAWARE                       6712                        16-1268674
  (State or Other        (Primary Standard Industrial        (I.R.S. Employer
  Jurisdiction of         Classification Code Number)       Identification No.)
  Incorporation or
   Organization)

                              52 SOUTH BROAD STREET
                             NORWICH, NEW YORK 13815
                                 (607) 337-2265
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                                DARYL R. FORSYTHE
                  CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                                NBT BANCORP INC.
                              52 SOUTH BROAD STREET
                             NORWICH, NEW YORK 13815
                                 (607) 337-2265
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                 ---------------

                                   Copies to:

           Brian D. Alprin, Esq.                      Steven Kaplan, Esq.
           Laurence S. Lese, Esq.                     Howard L. Hyde, Esq.
           Duane, Morris & Heckscher LLP              Arnold & Porter
           1667 K Street, N.W., Suite 700             555 12th Street, N.W.
           Washington, D.C. 20006                     Washington, D.C. 20004
           (202) 776-7800                             (202) 942-5998

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement is declared effective and the satisfaction or waiver of all of the conditions to the proposed merger of CNB Financial Corp. with and into NBT Bancorp Inc., as is described in the enclosed joint proxy statement/prospectus.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

[NBT LOGO APPEARS HERE]                                  [CNB LOGO APPEARS HERE]

                        JOINT PROXY STATEMENT/PROSPECTUS

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

      The boards of directors of NBT Bancorp Inc. and CNB Financial Corp. have unanimously agreed that NBT and CNB should merge. Following the merger, NBT will be the surviving corporation. The board of directors of each company believes that the merger is in the best interests of its stockholders and unanimously recommends that its stockholders vote to adopt the merger agreement. Each of us will hold a special meeting of our stockholders to consider and vote upon the merger agreement and the merger.

      After the merger, NBT stockholders will continue to own the shares of NBT that they currently own. CNB stockholders will receive 1.2 shares of NBT common stock for each share of CNB common stock that they own. We expect that a CNB stockholder's receipt of NBT common stock in the merger will be tax-free for U.S. federal income tax purposes, except for taxes resulting from the receipt of cash instead of any fractional share of NBT common stock. After completion of the merger, the stockholders of NBT and the former stockholders of CNB will own, respectively, approximately 73% and 27% of the outstanding stock of the combined company. NBT common stock trades under the symbol "NBTB" and CNB common stock trades under the symbol "CNBF," both on the Nasdaq National Market. On [DATE], 2001, the closing price per share of NBT common stock was $ and of CNB common stock was $ .

      We cannot complete the merger unless the holders of a majority of the outstanding shares of NBT and two-thirds of the outstanding shares of CNB vote at their respective special meetings of stockholders to adopt the merger agreement and approve the merger.


      This joint proxy statement/prospectus provides you with detailed information about the merger of NBT and CNB. We encourage you to read this entire document carefully. This document incorporates important business and financial information about NBT and CNB. See "Where You Can Find More Information" on the next page and "Documents Incorporated by Reference" on page
##.


      The dates, times and places of the special stockholders' meetings are:


      FOR NBT STOCKHOLDERS:                               FOR CNB STOCKHOLDERS:

      October 16, 2001 at 10:00 a.m. local time           October 16, 2001 at 3:00 p.m. local time
      Holiday Inn Arena                                   Fort Rensselaer Club
      2-8 Hawley Street                                   4 Moyer Street
      Binghamton, New York                                Canajoharie, New York




      Please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope or, in addition for NBT stockholders, vote your proxy by telephone or via the Internet using the number provided on your proxy card.


      Daryl R. Forsythe                                   Donald L. Brass
      Chairman of the Board of Directors,                 President of
      President and Chief Executive Officer of            CNB Financial Corp.
      NBT Bancorp Inc.

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NBT COMMON STOCK TO BE ISSUED IN THE MERGER UNDER THIS DOCUMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF NBT COMMON STOCK OFFERED BY THIS DOCUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES. NEITHER THE FDIC NOR ANY OTHER GOVERNMENTAL AGENCY INSURES OR GUARANTEES ANY LOSS TO YOU OF YOUR INVESTMENT VALUE IN THE NBT COMMON STOCK.

      Joint Proxy Statement/Prospectus dated _________, 2001, and first mailed to stockholders on or about ________, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NBT AND CNB THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. NBT and CNB file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov . In addition, you may read and copy NBT's and CNB's respective SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. Our Internet addresses are www.nbtbank.com with respect to NBT an www.canajocnb.com with respect to CNB.


         COPIES OF THESE DOCUMENTS WITH THEIR EXHIBITS ARE AVAILABLE WITHOUT CHARGE TO YOU IF YOU CONTACT MICHAEL J. CHEWENS, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY OF NBT BANCORP INC., 52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815, TELEPHONE (607) 337-6520; E-MAIL AT mchewens@nbtbci.com; or HOLLY C. CRAVER, CORPORATE SECRETARY, CNB FINANCIAL CORP., 24 CHURCH STREET, CANAJOHARIE, NEW YORK 13317, TELEPHONE (518) 673-3243; E-MAIL AT holly.craver@cnbfc.com. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN OCTOBER 9, 2001.

                                NBT BANCORP INC.
                              52 SOUTH BROAD STREET
                             NORWICH, NEW YORK 13815

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


       NOTICE IS HEREBY GIVEN that NBT Bancorp Inc. will hold a special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on October 16, 2001 at 10:00 a.m. local time to consider and vote upon the merger agreement by and among NBT, NBT Bank, N.A., CNB Financial Corp., a New York corporation, and Central National Bank, Canajoharie, dated as of June 19, 2001, which will approve the following actions described in the merger agreement:


       o  CNB will merge with NBT, with NBT being the surviving corporation;

       o Central National Bank, Canajoharie, a wholly-owned subsidiary of CNB, will merge with and into NBT Bank, N.A., a wholly-owned subsidiary of NBT, with NBT Bank being the surviving bank;


       o NBT will issue approximately 8.7 million shares of its common stock to the former CNB stockholders upon completion of the merger; and


       o The NBT board of directors will expand to fifteen members by adding three current directors of CNB to the current twelve-member NBT board.

We will transact such other business as may properly come before our special meeting.


      We describe the merger agreement and the merger more fully in the attached joint proxy statement/prospectus, which includes a copy of the merger agreement as Appendix A. We have fixed the close of business on August 28, 2001 as the record date for determining the stockholders of NBT entitled to vote at the NBT special meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT special meeting.


      The board of directors of NBT unanimously recommends that you vote "FOR" approval of the merger agreement and the merger. The affirmative vote of the holders of a majority of the outstanding shares of NBT common stock is required to approve the merger agreement and the merger. NBT stockholders do not have the right to dissent to the merger agreement and receive a payment in cash of the fair value of their NBT shares.


      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. The board of directors of NBT requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote by telephone or via the Internet using the number provided on your proxy card. You may revoke any proxy that you deliver prior to the NBT special meeting by delivering a written notice to NBT stating that you have revoked your proxy, by delivering a later-dated proxy at any time prior to the special meeting, or by a subsequent telephonic or Internet vote at any time prior to 11:59 p.m. on October 15, 2001. Stockholders of record of NBT common stock who attend the NBT special meeting may vote in person, even if they have previously delivered a signed proxy or if they have previously voted by telephone or via the Internet.


                                   By Order of the Board of Directors of
                                   NBT Bancorp Inc.




                                   Daryl R. Forsythe
                                   Chairman of the Board of Directors,
                                   President and Chief Executive Officer

Norwich, New York
_______, 2001

                               CNB FINANCIAL CORP.
                                24 CHURCH STREET
                           CANAJOHARIE, NEW YORK 13317

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


NOTICE IS HEREBY GIVEN that CNB Financial Corp. will hold a special meeting of stockholders at the Fort Rensselaer Club, 4 Moyer Street, Canajoharie, New York on October 16, 2001 at 3:00 p.m. local time for the following purposes:

       o To consider and vote upon a proposal for approval and adoption of the Agreement and Plan of Merger, dated as of June 19, 2001, by and among CNB, Central National Bank, Canajoharie, NBT Bancorp, Inc. and NBT Bank, N.A., pursuant to which (i) CNB would merge into NBT, with NBT as the surviving corporation; (ii) each outstanding share of CNB common stock would be converted into 1.2 shares of NBT common stock, with cash paid instead of fractional shares; and (iii) approximately 8.7 million shares of NBT common stock would be issued in connection with the proposed merger; and


       o To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.


         We have fixed the close of business on August 28, 2001 as the record date for determining the stockholders of CNB entitled to vote at the CNB special meeting and any adjournments or postponements of the meeting. Only holders of record of CNB common stock at the close of business on that date are entitled to notice of and to vote at the CNB special meeting.


         The board of directors of CNB unanimously recommends that you vote "FOR" adoption of the merger agreement. The affirmative vote of the holders of two-thirds of the outstanding shares of CNB common stock is required to adopt the merger agreement. CNB stockholders do not have the right to dissent to the merger agreement and receive a payment in cash of the fair value of their CNB shares.

                                    IMPORTANT


         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. The board of directors of CNB requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote by telephone or via the Internet using the number provided on your proxy card. You may revoke any proxy that you deliver prior to the CNB special meeting by delivering a written notice to CNB stating that you have revoked your proxy, by delivering a later-dated proxy at any time prior to the special meeting or by a subsequent telephonic or Internet vote at any time prior to 11:59 p.m. on October 15, 2001. Stockholders who attend the CNB special meeting may vote in person, even if they have previously delivered a signed proxy or if they have previously voted by telephone or via the Internet.


                                  By Order of the Board of Directors of
                                  CNB Financial Corp.




                                  Donald L. Brass
                                  President

Canajoharie, New York
______ , 2001

                                TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................................1
SUMMARY.........................................................................................................4
      SELECTED HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA.......................................9
      UNAUDITED COMPARATIVE PER SHARE DATA.....................................................................13
THE STOCKHOLDERS' MEETINGS.....................................................................................14
      THE NBT SPECIAL MEETING..................................................................................14
      THE CNB SPECIAL MEETING..................................................................................16
PROPOSAL 1.....................................................................................................19
ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER....................................................19
      VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT............................................................19
      GENERAL..................................................................................................19
      BACKGROUND OF AND REASONS FOR THE MERGER.................................................................20
      RECOMMENDATION OF THE NBT BOARD AND NBT'S REASONS FOR THE MERGER.........................................22
      RECOMMENDATION OF THE CNB BOARD AND CNB'S REASONS FOR THE MERGER.........................................23
      OPINION OF NBT'S FINANCIAL ADVISOR.......................................................................25
      OPINION OF CNB'S FINANCIAL ADVISOR.......................................................................30
      INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS.................34
      OTHER EMPLOYEE MATTERS...................................................................................36
      BOARD OF DIRECTORS AND MANAGEMENT OF NBT FOLLOWING THE MERGER............................................37
      STOCK OPTION HELD BY NBT.................................................................................37
      ACCOUNTING TREATMENT.....................................................................................38
      NO DISSENTERS' RIGHTS....................................................................................38
      INCLUSION OF NBT'S COMMON STOCK ON NASDAQ NATIONAL MARKET................................................38
      DIVIDENDS................................................................................................39
      EXCHANGE OF CNB CERTIFICATES; THE PAYMENT OF CASH FOR FRACTIONAL SHARES..................................39
      CNB EMPLOYEE STOCK OPTIONS...............................................................................39
      REPRESENTATIONS AND WARRANTIES...........................................................................40
      CONDUCT OF BUSINESS PENDING COMPLETION OF THE MERGER.....................................................41
      CONDITIONS TO COMPLETE THE MERGER........................................................................42
      TERMINATION AND TERMINATION FEES.........................................................................43
      SURVIVAL OF CERTAIN PROVISIONS...........................................................................44
      RESTRICTIONS ON RESALES BY AFFILIATES....................................................................44
      ALLOCATION OF COSTS AND EXPENSES.........................................................................45
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.......................................................................45
REGULATORY APPROVALS...........................................................................................46
PRICE RANGE OF COMMON STOCK AND DIVIDENDS......................................................................47
COMPARISON OF STOCKHOLDERS' RIGHTS.............................................................................48
DESCRIPTION OF NBT CAPITAL STOCK...............................................................................50
      AUTHORIZED CAPITAL STOCK.................................................................................50
      COMMON STOCK.............................................................................................50
      PREFERRED STOCK..........................................................................................51
      STOCKHOLDER RIGHTS PLAN..................................................................................51
      REGISTRAR AND TRANSFER AGENT.............................................................................51
OTHER MATTERS..................................................................................................51
TELEPHONE AND INTERNET VOTING .................................................................................52
LEGAL MATTERS..................................................................................................53
EXPERTS........................................................................................................53
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS......................................................53
DOCUMENTS INCORPORATED BY REFERENCE............................................................................54
      NBT BANCORP INC. SEC FILINGS INCORPORATED BY REFERENCE INTO THIS DOCUMENT................................54
      CNB FINANCIAL CORP. SEC FILINGS INCORPORATED BY REFERENCE INTO THIS DOCUMENT.............................54
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS....................................................56
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................................63


APPENDIX A - AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 19, 2001
APPENDIX B - FAIRNESS OPINION OF MCCONNELL, BUDD & ROMANO, INC.
APPENDIX C - FAIRNESS OPINION OF CIBC WORLD MARKETS


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The boards of directors of NBT and CNB believe that this merger will strengthen the position of both companies in the financial services industry, which is rapidly changing, growing more competitive and consolidating. NBT and CNB are proposing this merger because each board of directors has concluded that the merger is in the best interests of its respective stockholders. The NBT board believes that the merger will permit NBT to diversify its operations by broadening its market area and that the merger will afford NBT an opportunity to expand the delivery of its financial services to a broader and more diverse customer base. The CNB board believes the value to be received by CNB stockholders in the merger is substantially greater than that available to CNB as a continuing independent entity currently and for the near term, as well as in comparison with strategic alternatives. In addition, the combined companies can offer CNB's customers a broader array of services and products than CNB could offer on its own.

Q: WHAT WILL BE THE NAME OF THE COMBINED COMPANY AT THE EFFECTIVE TIME OF THE MERGER?

A:  The combined company will continue under the name of NBT Bancorp Inc.

Q:  WILL NBT STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. NBT stockholders will not receive any replacement shares in the merger and will continue to hold the NBT shares they currently own.

Q:  WHAT WILL CNB STOCKHOLDERS RECEIVE FOR THEIR CNB SHARES?

A: CNB stockholders will receive 1.2 shares of NBT common stock for each share of CNB common stock that they own at the effective time of the merger. NBT will not issue fractional shares in the merger. As a result, the total number of shares of NBT common stock that each CNB stockholder will receive in the merger will be rounded down to the nearest whole number, and each CNB stockholder will receive a cash payment for the value of the remaining fractional share of CNB common stock that he or she would otherwise receive, if any.

Q:  WHAT HAPPENS WHEN THE MARKET PRICE OF NBT COMMON STOCK FLUCTUATES?


A: The market price of NBT common stock will fluctuate before and after the merger is completed. However, the number of shares of NBT common stock that a CNB stockholder will receive is fixed at 1.2 NBT shares for each CNB share and will not be affected by any market price fluctuations. As a result, increases or decreases in the NBT share price will affect the value of any stock received in the merger but not the number of shares of stock received in the merger. For example, between the last trading day prior to the date of the merger agreement, June 18, 2001, and [DATE], 2001, the last trading day prior to the printing of this document, the closing price of NBT common stock on the Nasdaq National Market ranged from $15.25 to $[$$.$$]. The value of a CNB share exchanged solely for NBT common stock in the same period, also based on the closing price of NBT common stock on the Nasdaq National Market, would have ranged from $18.30 to $[$$.$$]. The equivalent price of $18.30 on June 18, 2001 for one share of CNB common stock reflects a premium of $4.56 or approximately 33% over the closing sales price of $13.74 of CNB common stock on the Nasdaq National Market on June 18, 2001. You can obtain current market prices for shares of NBT common stock as reported on the Nasdaq National Market under the symbol "NBTB" and for CNB as reported on the Nasdaq National Market under the symbol "CNBF." On [DATE], 2001, the last trading day prior to the printing of this document, the closing sales price of NBT common stock on the Nasdaq National Market was $[$$.$$] and for CNB was $[$$.$$].


Q:  WHEN AND WHERE WILL THE SPECIAL MEETINGS TAKE PLACE?


A: The special meetings are scheduled to take place on October 16, 2001, at the respective times and places indicated in NBT's and CNB's notices of special meetings of stockholders at the beginning of this document. Please refer to the notices for the relevant information regarding your company's special meeting.


Q:  WHO WILL MANAGE THE COMBINED COMPANY?

A: The current board of directors of NBT, together with three new directors from the current CNB board of directors, totaling fifteen directors, will comprise the board of directors of the combined company upon completion of the merger. The current senior executive officers of NBT will continue to manage the combined company following the merger.

Q:  HOW DO I VOTE?  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope or vote your proxy by telephone or via the Internet, as soon as possible so that your shares may be represented and voted at the NBT special meeting or the CNB special meeting, as appropriate. In addition, you may attend your company's meeting in person and vote, whether or not you have signed and mailed your proxy card or voted your shares by telephone or via the Internet. If you sign and return your proxy or if you vote by telephone or via the Internet but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal. If you abstain from voting or do not vote, that will have the effect of a vote against the proposal.

For NBT and CNB stockholders who wish to VOTE BY TELEPHONE OR VIA THE INTERNET, you may submit your proxy by following the instructions on the proxy card. If you vote in this way, you do not need to return your proxy card. The telephone and Internet voting procedures are designed to authenticate your identity as an NBT or a CNB stockholder, allow you to give your voting instructions and confirm that your instructions have been recorded properly. The deadline for telephone and Internet voting is 11:59 p.m. local time on October 15, 2001. See "Telephone and Internet Voting," below.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide your broker instructions on how to vote. Your broker cannot vote your shares without receiving voting instructions from you. Your broker will send you directions on how you can instruct your broker to vote. You should follow the directions provided by your broker. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger agreement.

Q:  CAN I CHANGE MY VOTE?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, there are four ways for you to revoke your proxy and change your vote:

       o You may send a later-dated, signed proxy card before the special meeting of your company;
       o You may attend your company's special meeting in person and vote at the special meeting; simply attending your company's special meeting, however, will not revoke your proxy;
       o You may revoke any proxy by written notice to the chief executive officer of NBT or the corporate secretary of CNB, as appropriate, prior to your company's special meeting; and

       o You may submit a subsequent vote by telephone or via the Internet prior to 11:59 p.m. on October 15, 2001.


If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.


Q: DO I HAVE DISSENTERS' RIGHTS?

A: No. You do not have the right to dissent from the merger and receive a cash payment for your shares of NBT common stock or CNB common stock.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Following the merger, NBT will mail instructions to all former CNB stockholders for exchanging their stock certificates for certificates representing their shares of NBT common stock. NBT stockholders will not exchange their certificates in the merger.

Q: HOW SOON AFTER THE MERGER IS COMPLETED CAN I EXPECT TO RECEIVE SHARES OF NBT COMMON STOCK?


A: NBT will work with the exchange agent to distribute the NBT stock certificates and cash instead of fractional shares as promptly as practicable following completion of the merger to the stockholders of CNB who have submitted their transmittal forms to the exchange agent. Other stockholders will receive their NBT stock certificates and cash instead of fractional shares only when they have completed the procedures and documentation described under "Adoption of the Merger Agreement and Approval of the Merger -- Exchange of CNB Certificates" on page ## of this document. Participants in CNB's Automatic Dividend Reinvestment and Stock Purchase Plan will receive special instructions about their shares shortly after the merger is completed.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for United States federal income tax purposes, the exchange of shares of CNB common stock solely for shares of NBT common stock generally will not cause you to recognize any gain or loss. We also expect, for United States federal income tax purposes, that any cash received instead of fractional shares of NBT common stock (NBT will not issue any fractional shares of its common stock) upon the exchange of your shares of CNB common stock in the merger will result in your being required to recognize any gain realized upon the exchange of that fractional share to the extent of the amount of cash received. TAX MATTERS ARE VERY COMPLICATED AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We hope to complete the merger as quickly as possible after receipt of stockholder and regulatory approvals. We expect to complete the merger during the fourth quarter of 2001, shortly after receipt of the stockholder approvals.


Q: WHOM SHOULD I CONTACT WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS DOCUMENT?

NBT Bancorp Inc.                             CNB Financial Corp.
52 South Broad Street                        24 Church Street
Norwich, New York 13815                      Canajoharie, New York 13317
Attention: Michael J. Chewens                Attention: Holly C. Craver
Phone Number: (607) 337-6520                 Phone Number: (518) 673-3243
e-mail at mchewens@nbtbci.com                e-mail at holly.craver@cnbfc.com
          -------------------                          ----------------------
                                                              or
                                                       D.F. King & Co., Inc.
                                                       1-800-431-9629

                                     SUMMARY


       This summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents that we refer to in "Where You Can Find More Information" and "Documents Incorporated by Reference."



THE COMPANIES

NBT BANCORP INC.
52 South Broad Street
Norwich, New York 13815
(607) 337-2265


       NBT, a registered bank holding company incorporated in the State of Delaware, is the parent holding company of NBT Bank, National Association, a national bank, and NBT Financial Services, Inc. NBT's primary business consists of providing commercial banking and financial services to its customers in its market area through its two direct subsidiaries. NBT Bank is a full service commercial bank providing a broad range of financial products and services in central and northern New York, and through its Pennstar Bank division provides a broad range of financial products and services in Northeastern Pennsylvania. NBT Bank operates through 83 branch locations and 115 automated teller machines, including 40 branches and 52 automated teller machines operated through NBT's Pennstar Bank division. NBT Financial Services, formed in 1999, is the parent company of two operating subsidiaries, Pennstar Financial Services, Inc., formed in 1997, which offers a variety of financial services products; and M. Griffith, Inc., formed in 1951, which is a registered broker-dealer and which also offers financial and retirement planning as well as life, accident and health insurance. In fiscal year 2000, NBT's net income was $7.2 million while in fiscal year 1999, NBT's net income was $26.3 million; for the six months ended June 30, 2001 and 2000, NBT's net income was $12.3 million and $9.3 million, respectively. Recurring net income, which excludes the after-tax effect of costs related to NBT's merger and acquisition activity and net securities transactions, was $25.8 million, or $1.09 per diluted share, for the twelve months ended December 31, 2000 compared to $25.6 million, or $1.09 per diluted share, for the twelve months ended December 31, 1999. Recurring net income, excluding the after-tax effect of costs related to mergers, acquisitions and reorganizations, net securities gains, gain on the sale of a branch building and certain deposit overdraft write-offs considered to be non-recurring, for the six months ended June 30, 2001 and 2000 was $12.5 million and $12.5 million, respectively. As of June 30, 2001, NBT's total assets were approximately $2.7 billion, total deposits were approximately $2.1 billion and stockholders' equity was approximately $229.3 million. On April 28, 2000, NBT became a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999.

       On August 27, 2001, NBT reduced its current stock repurchase plan from 1,030,000 shares to 680,000 shares, which leaves approximately 305,000 shares remaining for repurchase under the reduced plan.


CNB FINANCIAL CORP.
24 Church Street
Canajoharie, New York 13317
(518) 673-3243


       CNB, a registered bank holding company incorporated in the State of New York, is the parent holding company of Central National Bank, Canajoharie, a national bank, and Central Asset Management, Inc., which offers investment management services to high net worth individuals and businesses. Central National Bank provides a wide range of retail and commercial banking products and services for individuals and small-to-medium sized businesses primarily in its nine county market area in Central and Eastern New York. Central National Bank operates through 29 branches, two loan production offices and 23 automated teller machines. Central National Bank also makes certain insurance and investment products available to its customers through a wholly-owned subsidiary. In fiscal year 2000, CNB's net income was $7.0 million while in fiscal year 1999, CNB's net income was $6.3 million; for the six months ended June 30, 2001 and 2000, CNB's net income was $3.9 million and $4.1 million, respectively. As of June 30, 2001, CNB's total assets were approximately $993 million, total deposits were approximately $840 million and stockholders' equity was approximately $65.8 million.


THE MERGER

NATURE OF THE MERGER (SEE PAGE ...)

         The merger will combine NBT and CNB. NBT will be the surviving corporation. Following the merger, the combined company will continue to operate under the name of NBT Bancorp Inc. After the merger, NBT will issue shares of its common stock to the former stockholders of CNB. For ease of reference, we sometimes refer to the continuing corporation as "the combined company."

         Simultaneously with the merger of NBT and CNB, we will also merge our banking subsidiaries, NBT Bank and Central National Bank, Canajoharie. We will accomplish the merger of these banks through the merger of Central National Bank into NBT Bank. Central National Bank will become a division of NBT Bank.

WHAT CNB STOCKHOLDERS WILL RECEIVE AS A RESULT OF THE MERGER (SEE PAGE ___)

         CNB stockholders will receive 1.2 shares of NBT common stock for each share of CNB common stock that they own at the effective time of the merger. Each CNB stockholder will receive cash for any fractional share of NBT common stock that the stockholder would otherwise receive in the merger. The merger agreement does not provide for adjustment of the exchange ratio for fluctuations in the market prices of CNB and NBT common stock.

NBT STOCKHOLDERS WILL NOT EXCHANGE THEIR NBT SHARES

         Stockholders of NBT will continue to own their existing shares after the merger and will not exchange any of their NBT shares following the merger.

OWNERSHIP OF COMBINED COMPANY FOLLOWING THE MERGER

         Immediately after the merger, the former CNB stockholders will own approximately 27% of the outstanding common stock of the combined company, and the stockholders of NBT will own approximately 73% of the outstanding common stock of the combined company.


WE PLAN TO CONTINUE OUR CASH DIVIDEND POLICY FOLLOWING THE MERGER (SEE PAGE ___)

         The current annualized rate of cash dividends on the shares of NBT common stock is $0.68 per share. The current annualized rate of regular cash dividends on CNB common stock is $0.36 per share. In the past, CNB also has paid a special year-end cash dividend. This dividend was $0.04 per share in 2000, 1999 and 1998. Assuming NBT maintains its current cash dividend rate, following the merger, holders of CNB common stock, as stockholders of NBT, would receive the equivalent of $0.82 per CNB share or an increase of approximately 127% over the current CNB dividend rate (or 105% if the most recent special dividend were included in the calculation). Following the merger, we expect that NBT will continue to pay quarterly cash dividends in a manner that is consistent with the past practices of NBT, subject to approval and declaration by its board. The payment of cash dividends by NBT in the future will depend on its financial condition, earnings, business conditions and other factors.


TRANSACTION GENERALLY TAX-FREE (SEE PAGE ___)

         In general, we expect that for United States federal income tax purposes no gain or loss will be recognized by CNB stockholders who receive shares of NBT common stock in exchange for their CNB common stock in the merger, except that taxable gain may be recognized with respect to any cash received instead of a fractional share of NBT common stock. NBT and CNB will have no obligation to complete the merger unless each of us receives a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes as described above. The legal opinion will not bind the Internal Revenue Service, however, which could take a different view.

WHAT WE NEED TO DO BEFORE THE MERGER IS COMPLETE  (SEE PAGE [__]


         Completion of the merger depends on a number of conditions being met, including the following:

       o approval of the merger by the required two-thirds vote of the stockholders of CNB;
       o approval of the merger by the required majority vote of the stockholders of NBT;
       o approval by federal banking regulators. While we do not know of any reason why we would not be able to obtain these approvals in a timely manner, we cannot be certain when or if we will get this approval;
       o receipt by NBT and CNB of an opinion from the law firm of Duane, Morris & Heckscher LLP, to the effect that the U.S. federal income tax treatment of the merger to CNB stockholders, CNB and NBT will generally be as described in this document; and
       o receipt of favorable letters from our independent accountants relating to the qualification of the merger for pooling of interests accounting treatment, and no regulatory disqualification of pooling of interests accounting treatment prior to the effective time of the merger.

         Generally, NBT and CNB can waive conditions to completion of the merger. Some of these conditions, however, cannot be waived, including stockholder and regulatory approvals and the absence of a government order prohibiting the merger. We expect to complete this merger during the fourth quarter of 2001.

TERMINATING THE MERGER AGREEMENT (SEE PAGE [   ])

         NBT or CNB may terminate the merger agreement without completing the merger by mutual consent, or if any of the following occurs:

       o the other party has materially breached the merger agreement and has not cured the breach;
       o a government agency denies an approval needed to complete the merger;
       o a court or government agency issues an order prohibiting the merger;
       o the stockholders of NBT or CNB fail to approve the merger; or
       o the merger has not been completed by March 31, 2002.

AMENDING THE AGREEMENT (SEE PAGE [   ])

         NBT and CNB may amend the merger agreement at any time by mutual written agreement, except that after approval by the stockholders of CNB, no waiver or amendment can change the amount and kind of consideration that CNB stockholders would receive in the merger.

CNB STOCK OPTION AGREEMENT (SEE PAGE [  ])

         CNB, as a condition to NBT's willingness to enter into the merger agreement, granted NBT an option to purchase up to 2.9% of CNB's outstanding common stock (at the time the option was granted) at a price of $13.74 per share. NBT asked for the option to increase the likelihood that CNB would complete the merger. The option agreement could discourage other companies from trying or proposing to combine with CNB before we complete the merger.

         NBT cannot exercise its option unless specified events occur that threaten completion of the merger. These events include business combination or acquisition transactions relating to CNB and certain related activities other than the merger proposed in this document, such as a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would permit NBT to exercise its option. The stock option agreement also contains provisions limiting NBT's total profit from selling or exercising the option to not more than $6 million. A copy of the stock option agreement has been filed previously with the SEC.

NBT AND CNB STOCKHOLDERS WILL NOT HAVE DISSENTERS' RIGHTS (SEE PAGE ___)

         Under Delaware law, the NBT stockholders will not have dissenters' rights or appraisal rights in connection with the merger. Under New York law, the CNB stockholders will not have dissenters' rights or appraisal rights in connection with the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER (SEE PAGE ___)

         NBT following the merger will have a board of directors comprised of fifteen members. The board will consist of twelve current directors of NBT and three current directors of CNB. The merger agreement provides that the current CNB directors who will become directors of NBT after the merger are Messrs. Van Ness D. Robinson, currently CNB's chairman, John P. Woods, Jr., currently CNB's vice chairman, and Joseph A. Santangelo, currently a director of CNB. NBT's board of directors is divided into three classes, the directors of each class serving a three-year term as director. Each of these three individuals will be placed into a separate class. Mr. Robinson will become a member of the Executive Committee of the NBT board.

         The current senior executive management of NBT will manage the combined company following the merger. Peter J. Corso, currently CNB's executive vice president, will serve as president and chief operating officer of the Central National Bank division of NBT Bank following the merger. Donald L. Brass, currently CNB's president, has announced that he will retire following the merger. Promptly following the effective time of the merger, Messrs. Robinson, Woods, Santangelo, J. Carl Barbic, a director of CNB, and Mr. Corso will become members of the Central National Bank divisional board of directors; Mr. Robinson will become chairman of the divisional board of directors.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE ____)

         Shares of NBT common stock and shares of CNB common stock trade on the Nasdaq National Market. On June 18, 2001, the last full trading day prior to the public announcement of the signing of the merger agreement, and on [DATE], 2001, the last trading day prior to the printing of this document, the closing prices of NBT common stock and CNB common stock were as follows:


                                               JUNE 18, 2001     [DATE], 2001
                                               -------------     ------------

         NBT........................................$15.25..........$$$.$$
         CNB........................................$13.74..........$$$.$$
         Equivalent Market Value of NBT per
            Share of CNB (1)........................$18.30..........$$$.$$

-------------
(1) Determined by multiplying the historical price of one share of NBT common stock by the exchange ratio of 1.2.

         The market prices of NBT and CNB common stock will fluctuate between the date of this document and the date on which the merger takes place. Under the terms of the merger agreement, regardless of any fluctuation in the market prices, the exchange ratio of 1.2 shares of NBT common stock for each share of CNB common stock will remain the same. You can obtain current market quotations for NBT common stock and CNB common stock. You can get these quotations from a newspaper, on the Internet, or by calling your broker.

OUR FINANCIAL ADVISORS BELIEVE THE FIXED EXCHANGE RATIO IS FAIR TO STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (SEE PAGES ___ AND __)

NBT. NBT has received a written opinion from McConnell, Budd & Romano, Inc., its financial advisor, to the effect that, as of the date of this document, the fixed exchange ratio was fair to the NBT stockholders from a financial point of view. We attach a copy of the McConnell, Budd & Romano, Inc. opinion as Appendix B to this document.



CNB. CNB has received a written opinion from CIBC World Markets, its financial advisor, to the effect that, as of the date of this document, the fixed exchange ratio was fair to the CNB common stockholders from a financial point of view. We attach a copy of the CIBC World Markets opinion as Appendix C to this document.


         We recommend that each NBT and CNB stockholder read each opinion carefully in its entirety to understand the assumptions made, matters considered, and limitations on the review undertaken by each financial advisor.

ACCOUNTING TREATMENT (SEE PAGE ___)

         It is a condition to completing the merger that the merger qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We will not be required to complete the merger unless NBT and CNB receive favorable letters from their independent accountants relating to the qualification of the merger for pooling of interests accounting treatment or if regulatory authorities do not allow pooling of interests accounting treatment for the merger prior to completion of the merger.

WHEN WE EXPECT THE MERGER TO CLOSE (SEE PAGE ___)

         We expect completion of the merger as soon as practicable following our receipt of all necessary regulatory approvals and following approval of the merger by the stockholders of NBT and CNB at their respective special stockholders meetings and satisfaction of all other conditions to the merger. We expect that the merger will close during the fourth quarter of 2001.

OUR REASONS FOR THE MERGER (SEE PAGES ___ AND ____)

         NBT and CNB are proposing to merge because each of us believes that by merging our two companies we can create a stronger, more visible, and more diversified banking franchise in the Southern Tier and Central New York and Northeastern Pennsylvania that will provide significant benefits to our stockholders and customers alike. We also believe that by bringing our customers and banking products together we can do a better job of growing our combined revenues than we could if we were not to merge. We believe that the merger will strengthen our position as a competitor in the financial services industry, which is rapidly changing, growing more challenging and competitive and becoming more consolidated.

WE RECOMMEND THAT NBT AND CNB STOCKHOLDERS ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER (SEE PAGE ___ AND __)

NBT. The NBT board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

CNB. The CNB board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to adopt the merger agreement and to approve the merger.

INTERESTS OF NBT AND CNB OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (SEE PAGE ____)

         Some of our officers and directors have interests in the merger that are different from, or in addition to, their interests as stockholders in NBT or CNB. The current directors and executive officers of NBT will continue in their same capacities with NBT following the merger. Three current directors of CNB, Messrs. Robinson, currently chairman of CNB, Woods, currently vice chairman of CNB, and Santangelo, currently a director of CNB, will become directors of NBT following the merger. Additionally, Mr. Corso, currently executive vice president and chief financial officer of CNB, will become president and chief operating officer of the Central National Bank division of NBT Bank following the merger. Mr. Brass, currently president of CNB, has entered into a service, non-competition and confidentiality agreement with NBT and CNB. Under this agreement Mr. Brass has agreed to continue to serve as chief executive officer of CNB until the merger with NBT is complete and not to compete with NBT for three years following the merger. In exchange for these promises, Mr. Brass will receive a payment of $1.1 million from NBT, plus other benefits including life and health insurance and pension benefits. Mr. Brass has announced his intention to retire following completion of the merger. Various CNB officers, including Messrs. Brass and Corso, hold options to purchase shares of CNB common stock. Following the merger, these stock options will convert into options to purchase shares of NBT common stock. Additionally, stock options for 46,375 shares of CNB common stock held by Messrs. Brass and Corso are unvested and cannot be exercised at the present time; of these unvested stock options, options for 28,875 shares will become fully vested and exercisable upon completion of the merger. See "Adoption of the Merger Agreement and Approval of the Merger - CNB Employee Stock Options." While CNB executive officers have change of control severance agreements with CNB, the merger will not constitute a change of control under the terms of their agreements.

         The merger agreement provides that, after the effective time of the merger, neither NBT nor NBT Bank will take any action to abrogate or diminish any existing indemnification right accorded under CNB's or Central National Bank's charter or bylaws to any director or officer of CNB or Central National Bank; that NBT and NBT Bank will honor these obligations in accordance with their terms with respect to events, acts or omissions occurring prior to the effective time of the merger; and that NBT will indemnify and hold harmless each director or officer of CNB or Central National Bank arising from the fact that he/she was a director, officer or employee of CNB or Central National Bank or arising from or pertaining to the merger agreement or the transactions contemplated by the merger agreement. From and after the effective time of the merger, NBT has agreed that it will cause the persons who served as directors or officers of CNB before the merger to be covered by CNB's existing directors' and officers' liability insurance policy with respect to acts or omissions resulting from their service as directors or officers prior to the merger. NBT will maintain the insurance coverage for not less than six years following the effective time of the merger.

         The members of our respective boards of directors knew about these additional interests, and considered them, when they approved the merger.


WE HAVE NOT YET RECEIVED THE REQUIRED REGULATORY APPROVALS

         The merger and the bank merger have not yet received the required approvals from the Comptroller of the Currency. We have received waiver of jurisdiction from the Federal Reserve Board. The U.S. Department of Justice has not yet completed its review of the effect the transaction could have on competition.


THE STOCKHOLDERS' MEETINGS


NBT. NBT will hold its special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on October 16, 2001 at 10:00 a.m. local time.

CNB. CNB will hold its special meeting of stockholders at Fort Rennselaer Club, 4 Moyer Street, Canajoharie, New York on October 16, 2001 at 3:00 p.m. local time.

       SELECTED HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


         The following tables set forth selected historical financial data for NBT and CNB, and selected unaudited pro forma condensed combined financial data for the combined company. The historical financial information for NBT has been restated to include the effects of its mergers with Lake Ariel Bancorp, Inc. (Lake Ariel) and Pioneer American Holding Company Corp. (Pioneer), which were completed on February 17, 2000 and July 1, 2000, respectively, and have each been accounted for as poolings of interests. We have derived the selected historical financial data from the consolidated financial statements and interim consolidated financial statements of NBT and CNB, and, with respect to certain NBT financial information from 1997 and 1996, the consolidated financial statements of Lake Ariel and Pioneer. Stockholders of each of NBT and CNB should read this information in conjunction with the historical financial statements and related notes from which the information was derived of each of NBT, Lake Ariel, Pioneer and CNB and the unaudited pro forma condensed combined financial statements and related notes of the combined company presented on pages [##] through [##] of this document. The NBT and CNB pro forma combined results of operations give effect to NBT's proposed merger with CNB as a pooling of interests.

         The June 30, 2001 pro forma period-end combined balance sheet information reflects estimated non-recurring charges that will be incurred in connection with the NBT and CNB merger as well as other pro forma adjustments. The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements, which are not reflected in the pro forma condensed combined financial information. The pro forma information may not be indicative of the results of future operations. We can give no assurance with respect to the ultimate level of operating expense reductions or revenue enhancements. Accordingly, the unaudited selected pro forma combined financial data of the combined company as of the effective time and thereafter may be materially different from the data reflected in the pro forma information below.


------------------------------------------------------------------------------------------------------------------------------------
                                         AS OF AND FOR THE 6
                                             MONTHS ENDED                            AS OF AND FOR THE 12 MONTHS ENDED
-----------------------------------------------------------------------------------------------------------------------------------
NBT BANCORP INC.
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)   6/30/01      6/30/00       12/31/00       12/31/99      12/31/98     12/31/97      12/31/96
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
FOR PERIOD ENDED
-----------------------------------------------------------------------------------------------------------------------------------
Interest and fee income             $   95,783    $   91,708     $  190,531     $  164,872    $  158,428   $  147,338    $  129,020
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                        45,851        44,885         96,021         75,458        74,712       68,892        57,422
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                     49,932        46,823         94,510         89,414        83,716       78,446        71,598
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                7,463         3,799          8,678          5,440         6,149        4,820         4,325
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest income excluding net
     securities gains (losses)          13,885         9,190         20,432         17,279        16,164       13,894        12,358
-----------------------------------------------------------------------------------------------------------------------------------
Net securities gains (losses)              546             6         (1,216)         1,803         1,567           34         1,222
-----------------------------------------------------------------------------------------------------------------------------------
Merger, acquisition and
reorganization costs                        --         4,039         23,625            835            --           --            --
-----------------------------------------------------------------------------------------------------------------------------------
Other noninterest expense               39,012        33,362         70,237         62,082        61,254       54,460        52,168
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes              17,888        14,819         11,186         40,139        34,044       33,094        28,685
-----------------------------------------------------------------------------------------------------------------------------------
Net income                              12,343         9,349          7,191         26,257        26,895       22,188        18,914
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (1)
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings                      $     0.52    $     0.40     $     0.31     $     1.14    $     1.16   $     1.00    $     0.86
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings                    $     0.51    $     0.40     $     0.30     $     1.12    $     1.14   $     0.98    $     0.85
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid                 $     0.34    $     0.34     $     0.68     $     0.66    $     0.59   $     0.42    $     0.34
-----------------------------------------------------------------------------------------------------------------------------------
Stock dividends distributed                 --            --             --              5%            5%           5%            5%
-----------------------------------------------------------------------------------------------------------------------------------
Book value at period-end            $     9.26    $     8.47     $     8.77     $     8.24    $     8.84   $     8.31    $     7.21
-----------------------------------------------------------------------------------------------------------------------------------
Tangible book value at period-end   $     7.89    $     7.79     $     7.60     $     7.85    $     8.39   $     7.89    $     6.69
-----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding       23,878        23,333         23,461         23,096        23,199       22,239        21,979
-----------------------------------------------------------------------------------------------------------------------------------
Average diluted common shares
outstanding                             24,071        23,465         23,600         23,414        23,691       22,698        22,287
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Period Ended
-----------------------------------------------------------------------------------------------------------------------------------
Trading securities                  $      108    $      246     $   20,541             --            --           --            --
-----------------------------------------------------------------------------------------------------------------------------------
Securities available for sale          583,297       593,857        576,372     $  606,727    $  553,954   $  608,709    $  518,245
-----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity             97,567       105,326        102,413        113,318       182,170      120,834        81,525
-----------------------------------------------------------------------------------------------------------------------------------
Loans                                1,817,015     1,622,025      1,726,482      1,466,867     1,277,241    1,157,548     1,036,146
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses               25,691        22,006         24,349         19,711        18,231       16,450        15,053
-----------------------------------------------------------------------------------------------------------------------------------
Assets                               2,703,523     2,521,396      2,655,788      2,380,673     2,169,855    2,018,784     1,767,105
-----------------------------------------------------------------------------------------------------------------------------------
Deposits                             2,076,965     1,894,214      2,040,238      1,777,091     1,664,307    1,588,276     1,465,461
-----------------------------------------------------------------------------------------------------------------------------------
Borrowings                             368,017       406,373        367,247        394,237       283,840      221,989       129,037
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   229,334       200,583        208,021        191,472       204,038      192,556       157,699
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
-----------------------------------------------------------------------------------------------------------------------------------
Assets                              $2,602,333    $2,440,138     $2,505,510     $2,268,433    $2,112,145   $1,931,317    $1,714,416
-----------------------------------------------------------------------------------------------------------------------------------
Earning assets                       2,438,405     2,324,194      2,379,265      2,138,426     1,982,367    1,813,492     1,599,126
-----------------------------------------------------------------------------------------------------------------------------------
Loans                                1,741,062     1,540,999      1,604,791      1,366,265     1,217,489    1,098,967        994,615
-----------------------------------------------------------------------------------------------------------------------------------
Deposits                             1,718,514     1,570,027      1,894,803      1,694,811     1,614,087    1,540,597     1,442,041
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   217,455       194,399        199,964        199,362       198,843      167,585       152,499
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
-----------------------------------------------------------------------------------------------------------------------------------
Return on average assets (annualized)     0.96%         0.77%          0.29%          1.16%         1.27%        1.15%         1.10%
-----------------------------------------------------------------------------------------------------------------------------------
Return on average equity (annualized)    11.45%         9.67%          3.60%         13.17%        13.53%       13.24%        12.40%
-----------------------------------------------------------------------------------------------------------------------------------
Average equity to average assets          8.36%         7.97%          7.98%          8.79%         9.41%        8.68%         8.90%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                       4.27%         4.20%          4.12%          4.32%         4.34%        4.45%         4.60%
-----------------------------------------------------------------------------------------------------------------------------------
Efficiency (2)                           57.75%        57.31%         59.11%         57.41%        60.45%       57.73%        60.75%
-----------------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                    66.67%        85.00%        226.67%         58.57%        51.49%       42.96%        39.76%
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage                           7.59%         8.26%          7.10%          8.63%         8.81%        9.08%         8.55%
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk-based capital                10.76%        12.62%         10.25%         13.78%        14.68%       15.44%        13.90%
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                 12.01%        13.81%         11.48%         14.95%        15.87%       16.64%        15.11%
-----------------------------------------------------------------------------------------------------------------------------------

(1) All share and per share data has been restated to give retroactive effect to stock dividends and splits.
(2) Efficiency ratio is calculated as total noninterest expenses (excluding OREO gains (losses) and merger, acquisition and reorganization expenses, and other non-recurring expenses) divided by fully tax equivalent net interest income plus noninterest income (excluding net securities gains (losses) and other non-recurring items).



------------------------------------------------------------------------------------------------------------------------------------
                                            AS OF AND FOR THE 6
                                                 MONTHS ENDED                      AS OF AND FOR THE 12 MONTHS ENDED
------------------------------------------------------------------------------------------------------------------------------------
CNB FINANCIAL CORP.
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)      6/30/01      6/30/00      12/31/00      12/31/99      12/31/98     12/31/97     12/31/96
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
FOR PERIOD ENDED
------------------------------------------------------------------------------------------------------------------------------------
Interest income                          $  34,273    $  34,568     $  69,935     $  56,179     $  52,542    $  48,635    $  46,885
------------------------------------------------------------------------------------------------------------------------------------
Interest expense                            18,362       17,410        36,981        27,417        26,158       22,722       21,754
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                         15,911       17,158        32,954        28,762        26,384       25,913       25,131
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan and lease losses            620          740         1,465         1,456           773          275          635
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income excluding net
    securities gains (losses)                2,336        2,293         4,621         4,320         3,914        3,246        2,576
------------------------------------------------------------------------------------------------------------------------------------
Net securities gains (losses)                  864         (326)       (1,046)         (803)          616          528          602
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses                        12,843       12,823        25,568        22,337        19,854       18,511       17,779
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                   5,648        5,562         9,496         8,486        10,287       10,901        9,895
------------------------------------------------------------------------------------------------------------------------------------
Net income                                   3,881        4,096         6,963         6,335         7,681        7,666        7,157
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (1)
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings                           $    0.52    $    0.55     $    0.93     $    0.84     $    1.01    $    0.99    $    0.90
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings                         $    0.52    $    0.54     $    0.93     $    0.83     $    1.00    $    0.99    $    0.90
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid                      $    0.18    $    0.18     $    0.40     $    0.37     $    0.33    $    0.30    $    0.27
------------------------------------------------------------------------------------------------------------------------------------
Stock dividends distributed                     --           --            --            --            --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Book value at period-end                 $    8.87    $    7.23     $    8.45     $    7.25     $    7.34    $    7.12    $    6.25
------------------------------------------------------------------------------------------------------------------------------------
Tangible book value at period-end        $    6.51    $    4.72     $    6.02     $    4.67     $    7.34    $    7.12    $    6.25
------------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding            7,463        7,510         7,492         7,571         7,625        7,712        7,930
------------------------------------------------------------------------------------------------------------------------------------
Average diluted common shares
outstanding                                  7,502        7,533         7,509         7,606         7,673        7,756        7,964
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PERIOD ENDED
------------------------------------------------------------------------------------------------------------------------------------
Trading securities                       $   9,550           --            --            --            --    $   1,119           --
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale              388,066    $ 390,192     $ 365,409     $ 387,765     $ 186,651      144,077    $ 130,973
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity                     --           --            --            --       113,456      110,324      104,770
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases                           546,895      497,454       533,112       457,593       380,953      346,710      321,243
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses          8,435        8,736         8,145         8,529         8,384        8,378        8,367
------------------------------------------------------------------------------------------------------------------------------------
Assets                                     992,601      945,162       951,340       914,172       711,088      634,389      586,075
------------------------------------------------------------------------------------------------------------------------------------
Deposits                                   839,609      792,448       799,938       796,244       628,142      538,472      509,217
------------------------------------------------------------------------------------------------------------------------------------
Borrowings                                  56,256       71,479        58,263        35,687        19,181       35,164       21,824
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                        65,794       54,060        63,146        54,623        55,566       54,606       48,391
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------------
Assets                                   $ 961,660    $ 932,959     $ 941,251     $ 790,559     $ 693,803    $ 615,391    $ 586,163
------------------------------------------------------------------------------------------------------------------------------------
Earning assets                             909,934      888,291       896,503       749,804       655,633      587,286      558,027
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases                           535,320      476,924       498,463       406,894       362,404      330,477      316,425
------------------------------------------------------------------------------------------------------------------------------------
Deposits                                   825,147      814,950       803,173       683,301       601,283      529,798      503,414
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                        64,309       54,423        55,611        59,376        55,527       51,134       47,797
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets (annualized)         0.81%        0.88%         0.74%         0.80%         1.11%        1.25%        1.22%
------------------------------------------------------------------------------------------------------------------------------------
Return on average equity (annualized)        12.07%       15.05%        12.52%        10.67%        13.83%       14.99%       14.97%
------------------------------------------------------------------------------------------------------------------------------------
Average equity to average assets              6.69%        5.83%         5.91%         7.51%         8.00%        8.31%        8.15%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                           3.54%        3.96%         3.74%         3.99%         4.20%        4.58%        4.68%
------------------------------------------------------------------------------------------------------------------------------------
Efficiency (2)                               65.99%       61.16%        63.47%        63.95%        63.08%       61.38%       61.93%
------------------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                        34.62%       33.33%        43.01%        44.58%        33.00%       30.30%       30.00%
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage                               6.75%        6.83%         6.66%         6.58%         7.90%        8.40%        8.30%
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk-based capital                     9.42%        9.31%         9.34%         9.41%        11.30%       12.00%       12.20%
------------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                     10.64%       10.56%        10.56%        10.66%        12.50%       13.30%       13.50%
------------------------------------------------------------------------------------------------------------------------------------

(1) All share and per share data has been restated to give retroactive effect to stock dividends and splits.
(2) Efficiency ratio is computed as total noninterest expenses (excluding goodwill amortization) divided by fully tax equivalent net interest income plus noninterest income (excluding net securities gains (losses)).


------------------------------------------------------------------------------------------------------------------------------------
                                        AS OF AND FOR THE 6
                                            MONTHS ENDED                         AS OF AND FOR THE 12 MONTHS ENDED
PRO FORMA COMBINED
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)  6/30/01       6/30/00       12/31/00       12/31/99      12/31/98      12/31/97     12/31/96
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
FOR PERIOD ENDED
------------------------------------------------------------------------------------------------------------------------------------
Interest and fee income             $  130,056    $  126,276     $  260,466     $  221,051    $  210,970    $  195,973   $  175,905
------------------------------------------------------------------------------------------------------------------------------------
Interest expense                        64,213        62,295        133,002        102,875       100,870        91,614       79,176
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                     65,843        63,981        127,464        118,176       110,100       104,359       96,729
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                8,083         4,539         10,143          6,896         6,922         5,095        4,960
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income excluding
    securities gains (losses)           16,221        11,483         25,053         21,599        20,078        17,140       14,934
------------------------------------------------------------------------------------------------------------------------------------
Net securities gains (losses)            1,410          (320)        (2,262)         1,000         2,183           562        1,824
------------------------------------------------------------------------------------------------------------------------------------
Merger, acquisition and
reorganization costs                        --         4,039         23,625            835            --            --           --
------------------------------------------------------------------------------------------------------------------------------------
Other noninterest expense               51,855        46,185         95,805         81,419        81,108        72,971       69,947
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes              23,536        20,381         20,682         48,625        44,331        43,995       38,580
------------------------------------------------------------------------------------------------------------------------------------
Net income                              16,224        13,445         14,154         32,592        34,576        29,854       26,071
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (1)
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings                      $     0.49    $     0.42     $     0.44     $     1.01    $     1.07    $     0.95   $     0.83
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings                    $     0.49    $     0.41     $     0.43     $     1.00    $     1.05    $     0.93   $     0.82
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid (2)             $     0.34    $     0.34     $     0.68     $     0.66    $     0.59    $     0.42   $     0.34
------------------------------------------------------------------------------------------------------------------------------------
Stock dividends distributed                 --            --             --              5%            5%            5%           5%
------------------------------------------------------------------------------------------------------------------------------------
Book value at period-end            $     8.48    $     7.80     $     8.29     $     7.62    $     8.07    $     7.63   $     6.61
------------------------------------------------------------------------------------------------------------------------------------
Tangible book value at period-end   $     6.95    $     6.73     $     6.89     $     6.74    $     7.75    $     7.33   $     6.25
------------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding       32,834        32,345         32,451         32,181        32,349        31,493       31,495
------------------------------------------------------------------------------------------------------------------------------------
Average diluted common shares
outstanding                             33,073        32,505         32,611         32,541        32,899        32,005       31,844
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
PERIOD ENDED
------------------------------------------------------------------------------------------------------------------------------------
Trading securities                  $    9,658    $      246     $   20,541             --            --    $    1,119           --
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale          967,904       984,049        941,781     $  994,492    $  740,605       752,786   $  649,218
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity             97,567       105,326        102,413        113,318       295,626       231,158      186,295
------------------------------------------------------------------------------------------------------------------------------------
Loans                                2,363,910     2,119,479      2,259,594      1,924,460     1,658,194     1,504,258    1,357,389
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses               34,126        30,742         32,494         28,240        26,615        24,828       23,420
------------------------------------------------------------------------------------------------------------------------------------
Assets                               3,695,498     3,466,558      3,607,128      3,294,845     2,880,943     2,653,173    2,353,180
------------------------------------------------------------------------------------------------------------------------------------
Deposits                             2,916,574     2,686,662      2,840,176      2,573,335     2,292,449     2,126,748    1,974,678
------------------------------------------------------------------------------------------------------------------------------------
Borrowings                             424,273       477,852        425,510        429,924       303,021       257,153      150,861
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   284,252       254,643        271,167        246,095       259,604       247,162      206,090
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------------
Assets                              $3,563,993    $3,373,097     $3,446,761     $3,058,992    $2,805,948    $2,546,708   $2,300,579
------------------------------------------------------------------------------------------------------------------------------------
Earning assets                       3,348,339     3,212,485      3,275,768      2,888,230     2,638,000     2,400,778    2,157,153
------------------------------------------------------------------------------------------------------------------------------------
Loans                                2,276,382     2,017,923      2,103,254      1,773,159     1,579,893     1,429,444    1,311,040
------------------------------------------------------------------------------------------------------------------------------------
Deposits                             2,534,661     2,384,977      2,697,976      2,378,112     2,215,370     2,070,395    1,945,455
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                   281,764       248,822        255,575        258,738       254,370       218,719      200,296
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average assets (annualized)     0.92%         0.80%          0.41%          1.07%         1.23%         1.17%        1.13%
------------------------------------------------------------------------------------------------------------------------------------
Return on average equity (annualized)    11.61%        10.87%          5.54%         12.60%        13.59%        13.65%       13.02%
------------------------------------------------------------------------------------------------------------------------------------
Average equity to average assets          7.91%         7.38%          7.41%          8.46%         9.07%         8.59%        8.71%
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                       4.08%         4.14%          4.02%          4.24%         4.30%         4.51%        4.65%
------------------------------------------------------------------------------------------------------------------------------------
Efficiency (3)                           60.37%        59.05%         60.96%         59.18%        60.94%        58.36%       60.76%
------------------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                    69.39%        82.93%        158.14%         66.00%        56.19%        45.16%       41.46%
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage                           7.28%         7.72%          6.98%          8.07%         8.68%         8.92%        8.49%
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk-based capital                10.28%        11.55%         10.01%         12.49%        13.73%        14.48%       13.43%
------------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                 11.53%        12.76%         11.23%         13.68%        14.93%        15.70%       14.66%
------------------------------------------------------------------------------------------------------------------------------------

(1) All share and per share data has been restated to give retroactive effect to stock dividends and splits.
(2) Dividends per share represent historical dividends of stand alone NBT.
(3) Efficiency ratio is calculated as total noninterest expenses (excluding OREO gains (losses) and merger, acquisition and reorganization expenses, and other non-recurring expenses) divided by fully tax equivalent net interest income plus noninterest income (excluding net securities gains (losses) and other non-recurring items).
(4) The impact of CNB stock held by NBT or CNB capital securities held by NBT is not significant to the above financial information and therefore no adjustments were made.

                      UNAUDITED COMPARATIVE PER SHARE DATA

         We have summarized below the per common share combined information for NBT and CNB on a historical, pro forma combined, and pro forma equivalent basis. The pro forma information gives effect to the merger with CNB accounted for as a pooling of interests, on the assumption that our companies had always been combined for accounting and financial reporting purposes.

         You should read this information in conjunction with the historical financial statements and related notes of NBT and CNB contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma condensed combined financial information set forth under the heading "Unaudited Pro Forma Condensed Combined Financial Statements." You should not rely on the pro forma information as being indicative of the results that we will achieve after the merger.

         The combined company unaudited pro forma data represent the effect of the merger on a share of NBT common stock. The CNB pro forma equivalent data represent the combined company pro forma data before rounding, multiplied by the exchange ratio of 1.2 shares of NBT common stock for each share of CNB common stock, and thereby reflect the effect of the merger on a share of CNB common stock. No adjustments were made for CNB stock held by NBT. Pro forma dividends per share are based on historical dividends of stand alone NBT.



                                                       HISTORICAL                     PRO FORMA
                                                       ----------                     ---------
                                                                              COMBINED         CNB
                                                      NBT      CNB            COMPANY          EQUIVALENT
                                                      ---      ---            -------          ---------
             PER COMMON SHARE
             BASIC EARNINGS
             Six Months Ended:
                  June 30, 2001                      $0.52    $ 0.52            $0.49            $0.59
                  June 30, 2000                       0.40      0.55             0.42             0.50
             Year Ended:
                  December 31, 2000                   0.31      0.93             0.44             0.53
                  December 31, 1999                   1.14      0.84             1.01             1.21
                  December 31, 1998                   1.16      1.01             1.07             1.28

             DILUTED EARNINGS
             Six Months Ended:
                  June 30, 2001                      $0.51    $ 0.52            $0.49            $0.59
                  June 30, 2000                       0.40      0.54             0.41             0.49
             Year Ended:
                  December 31, 2000                   0.30      0.93             0.43             0.52
                  December 31, 1999                   1.12      0.83             1.00             1.20
                  December 31, 1998                   1.14      1.00             1.05             1.26

             CASH DIVIDEND PAID
             Six Months Ended:
                  June 30, 2001                      $0.34    $ 0.18            $0.34            $0.41
                  June 30, 2000                       0.34      0.18             0.34             0.41
             Year Ended:
                  December 31, 2000                   0.68      0.40             0.68             0.82
                  December 31, 1999                   0.66      0.37             0.66             0.79
                  December 31, 1998                   0.59      0.33             0.59             0.71

             BOOK VALUE
             As of:
                  June 30, 2001                      $9.26    $ 8.87            $8.48           $10.18
                  December 31, 2000                   8.77      8.45             8.29             9.95

             TANGIBLE BOOK VALUE
             As of:
                  June 30, 2001                      $7.89    $ 6.51            $6.95            $8.34
                  December 31, 2000                   7.60      6.02             6.89             8.27

                           THE STOCKHOLDERS' MEETINGS

                             THE NBT SPECIAL MEETING

WHEN AND WHERE THE NBT SPECIAL MEETING WILL BE HELD


       NBT will hold a special meeting of stockholders at the Holiday Inn Arena, 2-8 Hawley Street, Binghamton, New York on October 16, 2001 at 10:00 a.m. local time.


WHAT WILL BE VOTED ON AT THE NBT SPECIAL MEETING

       Stockholders will consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of June 19, 2001, between NBT and CNB, under which, among other things:

       o CNB will merge with NBT, with NBT being the surviving corporation;


       o NBT will issue approximately 8.7 million shares of its common stock to the former CNB stockholders upon completion of the merger;


       o Central National Bank, Canajoharie, CNB's wholly-owned subsidiary, will merge with and into NBT Bank, N.A., NBT's wholly-owned subsidiary, with NBT Bank being the surviving bank, and Central National Bank becoming a division of NBT Bank; and

       o The board of directors of the combined company will be expanded to fifteen members by adding three current directors of CNB to the current twelve-member NBT board.


       We may take action on the above matters at the NBT special meeting on October 16, 2001, or on any later date to which the special meeting is postponed or adjourned.


       The NBT board is unaware of other matters to be voted on at the NBT special meeting. If other matters do properly come before the NBT special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, NBT intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying proxy card.

STOCKHOLDERS ENTITLED TO VOTE


       NBT has set August 28, 2001 as the record date to determine which NBT stockholders will be entitled to vote at the NBT special meeting. Only NBT stockholders who held their shares of record as of the close of business on the record date will be entitled to receive notice of and to vote at the NBT special meeting. As of the record date, there were [#####] outstanding shares of NBT common stock. Each NBT stockholder on the record date is entitled to one vote per share, which the stockholder may cast either in person, by properly executed proxy or by telephone or the Internet using the number provided on your proxy card. At the record date, NBT's 401(k) Plan and Employee Stock Ownership Plan owned of record [###,###] shares of NBT's common stock on behalf of the plan's beneficiaries, representing [##.##]% of the outstanding shares of NBT's common stock. Plan beneficiaries vote the shares held under NBT's 401(k) and Employee Stock Ownership Plan. As of the same date, NBT's directors, executive officers and their affiliates owned a total of [###,###] shares of NBT common stock, representing approximately [##.##]% of the shares of NBT common stock then issued and outstanding. Each of NBT's directors and executive officers is expected to vote his or her shares in favor of the merger.


       As of the same date, the trust department of NBT Bank, as fiduciary, custodian or agent, had the power to vote [###,###] shares of NBT common stock, representing approximately [##.##]% of the then issued and outstanding shares of NBT common stock. The trust department of NBT Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how to vote these shares following receipt of this document.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT

       The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding NBT shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement.

       Stock exchange rules prohibit brokers who hold shares of NBT common stock in nominee or "street name" from giving a proxy without specific instructions from the beneficial owners of the shares. We will count these so-called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

       Abstentions and broker non-votes on the proposal to adopt the merger agreement will effectively count as votes against that proposal.

VOTING YOUR SHARES

       The NBT board is soliciting proxies from the NBT stockholders. This will give you an opportunity to vote at the NBT special meeting. The NBT board urges NBT stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to vote by telephone or via the Internet. When you deliver a valid proxy, including voting by telephone or via the Internet, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not either vote by proxy, including by telephone or via the Internet, or attend the special meeting and vote in person, your vote will be counted as not present for quorum purposes and will effectively count as a vote against the proposal to adopt the merger agreement. If you vote by proxy, including by telephone or via the Internet, but make no specification on your proxy that you have otherwise properly executed, the named agent will vote "FOR" adoption of the merger agreement.

       YOU MAY GRANT A PROXY BY DATING, SIGNING AND MAILING YOUR PROXY CARD OR BY VOTING BY TELEPHONE OR VIA THE INTERNET. YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE MEETING.

       Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.


       Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-PROXIES. Telephone voting is available 24 hours a day until 11:59 p.m. local time on October 15, 2001. Telephone voting procedures are designed to authenticate stockholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

       Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.voteproxy.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on October 15, 2001. Internet voting procedures are designed to authenticate stockholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.


       In person. If you attend the NBT special meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the NBT special meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the special meeting.

ESTABLISHING A QUORUM OF STOCKHOLDERS

       If a majority of the total number of issued and outstanding shares of NBT common stock are present at the special meeting, either in person or by proxy, including votes received by telephone or via the Internet, the special meeting will have the quorum of stockholders required for NBT to transact business.

CHANGING YOUR VOTE

       Any NBT stockholder giving a proxy may revoke the proxy at any time before the vote at the special meeting in one or more of the following ways:

       o delivering a written notice to the chief executive officer of NBT bearing a later date than the proxy;

       o giving a later-dated proxy by mail, telephone or via the Internet; or

       o appearing in person and voting at the NBT special meeting. Attendance at the NBT special meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the special meeting.

       You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention:
Chief Executive Officer, or hand deliver the notice of revocation or subsequent proxy to the Chief Executive Officer at or before the taking of the vote at the NBT special meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on October 15, 2001.


SOLICITATION OF PROXIES AND COSTS

       NBT will bear its own costs of solicitation of proxies. NBT will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of NBT common stock held in their names. In addition to the solicitation of proxies by use of the mails, NBT directors, officers and employees may solicit proxies from the NBT stockholders. NBT will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to these directors, officers and employees of NBT in connection with the solicitation. You may direct any questions or requests for assistance regarding this document and related proxy materials to Daryl R. Forsythe, chairman of the board of directors, president and chief executive officer of NBT, via the Internet at dforsythe@nbtbci.com or Michael J. Chewens, executive vice president, chief financial officer and secretary of NBT, by telephone at (607) 337-6520 or via the Internet at mchewens@nbtbci.com.

       Regardless of the number of shares you own, your vote is important to NBT. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or vote by telephone or via the Internet using the telephone number or the Internet address on your proxy card.

RECOMMENDATION OF NBT BOARD

       The NBT board has unanimously approved the merger agreement, the merger and the related matters. The NBT board considered the fairness opinion of NBT's financial advisor when it unanimously approved the merger agreement. The NBT board believes that the merger agreement, the merger and the related matters are in the best interests of NBT and the NBT stockholders, and recommends that the NBT stockholders vote "FOR" adoption of the merger agreement and approval of the merger. See "Proposal 1 -- Adoption of the Merger Agreement and Approval of the Merger -- Recommendation of the NBT Board and NBT's Reasons for the Merger."

                             THE CNB SPECIAL MEETING

WHEN AND WHERE THE CNB SPECIAL MEETING WILL BE HELD


       CNB will hold a special meeting of stockholders at the Fort Rensselaer Club, 4 Moyer Street, Canajoharie, New York on October 16, 2001 at 3:00 p.m. local time.


WHAT WILL BE VOTED ON AT THE CNB SPECIAL MEETING

       Stockholders will consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of June 19, 2001, between CNB and NBT under which, among other things:

       o CNB will merge with NBT, with NBT being the surviving corporation;

       o Central National Bank will merge with and into NBT Bank, with NBT Bank being the surviving bank and Central National Bank becoming a division of NBT Bank;


       o NBT will issue approximately 8.7 million shares of its common stock to the former CNB stockholders upon completion of the merger; and


       o the board of directors of the combined company will be expanded to fifteen and will be composed of twelve current members of the NBT board and three current members of the CNB board.


       We may take action on the above matters at the CNB special meeting on October 16, 2001, or any later date to which the special meeting is postponed or adjourned.


       The CNB board is unaware of other matters to be voted on at the CNB special meeting. If other matters do properly come before the CNB special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, CNB intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying proxy card.

STOCKHOLDERS ENTITLED TO VOTE


       CNB has set August 28, 2001 as the record date to determine which CNB stockholders will be entitled to vote at the CNB special meeting. Only CNB stockholders at the close of business on the record date will be entitled to receive notice of and to vote at the CNB special meeting. As of the record date, there were [######] issued and outstanding shares of CNB common stock. Each CNB stockholder on the record date is entitled to one vote per share, and may cast such votes either in person or by properly executed proxy.


       As of the same date, CNB's directors, executive officers and their affiliates had the power to vote [###,###] shares of CNB common stock, representing [##.##]% of the shares of CNB common stock then issued and outstanding. Each of the directors of CNB has agreed with NBT to vote his CNB shares in favor of the merger. Each of CNB's executive officers also is expected to vote his or her shares in favor of the merger.

       As of the same date, the trust department of Central National Bank, as fiduciary, custodian or agent, had the power to vote [#####] shares of CNB common stock, representing approximately [###]% of the then issued and outstanding shares of CNB common stock. The trust department of Central National Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how to vote these shares following receipt of this document.


       Five directors of CNB who are also stockholders of CNB and one of whom is an executive officer of CNB at the time the merger agreement was signed, have agreed individually that they will vote in favor of adoption of the merger agreement. The number of shares subject to these agreements aggregate 1,276,578 shares or approximately 17.20% of the outstanding common stock of CNB, on the record date.


VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT

       The affirmative vote, either in person or by proxy, of the holders of two-thirds of the outstanding shares of CNB common stock entitled to vote at the special meeting is required to adopt the merger agreement.

       Stock exchange rules prohibit brokers who hold shares of CNB common stock in nominee or "street name" from giving a proxy without specific instructions from the beneficial owners of the shares. We will count these so-called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

       Abstentions and broker non-votes on the proposal to adopt the merger agreement will effectively count as votes against that proposal.

VOTING YOUR SHARES


       The CNB board is soliciting proxies from the CNB stockholders. This will give you an opportunity to vote at the CNB special meeting. The CNB board urges CNB stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to vote by telephone or via the Internet. When you deliver a valid proxy, including voting by telephone or via the Internet, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not either vote by proxy, including voting by telephone or via the Internet, or attend the special meeting and vote in person, your vote will be counted as not present for quorum purposes and will effectively count as a vote against the proposal to adopt the merger agreement. If you vote by proxy, including by telephone or via the Internet, but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares "FOR" adoption of the merger agreement.

       YOU MAY GRANT A PROXY BY DATING, SIGNING AND MAILING YOUR PROXY CARD OR BY VOTING BY TELEPHONE OR VIA THE INTERNET. YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE MEETING.


       Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.


       Telephone. If you hold CNB common stock in your own name and not through a broker or other nominee, you can vote your shares of CNB common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on October 15, 2001. Telephone voting procedures are designed to authenticate stockholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

       Via the Internet. If you hold CNB common stock in your own name and not through a broker or other nominee, you can vote your shares of CNB common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on October 15, 2001. Internet voting procedures are designed to authenticate stockholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.


       In person. If you attend the CNB special meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the CNB special meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the special meeting.

ESTABLISHING A QUORUM OF STOCKHOLDERS


       If a majority of the total number of issued and outstanding shares of CNB common stock are present at the special meeting, either in person or by proxy, including votes received by telephone or via the Internet, the special meeting will have the quorum of stockholders required to transact business.


CHANGING YOUR VOTE

       Any CNB stockholder giving a proxy may revoke the proxy at any time before the vote at the special meeting in one or more of the following ways:

       o delivering a written notice to Holly C. Craver, corporate secretary of CNB, bearing a later date than the proxy;


       o granting a later-dated proxy by mail, telephone or via the Internet; or


       o appearing in person and voting at the CNB special meeting. Attendance at the CNB special meeting will not by itself constitute a revocation of a proxy, unless you complete and submit a ballot at the meeting.


       You should send any written notice of revocation or subsequent proxy to CNB Financial Corp., 24 Church Street, Canajoharie, New York 13317, Attention:
Holly C. Craver, Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the corporate secretary of CNB at or before the taking of the vote at the CNB special meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on October 15, 2001.


SOLICITATION OF PROXIES AND COSTS


       CNB will bear its own costs of solicitation of proxies. CNB will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by those brokerage houses, custodians, nominees and fiduciaries, and CNB will reimburse those brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. In addition to solicitation by use of the mails, CNB's directors, officers and employees may solicit proxies from the CNB stockholders. CNB will not compensate its directors, officers and employees for these efforts but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. CNB has retained D. F. King & Co., Inc., New York, N.Y., to assist in the solicitation of proxies. It is anticipated that the fee of such firm will not exceed $5,000 plus reasonable out-of-pocket costs and expenses. You may direct any questions or requests for assistance regarding this document and related proxy materials to Holly C. Craver, corporate secretary of CNB, by telephone at
(518) 673-3243 or via the Internet at holly.craver@cnbfc.com or you may contact D.F. King at their toll-free number 1-800-431-9629.

       Regardless of the number of shares you own, your vote is important to CNB. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope or vote by telephone or via the Internet using the telephone number or the Internet address on your proxy card.


RECOMMENDATION OF CNB BOARD

       The CNB board has unanimously approved the merger agreement, the merger and the related matters. The CNB board considered the fairness opinion of CNB's financial advisor when it unanimously approved the merger agreement and determined that the value of the consideration to be received by CNB is adequate, but did not specifically adopt the conclusions set forth in the fairness opinion. The CNB board believes that the merger agreement, the merger and related matters are in the best interests of CNB and the CNB stockholders, and recommends that the CNB stockholders vote "FOR" adoption of the merger agreement and approval of the merger. See "Proposal 1 -- Adoption of the Merger Agreement and Approval of the Merger -- Recommendation of the CNB Board and CNB's Reasons for the Merger."

                                   PROPOSAL 1
              (ALL STOCKHOLDERS OF NBT AND ALL STOCKHOLDERS OF CNB)

           ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

The following summary describes the material terms and provisions of the merger agreement and the merger. We have attached a copy of the merger agreement to this document as Appendix A and we have incorporated it into this document by reference. WE URGE ALL STOCKHOLDERS TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY. We qualify this summary in its entirety by reference to the merger agreement.

VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

         The affirmative vote, either in person or by proxy, of the holders of a majority of the outstanding NBT shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement. The affirmative vote, either in person or by proxy, of the holders of two-thirds of the outstanding CNB shares of common stock entitled to vote at the special meeting is required to adopt the merger agreement.

GENERAL

         Under the merger agreement,

         o CNB will merge with and into NBT, with NBT being the surviving corporation, and the separate corporate existence of CNB will cease,

         o NBT will survive and continue its corporate existence under the laws of the State of Delaware under its existing name and charter and its current bylaws. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "Adoption of the Merger Agreement and Approval of the Merger -- Conditions to Complete the Merger," the merger of CNB with and into NBT will become effective on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York.

         o The NBT board will expand to fifteen members, comprised of twelve current NBT directors and three current CNB directors or individuals designated by these CNB directors if they cannot serve.

         o  Simultaneously with the completion of the NBT and CNB merger,

            o Central National Bank, Canajoharie will merge with and into NBT Bank, National Association, and will become a division of NBT Bank;

            o the separate corporate existence of Central National Bank will cease; and

            o NBT Bank will be the surviving bank in the bank merger and continue its national association existence under the laws of the United States of America under its current name, charter and bylaws.

         o Each share of CNB common stock issued and outstanding at the effective time of the merger will convert into the right to receive
            1.2 shares of NBT common stock upon completion of the merger. Upon completion of the merger, NBT will issue its stock to the former CNB stockholders.


         o NBT will issue an aggregate of approximately 8.7 million of its shares of common stock to the former CNB stockholders at the effective time of the merger; NBT will not issue fractional shares in the merger but instead will pay cash to each holder of a fraction of a share of NBT common stock following the merger.


         o  We expect to complete the merger in the fourth quarter of 2001.

BACKGROUND OF AND REASONS FOR THE MERGER

         NBT and CNB have for many years operated community-based banking franchises in their respective areas of New York State, and the managements of the two companies came to know each other well. In 1986, NBT Bank and Central National Bank entered into an agreement to merge, but the merger was not consummated. From time to time since that occasion, management of NBT raised with management of Central National Bank or CNB the possibility of the two companies merging, and preliminary merger discussions were held in 1999, but CNB chose to continue to follow the growth strategy discussed below, and no agreement was reached.

         Although other institutions made preliminary inquiries of CNB from time to time, they presented no specific proposals to CNB, and CNB did not actively seek out potential acquisition partners. In 1997, CNB adopted a strategic initiative to increase the company's earnings and asset size through geographic diversification. As part of this strategy, Central National Bank began establishing new branches and acquired five branches from Astoria Federal Savings and Loan Association in 1999. CNB established a goal of reaching $1 billion in assets by the end of 2000. During 2000, however, the areas served by Central National Bank experienced slower economic growth than anticipated. In August 2000, CNB retained CIBC to provide general strategic advice, including analysis of strategic alternatives such as possible acquisitions and sales. CNB's assets fell slightly short of the $1 billion goal at year-end 2000. At this point, CNB decided to wait until the end of 2001 to see if the initiatives it already had implemented would produce the targeted growth.

         As part of the long term planning of NBT, its board of directors has periodically reviewed and evaluated various strategic options and alternatives available to maximize the economic return to NBT stockholders. These options and alternatives have included the acquisition of banks and branches of banks. Prior to NBT's acquisition of Lake Ariel Bancorp, Inc. in February 2000, all of NBT's discussions to explore growth opportunities through acquisitions had related to New York financial institutions and, during the 1997-1999 period, had not culminated in any acquisitions. Consequently, in late 1999 and 2000, NBT focused its attention on markets in northeastern Pennsylvania. The result was NBT's acquisitions of two bank holding companies based there, Lake Ariel Bancorp, Inc. and Pioneer American Holding Company Corp. These two institutions, together with eight northeastern Pennsylvania branches acquired in 2000 from two other financial institutions, constitute the Pennstar Bank division of NBT Bank. NBT also acquired a Utica, New York based broker-dealer, M. Griffith, Inc., in 2000 to further its strategy of developing a broader product and service line as a financial services holding company.

         In late 2000 and 2001, NBT refocused its bank acquisition efforts in New York State, acquiring a northern New York banking company, First National Bancorp, Inc., as well as agreeing to acquire deposits of a supermarket branch of another financial institution in a transaction that is expected to be completed in the third quarter of 2001. Due primarily to these strategic acquisitions in Pennsylvania and New York, NBT increased its asset size from approximately $1.4 billion at December 31, 1999 to approximately $2.7 billion at June 30, 2001 and achieved broader geographic coverage and economic diversification consistent with its goals.

         During December 2000, Daryl R. Forsythe, NBT's president and chief executive officer, told Van Ness D. Robinson, the chairman of the board of CNB, that NBT wished to explore the feasibility under the federal antitrust laws of a hypothetical merger between NBT and CNB. Mr. Forsythe said that NBT did not wish to spend the time and incur the costs of such an inquiry if, irrespective of the conclusions, Mr. Robinson felt that CNB would be totally opposed to considering such a merger. Mr. Robinson offered to relay this conversation to the Executive Committee of the CNB board and solicit its view. The Executive Committee of CNB considered the matter and advised Mr. Forsythe in February 2001 that, while CNB had made no decision to alter its independent growth strategy, it was not opposed to NBT's conducting its own exploration of the feasibility of a merger under the federal antitrust laws.

         On March 16, 2001, management of another bank holding company met with the Mergers and Acquisitions Committee of the CNB board to discuss informally a possible affiliation between that bank holding company and CNB. The CNB board subsequently considered the matter and determined to continue to pursue CNB's previously adopted growth strategy. CNB therefore did not pursue the transaction with the other company further, and the other company subsequently did not renew its contacts with CNB.

         On April 20, 2001, representatives of NBT's special counsel, Duane, Morris & Heckscher LLP, conferred with Mr. Forsythe regarding the results of counsel's preliminary assessment of the feasibility under the federal antitrust laws of a possible merger of NBT and CNB. Based on that conference, management of NBT concluded that a merger of NBT and CNB warranted further consideration. Subsequently, NBT management authorized its investment banker, MB&R, to develop a range of pricing scenarios for an NBT/CNB merger.

         In late April 2001, Mr. Forsythe telephoned Mr. Robinson, relayed the substance of counsel's preliminary assessment, and indicated NBT's interest in discussing a possible merger. Mr. Robinson indicated that the CNB board was continuing to pursue its strategy of independent growth. However, he offered to discuss the concept of CNB merging with NBT at the next CNB Executive Committee meeting in May 2001.

         In early May 2001, the CNB Executive Committee determined to discuss the concept of a possible merger with NBT in greater detail. On May 25, 2001, Mr. Forsythe met with the members of the CNB board at an executive session of the board. At that meeting, Mr. Forsythe presented results of counsel's preliminary antitrust review and described certain of the elements of the possible merger he envisioned , including a divisional structure with Central National Bank maintaining its own divisional name, divisional headquarters, and divisional board of directors, and with three individuals associated with CNB joining the NBT board of directors. Mr. Forsythe also outlined a pricing methodology that would affect what NBT would consider paying for CNB, based upon different levels of cost savings that potentially could be achieved in the transaction and upon the transaction qualifying for pooling-of-interests accounting treatment. The committee advised Mr. Forsythe that CNB would consider Mr. Forsythe's presentation at the next regularly scheduled meeting of the CNB board on May 31, 2001.

         At the May 31 meeting, the CNB board discussed NBT's interest and decided that the CNB Executive Committee should consider it further at its regular meeting on June 4, 2001. At the June 4 meeting, a representative of CIBC met with the CNB Executive Committee to review the possible terms of a potential transaction. After further discussion, the CNB Executive Committee authorized management of CNB to proceed with reciprocal due diligence and the negotiation of terms of a definitive agreement. On June 5, 2001, CNB formally retained CIBC to assist it in connection with a potential transaction.

         On June 6, 2001, NBT and CNB entered into reciprocal confidentiality agreements and set a schedule for their reciprocal due diligence reviews. NBT conducted its review of CNB beginning on June 8, 2001, and CNB conducted its review of NBT beginning on June 11, 2001. Meanwhile, on June 8, 2001, Duane, Morris & Heckscher LLP distributed to NBT, CNB, and their respective advisors a first draft of definitive merger documentation. Thereafter, the parties proceeded to negotiate the form and content of the merger documents.

         Mr. Forsythe and certain other members of NBT management and representatives of MB&R met with Mr. Robinson, CNB president Donald L. Brass, and representatives of CIBC on June 12, 2001. At this meeting, various terms of the merger were discussed, including potential cost savings and potential pricing terms. Based upon their assessments of achievable cost savings in a merger and the applicability of pooling-of-interests accounting treatment, representatives of the parties agreed that a fixed exchange ratio of 1.2 shares of NBT stock for each share of CNB stock appeared to be reasonable. No agreement was reached at this time, however. The parties' representatives each agreed to schedule board meetings on June 18, 2001 for formal consideration of the exchange ratio and the merger agreement and related documents.

         From June 13 to June 18, 2001, the parties and their advisors continued to work on negotiating the merger documents. A meeting was held on June 17, 2001 at which the parties and their representatives addressed each of the remaining outstanding issues in connection with the merger agreement and related documents.

         On June 18, 2001, the CNB board held a special meeting to consider the transaction. At the meeting, members of CNB management and representatives of its financial advisor, CIBC, and its special legal counsel, Arnold & Porter, made presentations to the board. The presentations included a summary of the results of CNB's due diligence review of NBT and an outline of the proposed transaction and the factors that should be considered before reaching any conclusion on the matter. Among other things, a representative of CIBC indicated that, based on the terms of the transaction, CIBC was prepared to deliver to the board, at the time it voted on the transaction, an opinion that the proposed fixed exchange ratio was fair, from a financial point of view, to CNB's stockholders. The CNB board discussed the transaction in detail and raised a number of issues it wished the parties to address further before voting on the transaction. The board then adjourned the meeting until June 19.

         Similarly, on June 18, 2001, the board of directors of NBT held a special meeting to consider the transaction. The NBT board received presentations from its financial advisor, MB&R, and its special legal counsel, Duane, Morris & Heckscher LLP, concerning the history of the negotiations, the structure and terms of the transaction, the legal, regulatory and antitrust issues the transaction presented, the factors the board should consider in voting on the merger agreement, and the duties of the directors under applicable law. Following consideration and discussion of these matters and without taking any action on the proposal, the NBT board decided to adjourn the meeting until the following morning.

         The NBT board reconvened on June 19, 2001 and considered the proposed transaction further. At that time, MB&R provided its oral opinion that, subject to the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, the proposed fixed exchange ratio was fair to the NBT stockholders from a financial point of view. After questions and comments, the NBT board members present voted unanimously to authorize entry into the merger agreement and the stock option agreement.

         The CNB board also reconvened on June 19, 2001. Each of the additional issues raised in the course of the previous day's meeting was addressed. CIBC rendered an oral opinion (subsequently delivered in writing) to the board that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, the proposed fixed exchange ratio was fair to the CNB shareholders from a financial point of view. At the conclusion of the board's discussions, the CNB board unanimously approved the merger agreement and related documents. CNB and NBT then executed the merger agreement and the stock option agreement and issued a joint press release announcing the execution of the merger agreement.


RECOMMENDATION OF THE NBT BOARD AND NBT'S REASONS FOR THE MERGER

         In reaching its determination to approve and adopt the merger agreement and to recommend the merger agreement and the merger to the NBT stockholders for their consideration and approval, the NBT board considered a number of factors, including, without limitation, the following:

         o the NBT board's familiarity with and review of the business, operations, financial condition and earnings of NBT on both a historical and a prospective basis;

         o  the NBT board's familiarity with NBT's historical stock price;

         o the NBT board's knowledge and review of the business, operations, financial condition and earnings of CNB on both a historical and a prospective basis; the historical stock price of CNB; and the pro forma financial condition, earnings, and prospects of the combined NBT and CNB following their merger;

         o the detailed financial presentation of NBT's financial advisor, McConnell, Budd & Romano, Inc., which we refer to in this document as "MB&R," to the directors of NBT on June 18 and 19, 2001, including the oral opinions of MB&R rendered to the NBT board on June 19, 2001 to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by MB&R, the proposed fixed exchange ratio was fair from a financial point of view to the holders of NBT common stock;

         o  the terms of the merger agreement;

         o the general impact that the merger is expected to have on various constituencies of NBT, including its customers, employees, and communities;

         o the NBT board's assessment of the current and prospective economic and competitive environment facing the financial services industry generally, and NBT in particular, including the continued rapid consolidation in the industry, the increasing importance of operational scale in remaining competitive and supporting the necessary investments in technology, and the benefits of geographic and product diversification;

         o the consistency of the merger with NBT's long-term business strategies;

         o the relative strength of the markets served by NBT in comparison with more robust economies, and the fact that the merger would result in a more geographically diverse financial institution, greatly expanding NBT's opportunities in Central and Eastern New York;

         o the cost of investment in technology which could improve the efficiency and, accordingly, the competitive posture of NBT;

         o the current and prospective economic, regulatory and competitive environment facing financial institutions, including NBT;

         o the tax treatment of the merger as a reorganization and the accounting treatment of the merger as a pooling of interests;

         o the option agreement, including the possibility that the existence of the stock option agreement could discourage third parties from offering to acquire CNB by increasing the financial cost of acquisitions by a third party, and the recognition that NBT's and CNB's entering into the stock option agreement was a condition to NBT's willingness to enter into the merger agreement;

         o the likelihood of receiving all of the regulatory approvals required for the merger to take place;

         o the anticipated operating synergies to be realized through the merger, although we can give no assurances in this regard, including the opportunity to reduce significantly the aggregate non-interest expense that NBT and CNB currently incur in areas such as salaries and benefits, occupancy expense, professional and outside service fees, information services and communications, and other areas, and although no assurances can be given in this regard, the anticipated effect of these synergies upon earnings per share;

         o the anticipated opportunities for revenue enhancements expected to be available to the combined company following the merger, although we can give no assurances in this regard;

         o the fact that CNB and NBT share many cultural traits, including a history of community service, dedication to smaller and lower-growth markets, loyalty to their historical markets during periods of fluctuations in economic fortunes, and concern for employee welfare; and

         o the level of experience and business acumen to be added to the board of directors of the combined company.

         The discussion in this section of the information and factors considered by the NBT board is not intended to be exhaustive but includes all material factors considered by the NBT board. In view of the wide variety of material factors considered in connection with its evaluation of the merger, the NBT board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, individual directors may have given differing weights to different factors.

         For the reasons cited above, the NBT board unanimously approved the merger agreement and believes the merger is fair to, and is in the best interest of, its stockholders. Accordingly, the NBT board unanimously recommends that holders of NBT common stock vote "FOR" adoption of the merger agreement and approval of the merger.

RECOMMENDATION OF THE CNB BOARD AND CNB'S REASONS FOR THE MERGER

         The CNB board has approved the merger agreement and has determined that the merger of NBT and CNB is in the best interests of CNB and its stockholders. The CNB board unanimously recommends that you vote to adopt the merger agreement and approve the merger. In reaching its decision to adopt the merger agreement and recommend that its stockholders consider the merger agreement and vote to adopt the merger agreement and approve the merger, the CNB board consulted with senior management, its financial advisor, CIBC, and special outside counsel and considered a variety of factors, including those listed below. While the following list reflects all of the material factors considered by the CNB board, in view of the variety and complexity of the factors it considered in evaluating the merger proposal the CNB board did not consider it practical, and did not try, to quantify or assign relative weights to specific factors it considered. Also, individual directors may have assigned different weights to different factors.

         o the CNB board's familiarity with and review of the business, operations, financial condition and earnings of CNB on both a historical and a prospective basis;

         o  the CNB board's familiarity with CNB's historical stock price;

         o the CNB board's knowledge and review of the business, operations, financial condition and earnings of NBT on both a historical and a prospective basis; the historical stock price of NBT; and the pro forma financial condition, earnings, and prospects of the combined CNB and NBT following their merger; in this regard, the CNB board took into account the results of CNB's due diligence review of NBT;

         o the detailed financial presentation of CNB's financial advisor, CIBC, to the directors of CNB on June 18, 2001, including the opinion of CIBC rendered to the CNB board on June 19, 2001 to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by CIBC, the proposed exchange ratio was fair from a financial point of view to the holders of CNB common stock;

         o the terms of the transaction, including estimates that the transaction would be accretive to earnings and tangible book value to CNB stockholders in the first full year of combined operations, as well as the opportunity for CNB stockholders to receive a substantial premium over recent market prices for their shares;

         o the general impact that the merger is expected to have on various constituencies of CNB, including its customers, employees, and communities;

         o the CNB board's assessment of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and CNB in particular, including the continued rapid consolidation in the industry, the increasing importance of operational scale in remaining competitive and supporting the necessary investments in technology, and the benefits of greater geographic and product diversification;

         o the CNB board's assessment of the benefits and risks of remaining independent, including the limitations on opportunities for geographic expansion and the costs of maintaining adequate technology and other infrastructure;

         o the expectation that the merger will be tax-free for federal income tax purposes to CNB and its stockholders and will be accounted for as a pooling of interests;

         o the likelihood of receiving all of the regulatory approvals required for the merger to take place;

         o the belief of the CNB board that the terms of the agreement and plan of merger are attractive in that the agreement allows stockholders of CNB to become stockholders of an institution substantially larger in terms of assets, stockholders' equity, and shares of common stock outstanding compared with the current CNB, and that the larger total market capitalization of the combined company should provide CNB stockholders with the opportunity to participate in a company with higher trading volumes and enhanced trading liquidity, help to enhance the appeal of the stock of the combined company as an investment among both individual and institutional investors, and assist the combined company in achieving greater recognition and credibility within the financial services industry and among stock analysts and other industry observers;

         o the anticipated operating synergies expected to be realized through the merger, including the opportunity to reduce significantly the aggregate non-interest expense that CNB and NBT currently incur in areas such as salaries and benefits, occupancy expense, professional and outside service fees, information services and communications, and other areas, and the anticipated effect of these synergies upon earnings per share;

         o the anticipated opportunities for revenue enhancements expected to be available to the combined company following the merger;

         o the fact that NBT and CNB share many cultural traits, including a history of community service, dedication to smaller and lower-growth markets, loyalty to their historical markets during periods of fluctuations in economic fortunes, and concern for employee welfare;

         o the option agreement and the termination fee, including the possibility that the existence of the stock option agreement and the termination fee could discourage third parties from offering to acquire CNB by increasing the financial cost of acquisitions by a third party; and the recognition that CNB's and NBT's entering into the stock option agreement and agreeing to the termination fee was a condition to both parties' willingness to enter into the merger agreement; and

         o the arrangements with respect to CNB's directors and officers, including membership of three current CNB directors or their designees on the NBT board of directors, the service and non-competition agreement with Mr. Brass and the employment agreement with Mr. Corso.

         After deliberating on the merger agreement and the merger, and considering, among other things, the matters discussed above, the CNB board unanimously approved the merger agreement and the merger, including the stock option agreement, as being in the best interests of CNB and its stockholders.

         In reviewing the potential benefits and risks of the merger, the CNB board believed that in light of CNB's research into the possibility of other business combinations, the likelihood of receiving a more favorable acquisition proposal was limited, and that the stock option and the termination fee would not unduly discourage a proposal that otherwise would have been made. The CNB board also took into account the likelihood that the merger would lead to the loss of a substantial number of jobs and the departure of key personnel, but believed that this risk was mitigated to some extent by the staff retention and severance arrangements negotiated in connection with the merger. On balance, the CNB board concluded that the potential risks of the merger clearly were outweighed by the likely benefit to CNB stockholders.

         Accordingly, the board of directors of CNB unanimously recommends that holders of CNB common stock vote "FOR" adoption of the merger agreement and approval of the merger.

OPINION OF NBT'S FINANCIAL ADVISOR

         On June 19, 2001, MB&R, NBT's financial advisor, delivered its oral opinion to the board of directors of NBT, that as of that date, the fixed exchange ratio at which shares of NBT common stock will be prospectively exchanged for shares of CNB common stock was fair from a financial point of view to NBT stockholders. The oral opinion has been updated and reconfirmed as of the date of this document and has been rendered in written form, as attached to this document in Appendix B. MB&R's evaluation of the exchange ratio of 1.2 shares of NBT common stock for each share of CNB common stock, was based on consideration of numerous factors, including the following:

         o an analysis of the historical and projected future contributions to recurring earnings by the parties;

         o an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis using an assumed pooling of interests method of accounting;

         o consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of NBT;

         o consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

         o the probable impact on dividends per share to be received by NBT stockholders as a result of the contemplated transaction;

         o the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

         o the apparent adequacy or inadequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

         o the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

         o a review of the composition and maturity structure of the deposit bases of each of the parties;

         o consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

         o analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of each of the parties;

         o consideration of the accounting equity capitalization, tangible equity capitalization and the projected adequacy thereof for the parties and the combined company;

         o consideration of the pro forma market capitalization of the anticipated combination; and

         o contemplation of other factors, including certain intangible factors.

         MB&R has acted as a general financial advisor to NBT on a contractual basis since October 20, 1994 in connection with the development and implementation of the NBT strategic plan and has assisted NBT in the evaluation of numerous hypothetical and/or potential affiliation opportunities since that date. Prior to the pending transaction, NBT has executed four merger agreements with commercial banks since 1999. MB&R has acted as financial advisor to NBT in all four transactions. Three of these mergers were completed successfully -- Lake Ariel Bancorp, Inc., Pioneer American Holding Company Corp. and First National Bancorp, Inc. The First National Bancorp transaction was completed on June 1, 2001; and the terms of that acquisition and the pro forma financials were included in MB&R's analysis concerning the CNB transaction. The transaction with BSB Bancorp, Inc. announced on April 20, 2000 was terminated by mutual consent on October 4, 2000. With respect to the pending transaction involving CNB, MB&R has advised NBT during the evaluation and participated in the due diligence and negotiation process leading up to the execution of the merger agreement. MB&R has provided NBT with a number of analyses as to the range of financially feasible exchange ratios that might be agreed to in a hypothetical transaction.

Representatives of MB&R met with the executive management and NBT board or designated committees of the board on six separate occasions during the period from May 15, 2001 to June 19, 2001, in connection with the analysis of the strategic and tactical options available to NBT and the negotiation of the terms of the pending transaction. The determination of the applicable fixed exchange ratio was arrived at in an arms' length negotiation between CNB and NBT in a process in which MB&R advised NBT and participated both directly and indirectly in the negotiations.

         MB&R was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the New York banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, MB&R is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and in connection with its equity brokerage business, which specializes in the securities of financial institutions. MB&R also publishes proprietary earnings estimates and equity research reports on numerous financial institutions. Members of the corporate finance advisory group of MB&R have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a broker-dealer, MB&R may, from time to time, purchase securities from and sell securities to NBT or CNB and as a market maker in securities, MB&R and/or certain of its employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of NBT or CNB for their own accounts or for the accounts of customers of MB&R.

         The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&R is attached to this document as Appendix B. MB&R urges that all NBT stockholders read the Opinion in its entirety and the joint proxy statement/prospectus in its entirety. The Opinion of MB&R is directed only to the fixed exchange ratio at which shares of CNB common stock may be exchanged for shares of NBT common stock. The Opinion of MB&R does not constitute a recommendation to any holder of NBT common stock as to how such holder should vote at the NBT special meeting. The summary of the Opinion and the matters considered in our analysis set forth in this joint proxy statement/prospectus are qualified in their entirety by reference to the text of the Opinion itself. The Opinion is necessarily based upon conditions as of the date of the Opinion and upon information made available to MB&R through the date thereof. In terms of the analytical process followed, no limitations were imposed by the NBT board upon MB&R with respect to the investigations made, matters considered or procedures followed in the course of rendering its opinions.

       In arriving at its oral opinion and updating the opinion for inclusion in written form in this document, MB&R considered the following:

       o the merger agreement by and between NBT and CNB, dated June 19, 2001;

       o this document in substantially the form to be sent to NBT stockholders;

       o CNB's annual reports to stockholders for 1998, 1999 and 2000;

       o CNB's annual reports on Form 10-K for 1998, 1999 and 2000;

       o CNB's quarterly report on Form 10-Q for the first calendar quarter of 2001;

       o CNB's news release with respect to the results of operations for the second calendar quarter of 2001;


       o NBT's annual reports to stockholders for 1998, 1999 and 2000;

       o NBT's annual reports on Form 10-K for 1998, 1999 and 2000;

       o NBT's quarterly report on Form 10-Q for the first calendar quarter of 2001;


       o NBT's news release with respect to the results of operations for the second calendar quarter of 2001;


       o discussions of financial forecasts relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies;

       o the recent historical record of reported prices, trading volume and trading patterns for both CNB and NBT; and

       o the recent historical record of cash and stock dividend payments for both CNB and NBT.

         In arriving at its oral opinion and updating the opinion for purposes of the written opinion, which is appended to this document, MB&R also considered the following:

         o it held discussions with members of the senior management of CNB concerning the past and current results of operations of CNB, its current financial condition and management's opinion of its future prospects;

         o it also held discussions with members of the senior management of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects;

         o based primarily on anecdotal information, supplemented by the analysis of certain available demographic data, it gave consideration to the current state of and future prospects for the economy of New York generally and the relevant market areas for CNB and NBT in particular;

         o it employed specific merger analysis models developed by MB&R to evaluate potential business combinations of financial institutions using both historical reported information and projected future results, including the achievement of specific amounts of cost savings as a result of the proposed transaction, and reviewed the results; and

         o it performed such other studies and analyses as it considered appropriate under the circumstances associated with this particular transaction.

         MB&R's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of rendering its opinion, MB&R has assumed and relied upon the accuracy and completeness of the information provided to it by NBT and CNB and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&R has not completed any independent valuation or appraisal of any of the assets or liabilities of either NBT or CNB and has not been provided with such valuations or appraisals from any other source. With respect to any forecasts considered by MB&R in the course of rendering its opinion, MB&R has assumed without independent verification that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of NBT and CNB as to the most likely future performance of their respective companies.

         The following is a summary of the material analyses employed by MB&R in connection with rendering its opinion. MB&R has utilized for the NBT financial analysis pro forma financial data adjusted for the First National Bancorp transaction. Given that it is a summary, it is not a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&R in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&R did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&R believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&R has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of NBT, CNB or MB&R. Estimates which are referred to in MB&R's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

ANALYSIS OF THE FIXED EXCHANGE RATIO

         The consideration of 1.2 shares of NBT common stock represents the following values and multiples utilizing several different measures of the value of NBT common stock.


         ---------------------------------------------------------------------------------------------------------------------------
                                                      Closing Price as of  Five Day Average  Twenty Day Average  Closing Price as of
                                                            6/18/01        Ending on 6/18/01  Ending on 6/18/01      8/27/01
         ---------------------------------------------------------------------------------------------------------------------------
         Value of One Share of NBT Common Stock             $15.25            $15.03            $15.42                $[##.##]
         ---------------------------------------------------------------------------------------------------------------------------
         Value of 1.2 Shares of NBT Common Stock            $18.30            $18.04            $18.50                $[##.##]
         ---------------------------------------------------------------------------------------------------------------------------
         Total Transaction Value                            $140mm            $138mm            $142mm                $[###]mm
         ---------------------------------------------------------------------------------------------------------------------------
         Deal Premium to CNB's last trade and recent
         average values                                      33%               31%                35%                   ##%
         ---------------------------------------------------------------------------------------------------------------------------
         Deal Value / LTM Core EPS                          18.12x            17.86x            18.32x                [##.##]x*
         ---------------------------------------------------------------------------------------------------------------------------
         Deal Value / Estimated 2001 EPS                    14.64x            14.43x            14.80x                [##.##]x
         ---------------------------------------------------------------------------------------------------------------------------

* Based on CNB's last twelve months reported results through June 30, 2001.

CONTRIBUTION ANALYSIS

         Based on financial data for CNB and NBT as of March 31, 2001 and the per share price of NBT as of June 18, 2001, the relative contributions of the parties to the proforma NBT on a pooling basis would have been approximately as follows, had the proposed transaction been consummated as of that date:

                                  Proforma Contribution Table
                                  ---------------------------
                                        As of 03/31/01

                ----------------------------------------------------------------
                            Item                           NBT         CNB
                ----------------------------------------------------------------
                Proposed Ownership                        73.4%       26.6%
                ----------------------------------------------------------------
                Assets                                    73.6%       26.4%
                ----------------------------------------------------------------
                Loans                                     77.4%       22.6%
                ----------------------------------------------------------------
                Deposits                                  71.4%       28.6%
                ----------------------------------------------------------------
                Common Equity                             77.6%       22.4%
                ----------------------------------------------------------------
                Tangible Common Equity                    80.8%       19.2%
                ----------------------------------------------------------------
                2002 Estimated Net Income of Combined
                Company                                   78.2%       21.8%
                ----------------------------------------------------------------


SPECIFIC ACQUISITION ANALYSIS

         MB&R employs proprietary analytical models to examine transactions involving banking companies. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures. The models inquire into the likely economic feasibility of a given transaction at a given price level or a specified exchange rate while employing a specified transaction structure. The models also permit evaluation of various levels of potential non-interest expense savings which might be achieved along with various potential implementation time-tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given transaction.

         Utilizing these models, MB&R prepared pro forma analyses of the financial impact of the merger to the NBT stockholders. MB&R compared estimated earnings per share of NBT on a stand-alone basis for fiscal year 2001 and 2002 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for fiscal year 2001 and 2002. MB&R's analysis suggests that the merger will be accretive to NBT stockholders on a quarterly basis beginning in fiscal year 2002, based on the assumptions employed.

ANALYSIS OF OTHER COMPARABLE TRANSACTIONS

         MB&R is reluctant to place much emphasis on the analysis of comparable transactions ("Comparable Analysis") as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&R believes that such analysis frequently fails to adequately take into consideration such factors as:

         o material differences in the underlying capitalization of the comparable institutions which are being acquired;
         o differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;
         o failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;
         o material differences in the form or forms of consideration used to complete the transaction;
         o differences between the planned method of accounting for the completed transaction;
         o such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

         With these potentially serious reservations in mind, we nonetheless examined statistics associated with 44 transactions (excluding the subject transaction) involving commercial banks. The following criteria were utilized to create the sample:

         o  The acquired institutions are all commercial banks.
         o All transactions were announced between January 1, 1999 and June 18, 2001.
         o Target's assets were greater than $500 million and less than $1.5 billion.

         The table which follows permits a comparison of the mean and median values for two selected statistics arising from the list of 44 transactions evaluated with the "comparable" statistics calculated for the transaction which is described in this joint proxy statement/prospectus.


                                   "COMPARABLE" STATISTICS AS OF THE ANNOUNCEMENT DATE:
         ------------------------------------------------------------------------------------------------
         Compared Statistics             Announced Transaction                Announced Transaction
                                       Price/Tangible Book Value        Price/Trailing 12 Months Earnings
         ------------------------------------------------------------------------------------------------
         NBT/CNB Financial                       2.88x                                18.1*x
         ------------------------------------------------------------------------------------------------
         Sample (44 Transactions)
         Mean                                    2.76x                                21.8x
         Median                                  2.70x                                20.3x
         ------------------------------------------------------------------------------------------------
         2001 (8 Transactions)
         Mean                                    1.91x                                19.0x
         Median                                  1.92x                                18.7x
         ------------------------------------------------------------------------------------------------
         2000 (16 Transactions)
         Mean                                    2.72x                                20.1x
         Median                                  2.77x                                19.3x
         ------------------------------------------------------------------------------------------------
         1999 (20 Transactions)
         Mean                                    3.13x                                23.9x
         Median                                  2.90x                                22.9x
         ------------------------------------------------------------------------------------------------
         NY, NJ & PA (7 Transactions)
         Mean                                    2.76x                                20.4x
         Median                                  2.86x                                18.7x
         ------------------------------------------------------------------------------------------------


*  CNB's LTM Core EPS of $1.01 as reported by SNL Securities LC

         The proposed transaction is above the mean and median of the full sample of 44 transactions in terms of price1 to tangible book value. We however do not regard this particular measure of relative value as particularly meaningful due to the wide variations between stated capitalization ratios of the target companies in the sample relative to CNB and the even wider variations between the tangible capitalization ratios of the sample target companies and CNB.

         The proposed transaction falls below both the mean and the median of all five comparison groupings reviewed in terms of price2 divided by trailing 12 months earnings for the target companies. Again, given our serious reservations about the meaningfulness of such comparisons, we are reluctant to draw any conclusions based on our review of this data.

CONCLUSION

         Based on the sum of our various analyses and taking into consideration the various factors which we believe to be relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, we believe that the fixed exchange ratio which will govern the exchange of shares of NBT common stock for shares of CNB common stock is fair from a financial point of view to the stockholders of NBT. Our signed and dated written opinion appears in Appendix B.

COMPENSATION OF MB&R

         Pursuant to a letter agreement with NBT dated June 18, 2001, MB&R will receive a fixed fee of $700,000. This fee will be divided into several payments, which correspond with the successful completion of specific events. MB&R was paid $200,000 after the execution of the merger agreement for the pending transaction with CNB and will be paid a further $150,000 upon issuance of its Opinion to be included as an exhibit to this joint proxy statement/prospectus. Payment of the balance of the fee ($350,000) will be conditioned on the closing of the pending transaction.

--------

1 Based on the fixed exchange ratio and the closing market value of NBT common stock as of June 18, 2001.
2 Based on the fixed exchange ratio and the closing market price of NBT common stock as of June 18, 2001.

         The fee payable to MB&R represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations, and participation in the drafting of documentation, and for the rendering of the Opinion. In addition, NBT has agreed to reimburse MB&R for its reasonable out-of-pocket expenses incurred in connection with the transaction. NBT also has agreed to indemnify MB&R and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

         MB&R has filed a written consent with the SEC relating to the inclusion of its fairness opinion and the reference to such opinion and to MB&R in the registration statement in which this joint proxy statement/prospectus is included. In giving such consent, MB&R did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor did MB&R thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term "expert" as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

OPINION OF CNB'S FINANCIAL ADVISOR

         On June 5, 2001, CNB signed an engagement letter with CIBC, whereby CIBC was engaged to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, to CNB stockholders of the exchange ratio to be received in connection with the proposed merger. Under the terms of its engagement, CIBC agreed to assist CNB in analyzing, structuring, negotiating and effecting a transaction with NBT. CIBC was originally retained on a general advisory basis by CNB on August 8, 2000. CNB selected CIBC because CIBC is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with CNB and its business. As part of its investment banking business, CIBC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

         Representatives of CIBC presented its financial analysis of the merger in meetings of the CNB board held on June 18 and 19, 2001 at which the CNB board considered the merger agreement. The board also reviewed, with the assistance of counsel, the legal aspects of the proposed merger agreement. On June 19, 2001, at a reconvened meeting of the CNB board, CIBC rendered an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by CIBC, the exchange ratio was fair to the holders of shares of CNB common stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this document.

         CIBC's opinion of June 19, 2001 has been updated for purposes of this document. The full text of CIBC's opinion dated as of the date of this document is attached as Appendix C to this document and is incorporated into this document by reference. The description of the opinion set forth in this document is qualified in its entirety by reference to Appendix C. CNB stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by CIBC in connection its opinion.


         CIBC'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE CNB SHAREHOLDERS AS OF THE DATE OF THIS DOCUMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE CNB BOARD IN CONNECTION WITH THE MERGER. CIBC'S OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER OR THE PRICE OR RANGE OF PRICES AT WHICH SHARES OF CNB COMMON STOCK OR NBT COMMON STOCK MAY TRADE SUBSEQUENT TO THE ANNOUNCEMENT OR COMPLETION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CNB STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED TO THE MERGER. CIBC DID NOT DETERMINE OR RECOMMEND THE AMOUNT OF CONSIDERATION TO BE PAID IN CONNECTION WITH THE MERGER. THE CONSIDERATION OF 1.2 NBT SHARES FOR EACH SHARE OF CNB WAS BASED ON GOOD FAITH NEGOTIATIONS BETWEEN NBT AND CNB.


         In connection with rendering its opinion, CIBC reviewed:

         o the merger agreement, the Affiliates Agreement, Bank Merger Agreement, Stock Option Agreement and the Voting Agreement;

         o CNB's and NBT's audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000;

         o CNB's and NBT's unaudited consolidated financial statements for the three months ended March 31, 2001;

         o financial projections of CNB and NBT prepared by each respective Company as well as projected cost savings estimates expected to be achieved as a result of the merger, prepared by and reviewed with management of CNB and NBT;

         o the historical market prices and trading volume for CNB common stock and NBT common stock;

         o views of senior management of CNB and NBT of their past and current business operations, results thereof, financial condition and future prospects of CNB and NBT;

         o publicly available financial data for companies we deemed comparable to CNB and NBT;

         o publicly available financial information for transactions that we deemed comparable to the merger;

         o  public information concerning CNB and NBT;

         o the current market environment generally and the banking environment in particular; and

         o such other financial studies, analyses and investigations and financial, economic and market criteria as we deemed appropriate in this instance.

         In rendering its opinion, CIBC assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by CNB and NBT, including that contemplated in the items above, and CIBC has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of CNB or NBT or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. CIBC is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of CNB or NBT, nor has it reviewed any individual credit files relating to CNB or NBT. In addition, it has not conducted any physical inspection of the properties or facilities of CNB or NBT. CIBC also assumed and relied upon the senior management of CNB and NBT as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases of the forecasts) provided to and discussed with CIBC. In that regard, CIBC has assumed that these forecasts, including without limitation, financial forecasts, evaluations of contingencies, expected savings and operating synergies resulting from the merger and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of CNB and NBT and/or the combined company. CIBC's opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. CIBC's opinion was based necessarily on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. CIBC's rendered its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the merger.

         In connection with rendering its opinion, dated June 19, 2001, CIBC performed a variety of financial analyses consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC in this regard, although it describes all material analyses performed by CIBC. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, CIBC believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying CIBC's opinion and that, therefore, there were no specific factors that did not support its fairness opinion.

         In performing its analyses, CIBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CNB, NBT and CIBC. The analyses performed by CIBC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of CIBC's analysis of the fairness to the stockholders of CNB of the exchange ratio and were provided to the CNB board of directors in connection with the delivery of CIBC's opinion. CIBC gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to CNB or NBT.

         Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which CNB and NBT might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, CIBC's opinion is just one of many factors taken into consideration by the CNB board.

         The following is a summary of the material analyses performed, procedures followed, findings and recommendations made, and the bases for and methods of arriving at such findings and recommendations, and presented by CIBC to the CNB Board at its meeting on June 19, 2001 in connection with CIBC's opinion dated at that date. We have presented some of these summaries in table form. In order to understand the analyses used by CIBC, you must read the tables together with the accompanying text. The tables alone do not constitute a complete summary of CIBC's financial analyses.

CONTRIBUTION ANALYSIS

         CIBC compared the contribution of CNB to the pro forma company relative to approximate ownership of the pro forma company. CNB's approximate contributions are listed below by category:

                  --------------------------------------------------------------
                                                      CNB           NBT
                                                      Contribution  Contribution
                  --------------------------------------------------------------
                  Total Equity (1)                    23.1%         76.9%
                  --------------------------------------------------------------
                  Tangible Equity (1)                 19.9%         80.1%
                  --------------------------------------------------------------
                  Gross Loans (1)                     23.6%         76.4%
                  --------------------------------------------------------------
                  Core Deposits (1)(2)                30.3%         69.7%
                  --------------------------------------------------------------
                  LTM Core Net Income (3)             24.4%         75.6%
                  --------------------------------------------------------------
                  2001 E Net Income (4)               23.2%         76.8%
                  --------------------------------------------------------------
                  2002 E Net Income (4)               23.3%         76.7%
                  --------------------------------------------------------------
                  Market Capitalization (5)           21.4%         78.6%
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                  Estimated Pro forma ownership (6)   27.2%           72.8%
                  --------------------------------------------------------------

         (1)  Based on 3/31/01 financial data
         (2)  Core deposits equal total deposits less CD's greater than $100,000
         (3) Net income before extraordinary items less the after-tax portion on investment securities and non-recurring items. Assumed tax rate is 35%. Source: SNL Securities, Inc.
         (4) Based on estimates of I/B/E/S, an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms
         (5)  Based on June 15, 2001 closing stock price
         (6) Based on NBT shares outstanding at 3/31/01 and CNB shares outstanding at 5/31/01. Does not include shares issued for the recently closed First National acquisition by NBT.

RELATIVE VALUE ANALYSIS

         CIBC compared the relative stock trading values of CNB to NBT over the past two years in comparison to the exchange ratio of 1.2. The below table shows the premium represented by the 1.2 exchange ratio to actual and average values over the past 2 years:

                      ----------------------------------------------------
                      Averages           CNB stock/        Implied Premium
                                         NBT stock
                      ----------------------------------------------------
                      June 15, 2001      0.87              38.4%
                      ----------------------------------------------------
                      1 week             0.92              29.9%
                      ----------------------------------------------------
                      1 month            0.90              33.0%
                      ----------------------------------------------------
                      2 month            0.90              33.7%
                      ----------------------------------------------------
                      3 month            0.88              35.7%
                      ----------------------------------------------------
                      6 month            0.82              46.4%
                      ----------------------------------------------------
                      1 year             0.79              51.6%
                      ----------------------------------------------------
                      2 year             0.85              41.8%
                      ----------------------------------------------------

ACCRETION/DILUTION ANALYSIS

         On the basis of publicly available earnings estimates and management estimates of on going cost savings accruing to the pro forma company as well as estimated one-time costs related to the transaction, CIBC compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the current values for CNB. The accretion/dilution analysis demonstrated, among other things, that the merger would result in:


         o Approximately 25% accretion to earnings for CNB stockholders in the first full year of combined operations

         o Approximately 127% increase in annual dividends to CNB stockholders, based on regular CNB cash dividends, or approximately 105% increase, based on regular cash dividends plus the special cash dividend paid in the two most recent years, assuming NBT maintains its current dividend policy


         o    Approximately 16% accretion in book value to CNB stockholders

         o Approximately 33% accretion in tangible book value to CNB stockholders

COMPARABLE COMPANIES ANALYSIS. CIBC analyzed selected operating and stock market data for a group of peer companies that CIBC selected and deemed to be relevant for this purpose. The peer group consisted of 19 publicly traded banks located in the Northeast with assets of between $750 million and $1.25 billion and are non-merger targets. For each of these companies in the peer group CIBC calculated the multiple of market price (based on the closing price on June 15, 2001) to book value, tangible book value, latest twelve months (LTM) earnings, estimated 2001 earnings, and estimated 2002 earnings. Estimated earnings for peer group companies were based on consensus earnings per share estimates published by I/B/E/S as of June 15, 2001.

         The results of this analysis for the peer group are summarized in the following table:

         Per Share:                  Low         Median         High

         Book Value                  0.91x         1.65x        3.26x
         Tangible Book Value         1.09          1.78         3.91
         LTM Earnings                9.21         13.08        26.58
         2001 Est. Earnings         11.80         11.80        24.71
         2002 Est. Earnings         10.80         10.80        21.21


         CIBC then applied the range of median multiples derived from the peer group analysis to corresponding data for CNB and derived an imputed valuation range for CNB common stock of $11.28 to $15.11 per share.

         PRECEDENT TRANSACTION ANALYSIS. CIBC compared the financial terms of the merger to the financial terms, to the extent publicly available, of acquisitions of other comparable companies during recent time periods. These companies were divided into three categories for purposes of the analysis: (1) eleven banks in the northeast with assets of $500 million to $2 billion which were acquired in transactions announced or completed from January 1, 1999 to June 15, 2001; (2) seven banks in non-metropolitan New York which were acquired in transactions announced or completed from January 1, 1999 to June 15, 2001; and (3) the most recent fifteen bank acquisitions nationwide with total assets from $500 to $2 billion. For each of the transactions, CIBC calculated, among other things, the multiples of the transaction value to book value, tangible book value, and last twelve months net income. CIBC also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). CIBC then compared these multiples to comparable data for CNB as shown in the following table:


                                   Northeast Bank Acquisitions       Acquired non-metro NYC Banks    Nationwide Bank Acquisitions
                                  $500 million -$2.0 billion in                Any Size               $500 million -$2.0 billion
                                              assets                                                           in assets

                          CNB/      Low     Median      High         Low     Median      High       Low     Median      High
                          NBT
Price to Book            2.10x     1.44x      2.74x     3.88x       1.43x      1.96x     2.47x      1.12x     1.69x     2.71x
Price to Tangible Book   2.88      1.55       2.85      3.89        1.43       2.03      2.51       1.12      2.01      2.91
Price to LTM Earnings   20.13     16.54      18.66     27.59       11.83      17.36     45.28      13.18     18.52     31.67
Core Deposit Premium    13.10%     7.21%     18.27%    42.62%       4.60%     11.52%    18.20%      4.24%    12.61%    29.32%


         CIBC then applied the ranges of multiples derived from these analyses to comparable data for CNB and derived the following imputed valuation ranges for CNB's common stock:




                         Northeast Bank Acquisitions       Acquired non-metro NYC Banks          Nationwide Bank Acquisitions
                    $500 million -$2.0 billion in assets             Any Size               $500 million -$2.0 billion in assets
Per Share Imputed              $16.79 - $23.93                  $12.91 - $17.08                  $12.77 - $17.34
Valuation Range


COMPENSATION OF CIBC

         CNB and CIBC have entered into a letter agreement executed June 5, 2001 relating to the services to be provided by CIBC in connection with the merger. CNB has agreed to pay CIBC fees as follows: 1.45% of total merger consideration, a portion of which is contingent upon the consummation of the merger. Under the CIBC engagement agreement, CNB also agreed to reimburse CIBC for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify CIBC against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

         In considering the independent recommendations of the NBT board and the CNB board with respect to the merger, NBT stockholders and CNB stockholders should be aware that officers and directors of NBT and CNB have interests in the merger that are different from, or in addition to, the interests of the stockholders of NBT and CNB generally. Certain executive officers and directors of NBT and CNB will serve as executive officers and directors of the combined company following the merger. Furthermore, as described below, certain members of the management of CNB have entered into agreements relating to their employment with the combined company that will provide employment and severance benefits following the merger. The NBT board and the CNB board were aware of these interests and considered them, among many other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.

         As of the record date, the directors and executive officers of CNB owned an aggregate of approximately [#####] shares or approximately [##.##]% of CNB's outstanding common stock. Under the terms of the merger agreement, CNB's directors and executive officers will receive the same consideration for their shares of CNB common stock as the other CNB stockholders.

         Five directors of CNB, including Mr. Brass, have agreed that, unless so voting would be a violation of applicable law or their fiduciary duty, they will vote in favor of the merger agreement and the merger all shares of CNB common stock beneficially owned by each director or to the extent of the director's proportionate interest in CNB shares owned jointly with another person. These directors will not solicit proxies in opposition to the merger agreement and the merger and will not voluntarily sell or transfer any of their shares for the purpose of avoiding their obligations under the voting agreement. These directors own an aggregate of 1,276,578 shares of CNB common stock or approximately 17.20% of the outstanding shares of CNB common stock.


         Options to purchase shares of CNB common stock, which have not been exercised prior the effective time of the merger, will automatically convert into options to purchase shares of NBT common stock after the merger, and NBT will assume each outstanding CNB option subject to the terms and conditions set forth in CNB's stock option plan. As of the date of this document, options to purchase a total of [#####] shares of CNB common stock were outstanding. Of this amount, a total of 140,679 options with a weighted average exercise price of approximately $9.59 were held by CNB executive officers. The agreements of CNB which govern the CNB stock option plan provide for the acceleration of certain unvested CNB stock options in the case of a merger. Consequently, with the exception of some stock options held by Messrs. Brass and Corso, all outstanding CNB stock options at the effective time of the merger, whether the options are vested or unvested immediately prior to the merger, will convert into fully vested options to purchase shares of NBT common stock. As of the date of this document, a total of 199,075 unvested stock options are held by officers of CNB. Messrs. Brass and Corso hold unvested options to purchase 16,500 shares and 12,375 shares of CNB common stock, respectively; at the effective time of the merger, options of Messrs. Brass and Corso representing 6,500 and 4,875 shares, respectively, will become fully vested and exercisable.

         Each CNB stock option will convert into a replacement option to acquire a number of shares of NBT common stock equal to (rounded down to the nearest whole number of shares) the number of shares of CNB common stock subject to the converted option as of the effective time multiplied by the exchange ratio for the merger. The exercise price per share (rounded down to the nearest whole cent) will equal the exercise price per share of the converted option for each of the shares of CNB common stock subject to the converted option at the effective time divided by the exchange ratio for the merger. Each CNB option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to NBT's common stock on or subsequent to the completion of the merger. We describe the treatment of options more fully under "Adoption of the Merger Agreement and Approval of the Merger -- CNB Employee Stock Options."

         CNB and Central National Bank previously entered into senior executive severance agreements with Donald L. Brass, Peter J. Corso, Michael Hewitt and Holly C. Craver. Each agreement provides that, in the event a person or a group takes steps to effect a change of control of CNB without the approval of at least 2/3 of the members of the CNB Board of Directors, the executive agrees that he or she will not voluntarily leave the employ of CNB and will continue to perform his or her duties, as described in the agreement, until the earlier of the date that such person has terminated its efforts to effect a change of control or three months after a change of control has occurred. Each agreement also provides that if the executive is terminated for any reason other than death, disability or cause within 24 months after a change of control, the executive will be entitled to an amount equal to 2.99 times the executive's base salary compensation (exclusive of all bonus amounts) paid in the last calendar year prior to the date of the termination in the case of Messrs. Brass and Corso, 1.99 times in the case of Mr. Hewitt and 1.00 times in the case of Ms. Craver. This payment may be made, at the sole discretion of CNB, in one lump sum or in eight quarterly payments over a two-year period. In the event that the amount payable to the executive under the severance agreement, when added to all other payments and the value of all property received in anticipation of or following a change of control, would constitute an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then the amount payable under the severance agreements will be reduced to the maximum amount that does not constitute an excess parachute payment. The merger will not constitute a change of control for purposes of this agreement because the proposed merger has met with the approval of at least 2/3 of the members of the CNB Board of Directors. Notwithstanding the fact that the merger is not a change of control under the senior executive severance agreements, CNB and NBT have agreed that NBT will make severance payments to certain executive officers if they are terminated as a result of the merger. Mr. Hewitt would receive approximately $213,169 in severance payments if he is terminated as a result of the merger. Ms. Craver would receive approximately $57,213 in severance payments if she is terminated as a result of the merger. Messrs. Brass and Corso have entered into agreements with NBT described below.

         In connection with the merger, NBT, CNB and Mr. Donald L. Brass, president of CNB, entered into a service and non-competition agreement dated as of June 19, 2001. Under this agreement, Mr. Brass has agreed that he will continue to serve as chief executive officer of CNB until the effective time of the merger, when he will resign. Additionally, Mr. Brass has agreed that he will not compete with the combined company for a three-year period beginning at the effective time of the merger in any area within twenty miles in which the combined company or any of its subsidiaries is competitively engaged. In addition, he also agreed, for a three-year period, not to solicit to employ any officer who was an officer of CNB or Central National Bank immediately prior to the merger. In exchange for these promises, NBT will pay Mr. Brass $1.1 million in cash at the effective time of the merger. Additionally, for three years following the merger, NBT will provide at no cost to Mr. Brass life insurance and health insurance that are no less favorable than those that Mr. Brass was receiving immediately prior to the merger. Prior to the effective time, $28,000 will be contributed to the annuity contract provided under the terms of the Supplemental Retirement Annuity Agreement between CNB and Mr. Brass, dated May 15, 2000, and other related actions in connection with that annuity agreement will be taken. NBT has also agreed that Mr. Brass will be entitled to benefits in accordance with the plans, practices, programs and policies of CNB which covered Mr. Brass prior to the merger. CNB has agreed that it will relieve Mr. Brass of all liabilities under his existing automobile lease and will amend Central National Bank's deferred compensation plan to provide that benefit payments to Mr. Brass will be made only upon at least one year's notice by Mr. Brass. For a one-year period after the effective time of the merger, NBT will furnish Mr. Brass with office space, secretarial assistance and other reasonable facilities and services.

         In connection with the merger, NBT and Mr. Peter J. Corso, currently CNB's executive vice president and chief financial officer, intend to enter into an employment agreement. Under this agreement and upon completion of the merger, Mr. Corso will serve as president and chief operating officer of the Central National Bank division of NBT Bank for a term equal to the earliest of: the third anniversary of the completion of the merger, unless extended by mutual agreement of the parties; his inability to perform his duties due to a disability; his discharge for cause; his resignation from his position; or his termination without cause. If Mr. Corso's employment is terminated because of his resignation or without cause during his first year of employment, he will be entitled to a severance payment of [$$$$$]. If Mr. Corso's employment is terminated for either of such reasons during his second year of employment, he will be entitled to a severance payment approximately equal to the amount of the compensation that he would have received from the date of termination until the third anniversary of the completion of the merger. If Mr. Corso's employment is terminated thereafter for either of such reasons, he will be entitled a severance payment equal to the greater of
(a) one year's salary or (b) the salary he would have received had he completed the extended term agreed upon by the parties. As part of Mr. Corso's compensation package under the employment agreement, he will be entitled to participate in all employee benefit plans of NBT, including the NBT 1993 Stock Option Plan, as amended, and will be entitled to the use of a company automobile.


         Mr. Corso has agreed that if his employment with NBT is terminated because of his resignation or without cause during the first two years of the term of the agreement, he will be available to provide consulting services to NBT until no later than the second anniversary of such termination. If Mr. Corso's employment is terminated for either of such reasons during his first year of employment, he will receive [$$$$$] for such consulting services, and if his employment is terminated for either of such reasons during his second year of employment, he will receive the equivalent of six months' salary for such consulting services. As additional consideration for such consulting services, Mr. Corso will be provided with, at no cost to him, life and health insurance for the three-year period beginning on the date of termination. Mr. Corso has agreed that if his employment is terminated because of his resignation or without cause within two years after the date the merger is completed, he will not compete with the combined company during the consulting period and for one year thereafter within a twenty mile radius surrounding any area in which the combined company or any of its subsidiaries is competitively engaged. Mr. Corso also has agreed that, if his employment is terminated under such circumstances, he will not reveal any confidential business information. Prior to the merger [$$$$] will be contributed to the annuity contract provided under the terms of the Supplemental Retirement Annuity Agreement between CNB and Mr. Corso, dated May 15, 2000, and other related actions will be taken in connection with that annuity agreement.


OTHER EMPLOYEE MATTERS

         The merger agreement also provides special rules for calculating payments due to officers, including executive officers, and employees of CNB or CNB Bank under the CNB's incentive compensation plan. Under the terms of the merger agreement, CNB will determine in good faith, as of a date before the effective time, the extent to which a participant has satisfied the plan's performance goals, with equitable adjustments to those goals as CNB deems appropriate in good faith to reflect the impact on those goals of actions taken pursuant to the merger agreement or otherwise agreed to by CNB and NBT. NBT will then pay the incentive award to the plan participant as if the performance levels determined by CNB had continued for the entire measurement period that would have applied if the merger had not been consummated. A former CNB officer or employee will be entitled to this payment only if he or she is employed by NBT or an affiliate of NBT on the date that would have been the last date of the award period if the merger had not occurred, unless that officer or employee is terminated earlier without cause.

         The merger agreement provides that each person who is an employee of CNB or a CNB subsidiary will continue as an employee of NBT or an affiliate of NBT at the effective time of the merger at a base salary or hourly rate that is not less than the employee was receiving prior to the merger and on terms and conditions that are no less favorable to the former CNB/Central National Bank employee than those applicable to other similarly situated employees of NBT and affiliates of NBT. During the period from the effective time through the last day of the calendar year in which the effective time occurs, the continuing employees will continue to be covered under the CNB employee benefit plans and upon the first day of the following calendar year in which the effective time occurs, NBT will cause the continuing employees while employed with NBT or its affiliates to be eligible to participate in NBT's employee benefit plans on terms that are no less favorable to the continuing employees than those afforded to other similarly situated employees of NBT and its affiliates. The continuing employees will be eligible for past service credit for all purposes, except for the accrual of benefits.

         The merger, as structured, will not constitute a change in control of NBT under the change in control severance agreements to which NBT is a party. Since NBT is the corporation surviving the merger, the merger will have no effect on NBT employee stock options and will not trigger NBT change of control severance agreements.

         The merger agreement provides that, after the effective time of the merger, neither NBT nor NBT Bank will take any action to abrogate or diminish any right accorded under CNB's or Central National Bank's charter or bylaws of any director or officer of CNB or Central National Bank to indemnification against losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or in connection with, any claim arising from events, actions or omissions by the director or officer that occurred prior to the merger. Following the merger, NBT and NBT Bank will honor these obligations in accordance with their terms with respect to events, acts or omissions occurring prior to the effective time of the merger. Additionally, following the merger, NBT will indemnify and hold harmless each director or officer of CNB or Central National Bank against any losses, claims, damages and liabilities arising from any threatened or actual claim, action, suit, proceeding or investigation arising from the fact that he/she was a director, officer or employee of CNB or Central National Bank or arising from or pertaining to the merger agreement or the transactions contemplated by the merger agreement. From and after the effective time of the merger, NBT has agreed that it will cause the persons who served as directors or officers of CNB before the merger to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions resulting from their service as directors or officers prior to the merger. NBT will maintain the insurance coverage for not less than six years following the effective time of the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF NBT FOLLOWING THE MERGER

         NBT currently has a board of directors comprised of twelve persons. The NBT board is divided into three classes, with the directors of each class serving a three-year term as director. The merger agreement provides that three members of the CNB board of directors will become members of the NBT board following completion of the merger. Mr. Van Ness Robinson will become a member of the class whose term expires in 2004; Mr. John P. Woods, Jr. will become a member of the class whose term expires in 2003; and Mr. Joseph A. Santangelo will become a member of the class whose term expires in 2002. The merger agreement further provides that the NBT board will nominate Mr. Santangelo for election to a full three-year term at the NBT 2002 annual meeting of stockholders. Upon joining the NBT board, Mr. Robinson will become a member of the Executive Committee of the NBT board. If prior to the effective time of the merger any of these three individuals becomes unable or unwilling to serve on the NBT board, CNB may designate a replacement for that individual, subject to NBT's reasonable approval. If after the effective time of the merger any of these individuals is unable or unwilling to serve out his specified term as an NBT director, then the remaining former CNB directors may designate a replacement for that individual, subject to NBT's reasonable approval.

         The current members of senior executive management of NBT will continue in office following the merger.

         At the effective time of the merger, Central National Bank merge with and into NBT Bank, with NBT Bank being the surviving bank. Central National Bank will operate as a division of NBT Bank. The merger agreement provides that promptly following the merger NBT will cause Messrs. Robinson, Woods, Santangelo and J. Carl Barbic, a director of CNB, to become members of the Central National Bank divisional board of directors, and Mr. Robinson will become chairman of the divisional board. Peter J. Corso, currently CNB's executive vice president and chief financial officer, will serve as president and chief operating officer of the Central National Bank division of NBT Bank following the merger and will become a member of the divisional board. Donald L. Brass, currently CNB's president, has announced that he will retire following the merger.

STOCK OPTION HELD BY NBT

         The following is a description of the material terms of the stock option which CNB granted to NBT as an inducement to NBT to enter into the merger agreement. We urge all stockholders of CNB to read the option agreement in its entirety for a complete description of the terms of the agreement. We have previously filed a copy of the option agreement with the SEC.

         As a condition to NBT's willingness to enter into the merger agreement, CNB, which we refer to as the "option issuer," entered into an option agreement dated as of June 19, 2001, with the grantee. We refer to NBT as the "grantee." The option agreement provides that the option issuer grants to the grantee an irrevocable option to purchase up to 2.9% of the currently outstanding shares of the common stock of the option issuer, at a price per share equal to $13.74. The number of shares issuable upon exercise of the option is subject to adjustment in the event of any change in the applicable option issuer's common stock by reason of stock dividends, split- ups, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other issuances of additional shares. Under the terms of the option agreement, NBT's "total profit" under the stock option cannot exceed $6 million, including the $5 million termination payment provided for in the merger agreement and described under "Termination and Termination Fees," below.

         Parties to merger agreements often enter into arrangements such as the option agreement in connection with corporate mergers and acquisitions in an effort to increase the likelihood of completion of the transactions in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if the merger does not occur due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire CNB prior to the merger even if those third parties are prepared to pay more than the current market price of the shares of NBT's common stock to be received by the stockholders of CNB under the merger agreement.

         The option is exercisable at any time after the occurrence of a triggering event, as defined below, provided that the triggering event occurs prior to the occurrence of an exercise termination event, as defined below.

         A "triggering event" means, in substance:

         o CNB or Central National Bank shall have entered into an agreement to engage in an acquisition transaction with any person other than NBT;

         o the acquisition by any person other than NBT or any of its subsidiaries of beneficial ownership of 12% or more of the then outstanding shares of CNB common stock;

         o the stockholders of CNB shall have voted on and failed to approve the merger agreement at the CNB special meeting if prior to the special meeting it shall have been publicly announced that any person other than NBT shall have made a bona fide proposal to engage in an acquisition transaction;

         o the CNB board shall have withdrawn or modified in any manner adverse to NBT its recommendation that the CNB stockholders approve the merger agreement; or CNB or the CNB board shall have authorized, recommended or proposed an agreement to engage in an acquisition transaction with any person other than NBT or that the CNB stockholders approve or accept an acquisition transaction other than that contemplated by the merger agreement;

         o any person other than NBT shall have made a bona fide proposal to CNB or its stockholders to engage in an acquisition transaction and that proposal shall have been publicly announced; or

         o CNB shall have breached any covenant or obligation contained in the merger agreement in anticipation of engaging in an acquisition transaction with any person other than NBT, and following that breach, NBT would be entitled to terminate the merger agreement.

         An "acquisition transaction" is defined to mean any transaction under which a person proposes to or will acquire a majority of the stock of, or merge with, or acquire all or substantially all of the assets of CNB or Central National Bank.

         An "exercise termination event" includes:

         o    the occurrence of the effective time of the merger;

         o termination of the merger agreement in accordance with its terms except by reason of a failure of CNB's representations and warranties or covenants; or

         o 18 months after the termination of the merger agreement following a breach because of a failure by CNB of its representations and warranties or covenants;

         To the best knowledge of CNB and NBT, no event giving rise to any rights to exercise the stock option has occurred as of the date of this document.

ACCOUNTING TREATMENT

         We expect the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles or "GAAP." Accordingly, the book value of the assets, liabilities and stockholders' equity of CNB, as reported, will be combined with the consolidated balance sheet of NBT, and no goodwill will be created. NBT following the merger will also include in its consolidated net income the operating results of CNB for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income. Additionally, all historical consolidated balance sheets and consolidated operating results will be restated as if the NBT/CNB merger had been completed as of the beginning of the earliest period presented.

         It is a condition to consummation of the merger that NBT and CNB receive a favorable letter from their independent accountants relating to the qualification of the merger for pooling-of-interests accounting treatment and that regulatory authorities do not disallow pooling of interests accounting treatment for the merger prior to completion of the merger. See "Adoption of the Merger Agreement and Approval of the Merger -- Conditions to Complete the Merger."

NO DISSENTERS' RIGHTS

         Neither NBT stockholders under Delaware law nor CNB stockholders under New York law are entitled to dissenters' rights in connection with the merger.

INCLUSION OF NBT'S COMMON STOCK ON NASDAQ NATIONAL MARKET

         A condition to completing the merger requires that the Nasdaq shall have authorized the shares of NBT common stock to be issued in the merger for inclusion on the Nasdaq National Market. NBT's common stock is listed on the Nasdaq National Market under the symbol "NBTB." Upon completion of the merger, we will deregister the CNB common stock under the Securities Exchange Act and delist the CNB shares from the Nasdaq National Market.

DIVIDENDS

         After the merger, NBT, subject to approval and declaration by the NBT board, will continue its current cash dividend policy and declare regularly scheduled quarterly cash dividends on the shares of its common stock consistent with NBT's past practices. The current annualized rate of cash dividends on the shares of NBT common stock is $0.68 per share.

         CNB has agreed not to declare or pay any dividends except for regular quarterly dividends in accordance with past practice and in per share amounts not in excess of historical per share dividend amounts. CNB expects to continue to declare regularly scheduled cash dividends on its common stock until the merger closes, including regular quarterly cash dividends of $0.09 per share, subject to the terms of the merger agreement. The right of holders of CNB common stock to receive dividends from CNB will end upon the completion of the merger when the separate corporate existence of CNB will cease. See "Price Range of Common Stock and Dividends."

         The merger agreement provides for the coordination of dividend payments by CNB and NBT so that no CNB stockholder receives more or less than one dividend payment in any quarter with respect to any shares of CNB common stock and shares of NBT common stock into which the CNB shares are converted.

EXCHANGE OF CNB CERTIFICATES; THE PAYMENT OF CASH FOR FRACTIONAL SHARES

         As of the effective time, NBT will deposit or cause to be deposited with the exchange agent, American Stock Transfer and Trust Company, New York, New York, certificates representing the shares of NBT common stock that are issuable in connection with the merger for shares of CNB common stock. NBT will also deposit with the exchange agent an estimated amount of cash payable instead of issuing fractional shares. Following the effective time of the merger, NBT will cause the exchange agent to send to each holder of record of a certificate or certificates which immediately prior to the effective time represented shares of CNB common stock transmittal materials for use in the exchange of the merger consideration for certificates representing CNB common stock. The exchange agent will deliver to the holders of CNB common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of NBT common stock to which such holders are entitled.

         NBT will not issue any fractional shares. Instead, NBT will pay each holder of CNB common stock who would otherwise be entitled to a fractional share of NBT common stock an amount in cash, without interest, calculated by multiplying such fraction by the average of the daily closing prices per share for NBT common stock for the fifteen consecutive trading days on which shares of NBT are actually traded on the Nasdaq National Market ending on the second trading day preceding the effective time of the merger.

         Until properly surrendering their certificates, holders of unexchanged shares of CNB common stock will not be entitled to receive any dividends or distributions with respect to NBT common stock. After surrender of the certificates representing CNB common stock, the record holder of those shares will be entitled to receive any dividends or other distributions, without interest, which had previously become payable with respect to shares of NBT common stock represented by that certificate.

         Following the merger, NBT will provide the former CNB stockholders with information as to how they might participate in NBT's dividend reinvestment plan.

         HOLDERS OF CNB COMMON STOCK SHOULD NOT SEND IN CERTIFICATES REPRESENTING CNB COMMON STOCK UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT FOLLOWING COMPLETION OF THE MERGER.

CNB EMPLOYEE STOCK OPTIONS

         At the effective time of the merger, NBT will assume the former CNB employee stock option plan. At the effective time of the merger, all outstanding and unexercised CNB stock options will no longer represent a right to acquire shares of CNB common stock but will convert automatically into options to purchase shares of common stock of NBT. NBT will assume the CNB stock options subject to the terms and conditions of the CNB stock option plan and related option agreements as in effect immediately prior to the effective time under which CNB issued the stock options, which NBT will assume upon completion of the merger. The agreements of CNB which govern the CNB stock option plan provide for the acceleration of certain unvested CNB stock options in the case of a merger. Consequently, with the exception of some stock options held by Messrs. Brass and Corso, all CNB stock options outstanding at the effective time of the merger, whether the options are vested or unvested immediately prior to the merger, will convert into fully vested options to purchase shares of NBT common stock. As of the date of this document, a total of 199,075 unvested stock options are held by officers of CNB. Messrs. Brass and Corso hold unvested options to purchase 16,500 shares and 12,375 shares of CNB common stock, respectively. At the effective time of the merger, 6,500 of Mr. Brass' options and 4,875 of Mr. Corso's options will become fully vested and exercisable.

         After the effective time of the merger, the number of shares of NBT common stock purchasable upon exercise of the CNB option will equal the number of shares of CNB common stock that were purchasable under the CNB option immediately prior to the effective time multiplied by the exchange ratio established for the merger, rounding down to the nearest whole share. The per share exercise price of NBT common stock under the assumed option will be equal to the exercise price for each share of CNB common stock subject to option divided by 1.2. The duration and other terms of each new NBT stock option will be substantially the same as the prior CNB stock option. NBT has agreed as soon as practicable after the merger to file a registration statement with the SEC covering the converted CNB stock options and to use its commercially reasonable efforts to maintain the registration statement for so long as the options remain outstanding.

         The following table presents certain option information regarding the CNB stock options outstanding as of the date of this document and regarding the NBT stock options into which the CNB stock options will be converted at the effective time of the merger.


     ---------------------------------------------------------------------------------------------------------------------
     Name and Position      Total Number of    Weighted Average    Range of           Number of NBT       Weighted Average
     with CNB               CNB Options        Exercise Price of   Expiration Dates   Options to be       Exercise Price
                            Owned              CNB Options         of CNB Options     Received in the     of NBT Options
                                                                                      Merger              Received in the
                                                                                                          Merger
     ---------------------------------------------------------------------------------------------------------------------
     Donald L. Brass,       68,179             $11.31              2/28/04 - 3/16/11  81,815 (1)          $9.43
     President, Chief
     Executive Officer
     and Director
     ---------------------------------------------------------------------------------------------------------------------
     Peter J. Corso,        45,500             $10.57              2/28/04 - 3/16/11  54,600              $8.81
     Executive Vice
     President and
     Chief Financial
     Officer
     ---------------------------------------------------------------------------------------------------------------------
     Michael D. Hewitt,     15,000             $13.73              10/19/08 - 3/16/11 18,000              $11.44
     Senior Vice
     President
     ---------------------------------------------------------------------------------------------------------------------
     All CNB               277,679             $11.97              2/28/04 - 3/16/11  333,215             $9.98
     Employees as a
     Group (28 persons)
     ---------------------------------------------------------------------------------------------------------------------
     All CNB               140,679             $11.51              2/28/04 - 3/16/11  168,815 (1)         $9.59
     Executive Officers
     as a Group(4 persons)
     ---------------------------------------------------------------------------------------------------------------------



(1) Includes options to purchase 12,000 shares of NBT common stock that will be received by Mr. Brass at the effective time of the merger, upon the conversion of his options to purchase 10,000 shares of CNB common stock which will not vest at the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by NBT and/or CNB relating to the following matters:

         o due organization, corporate power, good standing and due registration as a bank holding company;

         o    capitalization;

         o    subsidiaries;

         o corporate power and authority to conduct business, own or lease properties and assets and enter into the merger agreement and related transactions;

         o non-contravention of certain organizational documents, agreements or governmental orders;

         o reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in the documents;

         o    consolidated financial statements;

         o    examinations by bank regulatory agencies;

         o    undisclosed liabilities;

         o    litigation and regulatory action;

         o    compliance with laws;

         o    material contracts;

         o    contractual defaults;

         o    brokers and financial advisers;

         o    tax and accounting matters;

         o    environmental matters;

         o    affiliates;

         o    absence of certain material changes and events;

         o    required regulatory approvals;

         o    vote required;

         o    fairness opinion;

         o    employee benefit plans; and

         o    deposit insurance.

CONDUCT OF BUSINESS PENDING COMPLETION OF THE MERGER

         The merger agreement contains various covenants and agreements that govern CNB's and NBT's actions prior to the effective time of merger. However, the following agreements may be waived upon written consent of the parties:

         Conduct of Business. Each of CNB and NBT have agreed that they and their respective subsidiaries will conduct their respective businesses in the ordinary course of business in a manner consistent with past practices and use their respective reasonable best efforts to preserve intact their respective business organizations, and to keep available the services of their respective current officers, employees and consultants and to preserve their respective current business relationships.

         Capital Stock. CNB has agreed to restrictions on its abilities to authorize, issue or make any distribution of its capital stock, or grant any options to acquire additional securities, or declare or distribute any stock dividend or authorize a stock split. CNB has agreed not to make any direct or indirect redemption, purchase or other acquisition of its capital stock. CNB and NBT have agreed not to take any action which would prevent or impede the merger from qualifying for pooling of interests accounting or as a tax-free reorganization.

         Dividends. CNB has agreed not to declare or pay any dividend except for regular quarterly dividends in accordance with past practice and in per share amounts not in excess of historical per share dividend amounts. In addition, CNB and NBT have agreed that they will coordinate with each other the declaration of any cash dividends with respect to their respective common stock and the record dates and payment dates of those dividends.

         Compensation; Employment Agreements; Benefit Plans. CNB has agreed not to:

         o increase in any manner the compensation or fringe benefits of any employee or enter into any agreement to increase in any manner the compensation or fringe benefits of any employee, except for increases in the ordinary course of business in accordance with past practices or as required by existing plans or agreements; nor

         o create or modify any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, except in the ordinary course of business consistent with past practice, or accelerate the vesting of any deferred compensation, stock option or other stock based compensation.

         Material Contracts. CNB has agreed not to make any contract or agreement, incur any liability or obligation, or make any commitment or disbursement, acquire or dispose of any property or asset, pay or become obligated to pay any expense or engage in any transaction, except in the ordinary course of business or to accomplish the transactions contemplated by the merger agreement.

         Amendment of Charter. The merger agreement provides that neither CNB nor Central National Bank will amend its respective articles of incorporation or bylaws except as provided in the merger agreement.

         Acquisition Proposals. CNB and Central National Bank have agreed not to solicit or encourage any inquiries or the making of any proposal that constitutes an alternative proposal. The merger agreement defines alternative proposal as an inquiry or proposal to acquire more than one percent of the CNB common stock or any capital stock of Central National Bank or any significant portion of the assets of either of them.

         Regulatory Applications and Filings. NBT and CNB have agreed that they will cooperate and use their reasonable best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.

         Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

         o    the preparation and distribution of this document;

         o the respective NBT and CNB special stockholders' meetings and the recommendations of the NBT and CNB boards of directors;

         o    cooperation in issuing public announcements;

         o    access to information;

         o    confidentiality; and

         o inclusion of the NBT common stock issuable to the holders of shares of CNB common stock for trading on the Nasdaq National Market.

CONDITIONS TO COMPLETE THE MERGER

         The obligations of NBT or CNB to complete the merger are subject to the satisfaction or waiver, subject to compliance with applicable law, of conditions, including:

         o obtaining the requisite votes of approval from the respective stockholders of CNB and NBT;

         o obtaining all governmental approvals required to complete the merger;

         o liquidation by CNB of certain corporate debt obligations and derivative securities;

         o the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

         o the declaration of effectiveness of NBT's registration statement by the SEC and the absence of any stop order or proceedings seeking a stop order;

         o the delivery of an opinion of Duane, Morris & Heckscher LLP to NBT and CNB to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
              Section 368(a) of the Internal Revenue Code;

         o the approval for inclusion on the Nasdaq National Market of the NBT common stock issuable to CNB's stockholders; and

         o the receipt by NBT and CNB of a favorable letter from their independent certified public accountants relating to the qualification of the merger for pooling-of-interests accounting treatment; and the lack of regulatory disqualification of pooling of interests accounting treatment prior to the effective time of the merger.

         The obligations of each of NBT and CNB to complete the merger are further subject to satisfaction or waiver of the following conditions:

         o the representations and warranties of the other party in the merger agreement are to be true and correct in all material respects as of the closing date of the merger, except for representations and warranties made as of an earlier date which will be true and correct in all material respects as of that earlier date; provided that this condition is satisfied unless the failure of the representations and warranties to be true and correct constitutes, individually or in the aggregate, a material adverse effect on the other party; and the other party has provided a certificate of its chief executive officer to that effect;

         o all of the obligations of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects and the other party has provided a certificate of its chief executive officer to that effect; and

         o all other required consents, waivers, approvals, authorizations or orders have been obtained and all required filings have been made to complete the merger.

TERMINATION AND TERMINATION FEES

         The parties may terminate the merger agreement at any time prior to the effective time, whether before or after approval by the CNB stockholders or NBT stockholders:

         o    by mutual written consent of the parties;

         o    by either NBT or CNB if any of the following occurs:

              o  the merger has not occurred by March 31, 2002;

              o an order prohibiting the merger shall have become final and non-appealable;

              o the approvals by the appropriate bank regulatory agencies required to consummate the merger and the bank merger are denied and the denial has become final and non-appealable;

              o the independent accountants of either NBT or CNB are unable to deliver a favorable letter relating to the qualification of the merger for pooling of interests accounting treatment;

              o by CNB, if at a duly called and held stockholders' meeting to consider and vote upon the merger agreement the NBT stockholders shall have failed to approve the merger agreement;

              o by NBT, if at a duly called and held stockholders' meeting to consider and vote upon the merger agreement the CNB stockholders shall have failed to approve the merger agreement;

              o by CNB if any representation or warranty of NBT or NBT Bank was materially inaccurate when made or if a material breach or material failure by NBT or NBT Bank of any covenant or agreement of NBT or NBT Bank has not or cannot be cured within thirty days after written notice of the breach or failure shall have been given to NBT or NBT Bank; or

              o by NBT if any representation or warranty of CNB or Central National Bank was materially inaccurate when made or if a material breach or material failure by CNB or Central National Bank of any covenant or agreement of CNB or Central National Bank has not or cannot be cured within thirty days after written notice of the breach or failure shall have been given to CNB or Central National Bank.

         If the merger agreement is terminated as a result of the willful material breach or willful material failure by a party of a covenant or agreement under the merger agreement, such that the conditions to closing of the terminating party could not be satisfied, then the party who materially breached or willfully and materially failed to perform its covenant or agreement shall be liable to the other party in the amount of $750,000.

         If the merger agreement is terminated because of a material breach or material failure by CNB or Central National Bank of any covenant or agreement after an alternative proposal has been made, or if CNB or Central National Bank shall not consummate the transactions contemplated by the merger agreement by reason of an alternative proposal being or having been made, and a definitive agreement with respect to the alternative proposal is executed by CNB or Central National Bank within one year after termination of the merger agreement, then, in addition to the amount payable by CNB or Central National Bank cited in the preceding paragraph, CNB shall be liable to NBT for liquidated damages in the further amount of $5 million. If CNB pays NBT this $5 million, NBT may receive only an additional $1 million in connection with the stock option, as described under the heading "Stock Option Held by NBT," above.

SURVIVAL OF CERTAIN PROVISIONS

         If the Merger Agreement Becomes Effective. After the effective time of the merger, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

         o procedures for the issuance of NBT common stock and NBT stock options in exchange for CNB common stock and outstanding CNB stock options;

         o the designation of former directors of CNB as directors of NBT as provided in the merger agreement;

         o    indemnification of CNB directors and officers;

         o continuation of employee benefits under NBT's employee benefit plans; and

         o executive agreements and equal opportunities to employees of CNB and its subsidiaries.

         If the Merger Agreement Terminates before the Effective Time. If the merger agreement terminates before the effective time, various provisions of the merger agreement regarding the following matters, among others, will survive and remain effective:

         o confidentiality of information obtained in connection with the merger agreement;

         o    expenses incurred in connection with the proposed merger; and

         o    effect of termination.

RESTRICTIONS ON RESALES BY AFFILIATES

         NBT has registered the shares of common stock issuable to the CNB stockholders in the merger under the Securities Act. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of NBT or CNB may trade the shares of NBT common stock that they receive in the merger freely without restriction.

         Following the merger and the issuance of shares of NBT common stock, any subsequent transfer of shares acquired in the merger by any person who was an affiliate of CNB at the time of submission of the merger agreement to the CNB stockholders for their consideration and vote or by a person who is an affiliate of NBT following the merger will, under existing law, require:

         o the further registration under the Securities Act of the shares of NBT common stock that the affiliate wishes to transfer;

         o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

         o the availability of another exemption from registration of the shares under the Securities Act.

         An "affiliate" of a person is defined as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that person. We expect these restrictions to apply to the directors and executive officers of CNB and to the holders of 10% or more of the CNB common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. NBT will give stop transfer instructions to its transfer agent with respect to those shares of NBT common stock held by persons subject to these restrictions. NBT will place a legend on the certificates that it issues in the merger for those shares which will be held by former affiliates of CNB or affiliates of NBT.

         SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of NBT and CNB by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of NBT and CNB if those affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty days before completion of the merger and ending when NBT has published financial results covering at least thirty days of post-merger operations of NBT.

ALLOCATION OF COSTS AND EXPENSES

         The merger agreement provides that each party to the merger agreement will be responsible for paying its own expenses incurred in connection with the merger, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants. Nevertheless, the merger agreement expressly allocates certain specified expenses as follows:

         o the cost of printing this joint proxy statement/prospectus will be apportioned between NBT and CNB based upon the number of copies each requests to be printed;

         o the cost of delivering copies of this joint proxy statement/prospectus to the stockholders of NBT will be deemed to be incurred by NBT, whereas the cost of delivery of this document to the CNB stockholders will be deemed to be incurred by CNB;

         o the cost of registering the shares of NBT common stock issuable in the merger will be deemed to be incurred by NBT; and

         o the cost of procuring the tax opinion will be deemed to be incurred equally by NBT and CNB.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         We requested Duane, Morris & Heckscher LLP, counsel to NBT, to deliver an opinion to NBT and CNB as to the anticipated material United States federal income tax consequences of the merger. In rendering its opinion, Duane, Morris & Heckscher LLP assumed, among other things, that the merger and related transactions will take place as described in the merger agreement. Completion of the merger is conditioned upon the receipt of an opinion that the merger will qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code.

         The discussion below and the opinion of Duane, Morris & Heckscher LLP are based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder and administrative rulings and court decisions as of the date of this joint proxy statement/prospectus. The opinion of Duane, Morris & Heckscher LLP is based on the facts, representations and assumptions set forth or referred to in the opinion, including representations contained in certificates executed by officers of NBT and CNB. No rulings have been, or will be, requested from the Internal Revenue Service as to the federal income tax consequences of the merger. In addition, the opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more positions reflected in the opinion or that the positions reflected in the opinion will be upheld by the courts if challenged by the Internal Revenue Service. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth below, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders of CNB.

         The following represent the material federal income tax consequences of the merger:

         o the merger will qualify as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code;

         o    no gain or loss will be recognized by CNB or NBT in the merger;

         o no gain or loss will be recognized by a stockholder of CNB upon that stockholder's receipt of shares of NBT common stock in exchange for shares of CNB common stock, except that cash proceeds received instead of a fractional interest in NBT common stock will be treated as though the fractional share had been received and then redeemed for cash. A stockholder of CNB who receives cash instead of a fractional share of NBT common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the stockholder's shares of CNB common stock allocable to that fractional interest. This gain or loss generally will be capital gain or loss provided the CNB common stock was held as a capital asset, and generally will be long-term capital gain or loss if the holding period of the CNB common stock exchanged for a fractional share was more than one year as of the effective date of the merger;

         o the tax basis of the shares of NBT common stock (including fractional shares deemed received and redeemed as described above) received by a CNB stockholder will be the same as the tax basis of that stockholder's CNB common stock exchanged for the NBT common stock; and

         o the holding period of the NBT common stock received in the merger (including any fractional shares deemed received and redeemed as described above) by a former CNB stockholder will include the holding period of the CNB common stock surrendered by that stockholder in the merger for the NBT stock, provided the CNB common stock is held as a capital asset at the effective date of the merger.

         This discussion and the opinion of Duane, Morris & Heckscher LLP do not purport to deal with all tax aspects of federal income taxation that may affect particular stockholders of CNB in light of their individual circumstances, and may not apply to holders subject to special treatment under the tax law (including dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, holders who hold their stock as part of a hedging transaction, straddle or conversion transaction, holders who do not hold their stock as capital assets and holders who acquired their stock pursuant to the exercise of options or otherwise as compensation). In addition, this discussion and the opinion do not consider the effect of any applicable state, local or foreign tax laws.

EACH STOCKHOLDER OF CNB IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.


                              REGULATORY APPROVALS


         Because NBT and CNB are bank holding companies registered under the Bank Holding Company Act, the merger is subject to the application and approval requirements of the Bank Holding Company Act. Since, however, the merger is part of a simultaneous transaction in which NBT Bank and Central National Bank are merging, and since the merger of the banks requires the prior approval of the Comptroller of the Currency under the Bank Merger Act and certain other requirements set forth in regulations of the Board of Governors of the Federal Reserve System are met, the application and approval requirements of the Bank Holding Company Act are subject to waiver by the Board of Governors. NBT has received a waiver of application and approval requirements of the Bank Holding Company Act with respect to the merger of NBT and CNB from the Federal Reserve Bank of New York, acting on behalf of the Board of Governors.

         NBT Bank and Central National Bank have filed an application with the Comptroller of the Currency requesting approval of the bank merger. Copies of this application have been provided to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by the combined bank as a result of the merger, and will provide other financial and managerial information. In evaluating the application, the Comptroller of the Currency will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the bank merger. Among other things, the Comptroller of the Currency will evaluate the capital adequacy of the combined bank after completion of the bank merger. In addition, under the Community Reinvestment Act of 1977, the Comptroller of the Currency will take into account the record of performance of NBT Bank and Central National Bank in meeting the credit needs of their communities, including low- and moderate-income neighborhoods.

         The Comptroller of the Currency may deny an application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Comptroller of the Currency may also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Comptroller of the Currency finds that the anticompetitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public.

         Applicable federal law provides for the publication of notice and public comment on the application to be filed by NBT Bank and Central National Bank with the Comptroller of the Currency. Under current law, the merger may not be completed until the Comptroller of the Currency has approved the merger and a period of 30 days, or fewer if prescribed by the Comptroller of the Currency with the concurrence of the Attorney General of the United States, following the date of approval of the merger by the Comptroller of the Currency, has expired. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of the approval of the Comptroller of the Currency, unless a court specifically orders otherwise.

         The approval or waiver of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by CNB stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger or the bank merger.

         NBT and CNB are not aware of any governmental approvals or requirements under banking laws and regulations whose receipt or satisfaction is necessary for the merger to become effective other than those described above. NBT and CNB intend to seek any other approval and to take any other action that may be required to effect the merger and the bank merger.

         The merger and the bank merger cannot be completed unless all necessary regulatory approvals are granted and all statutory waiting periods thereafter have expired. There can be no assurance that any required approval can be obtained either prior to or after the special meetings or, if obtained, there can be no assurance as to the date of any of those approvals or the absence of any litigation challenging those approvals. There can likewise be no assurance that the U.S. Department of Justice, the Attorney General of the State of New York, or private persons will not challenge the merger on antitrust grounds, or, if a challenge is made, the result of the challenge.


         The Comptroller of the Currency and the U.S. Department of Justice will review the merger to determine if it will have a significant adverse effect upon competition in any section of the country. In an effort to avoid delay or dispute with respect to competitive factors, NBT Bank and Central National Bank have indicated their willingness to divest Central National Bank's only branch in Chenango County, New York, together with the deposits and loans booked to that facility, assuming agreement by the Comptroller of the Currency and the Department of Justice that the proposed divestiture resolves any competitive issues with respect to the merger. NBT and CNB believe that the aggregate amount and financial impact of such a divestiture, or of any other divestiture that the Comptroller of the Currency or the Department of Justice might request, although not reflected in the unaudited pro forma combined financial statements, will not have a material adverse effect on the combined company.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         NBT common stock trades on the Nasdaq National Market under the symbol "NBTB." CNB common stock trades on the Nasdaq National Market under the symbol "CNBF." Following the merger, NBT will deregister the CNB common stock under the Exchange Act, and the common stock of CNB will cease trading on the Nasdaq National Market.

         The following table has been restated to reflect the payment by NBT of any stock dividends or splits and sets forth for the periods indicated (1) the range of high and low sales prices of the NBT common stock and the CNB common stock, and (2) the amount of cash dividends declared per share by each company:



                                                  NBT                                  CNB
                                                  ---                                  ---
                                    SALES PRICES                        SALE PRICES
                                    ------------                        -----------
                                    HIGH    LOW       DIVIDENDS         HIGH    LOW         DIVIDENDS
                                    ----    ---       ---------         ----    ---         ---------

1999
       First Quarter                $23.33  $19.89      $0.162          $20.00  $15.00       $0.080
       Second Quarter                21.19   19.05       0.162           18.20   15.00        0.080
       Third Quarter                 20.90   16.43       0.162           15.75   13.81        0.085
       Fourth Quarter                17.98   14.63       0.170           15.75   13.00        0.125

2000
       First Quarter                $16.50  $11.38      $0.170          $14.13  $12.06       $0.090
       Second Quarter                14.50    9.38       0.170           12.75    9.75        0.090
       Third Quarter                 12.50    9.75       0.170           11.50    7.63        0.090
       Fourth Quarter                15.94   11.13       0.170           10.13    8.00        0.130

2001
       First Quarter                $17.50  $13.25      $0.170          $19.75  $ 9.00       $0.090
       Second Quarter                25.42*  14.30       0.170           18.42   12.43        0.090
       Third Quarter (through
             August XX, 2001)

         * This price was reported on June 29, 2001, a day on which the Nasdaq National Market experienced computerized trading disruptions which, among other things, forced it to extend its regular trading session and cancel its late trading session. Subsequently the Nasdaq National Market recalculated and republished several closing stock prices (not including NBT, for which it had reported a closing price of $19.30). Excluding trading on June 29, 2001, the high sales price for the quarter ended June 30, 2001 was $16.75.


         The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of NBT and its subsidiaries (and, prior to completion of the merger, of NBT and its subsidiaries insofar as NBT dividends are concerned and CNB and its subsidiaries insofar as CNB dividends are concerned), applicable government regulations, and other factors deemed relevant by the NBT board (and by the respective boards of NBT and CNB prior to completion of the merger). Various federal and state laws limit the ability of affiliated banks to pay dividends to their parent corporations. The merger agreement restricts the cash dividends payable on CNB common stock, pending completion of the merger. See "Adoption of the Merger Agreement and Approval of the Merger -- Conduct of Business Pending Completion the Merger."


         On June 18, 2001, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of NBT common stock was $15.25 per share, the lowest sales price of NBT common stock was $14.74 per share and the last reported sales price of NBT common stock was $15.25 per share. On August XX, 2001, the most recent practicable date prior to the printing of this document, the last reported sales price of NBT common stock was $[$$.$$] per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

         On June 18, 2001, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of CNB common stock was $14.22 per share, the lowest sales price of CNB common stock was $13.74 per share and the last reported sales price of CNB common stock was $13.74 per share. On August XX, 2001, the most recent practicable date prior to the printing of this document, the last reported sales price of CNB common stock was $[$$.$$] per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

         Upon completion of the merger, the stockholders of CNB will become stockholders of NBT. The rights of CNB stockholders are presently governed by New York law and the CNB certificate of incorporation and bylaws. After the merger the rights of former CNB stockholders will be governed by Delaware law and the NBT certificate of incorporation and bylaws. The following chart summarizes the material differences between the rights of holders of CNB common stock prior to the merger and after completion of the merger when the former CNB stockholders will be NBT stockholders. This summary does not purport to be complete and we qualify the summary in its entirety by reference to the CNB articles of incorporation and bylaws, the NBT certificate of incorporation and bylaws, and the relevant provisions of New York and Delaware law. You can obtain copies of the governing corporate instruments of NBT and CNB, without charge, by following the instructions listed under "Where You Can Find More Information."

------------------------------------------------------------------------------------------------------------------------------------
                                               CNB STOCKHOLDERS'                              NBT STOCKHOLDERS'
                                                     RIGHTS                                         RIGHTS
------------------------------------------------------------------------------------------------------------------------------------
Authorized and outstanding        Authorized:  20,000,000 shares of common      Authorized:  50,000,000 shares of common
stock                             stock, par value $1.25 per share.             stock, par value $.01 per share; 2,500,000
                                                                                shares of preferred stock, par value $.01 per
                                  Outstanding:  #,###,### shares of common      share.
                                  stock as of the date of this document.
                                                                                Outstanding:  ##,###,### shares of common
                                                                                stock as of the date of this document; no
                                                                                shares of preferred stock.
------------------------------------------------------------------------------------------------------------------------------------
Special meetings of stockholders  Special meetings of the stockholders may be   Special meetings may be called by the board
                                  called at any time by affirmative vote of a   of directors or the chairman of the board, or
                                  majority of the board of directors or by      if there is none, by the president, or by the
                                  any three or more stockholders owning not     holders of at least 50% of all shares entitled to
                                  less than 10% of the outstanding stock.       entitled to vote at the meeting.
------------------------------------------------------------------------------------------------------------------------------------
Inspection of voting lists of     Under New York law, a stockholder of record   Stockholders may inspect a list of
stockholders                      has a right to inspect the stockholder        stockholders at least ten days before the
                                  minutes and record of stockholders, during    meeting for which the list was prepared and
                                  usual business hours, on at least five        at the time and place of the meeting and
                                  days' written demand.  The examination of     during the whole time of the meeting.
                                  the stockholder minutes and record of
                                  stockholders must be for a purpose
                                  reasonably related to the stockholder's
                                  interest as a stockholder.  A list of
                                  stockholders as of the record date shall be
                                  produced at any meeting of stockholders
                                  upon the request of any stockholder.
------------------------------------------------------------------------------------------------------------------------------------
Vacancies on the board of         Stockholders may fill vacancies at a          Stockholders may fill vacancies at a
directors and additional          stockholders' meeting.  By a vote of a        stockholders' meeting.  Directors may fill
directors                         majority of the directors then in office,     vacancies by a majority vote of the directors
                                  the board of directors may fill any           then in office.  The director chosen by the
                                  vacancies in the board of directors for any   current directors to fill the vacancy holds
                                  reason and any newly created directorship     the office until the time of the next
                                  from any increase in the number of            election of directors, at which point the
                                  directors.  Any director so chosen to fill    stockholders shall fill the vacancy for the
                                  a vacancy shall serve until the next annual   remainder of the unexpired term of office.
                                  meeting of stockholders and until his or      Directors may also fill newly-created
                                  her successor is elected and qualified.       directorships other than an increase by more
                                  Any director appointed to the board of        than three in the number of directors.  Any
                                  directors by reason of an increase of         director appointed to the board of directors
                                  directors shall serve until that director's   by reason of increase in the number of
                                  term shall end.                               directors shall serve until the successor is
                                                                                elected and qualified.
------------------------------------------------------------------------------------------------------------------------------------
Cumulative voting for directors   Cumulative voting rights exist for the        No such rights exist.
                                  election of directors.
------------------------------------------------------------------------------------------------------------------------------------
Classification of the board of    The CNB board is divided into three           The NBT board is divided into three classes,
directors                         classes, with directors in each class being   with directors in each class being elected
                                  elected for staggered three-year terms.       for staggered three-year terms.
------------------------------------------------------------------------------------------------------------------------------------
Removal of directors              Directors may be removed for cause by a       Stockholders may remove a director only for
                                  vote of the stockholders, but no director     cause by the affirmative vote of a majority
                                  may be removed when the vote against his or   in voting power of the stockholders entitled
                                  her removal would be sufficient to elect      to vote and to be present at the meeting
                                  him or her if voted cumulatively at an        called for such purpose.
                                  election at which the same total number of
                                  votes were cast and the entire board, or
                                  the entire class of directors of which he
                                  or she is a member, were then being elected.
------------------------------------------------------------------------------------------------------------------------------------
Liability of directors            Directors are not personally liable to CNB    Directors are not personally liable to NBT or
                                  or its stockholders for monetary damages      its stockholders for monetary damages for
                                  for any action taken or for any failure to    breaches of fiduciary duty, except (1) for
                                  take any action, unless (1) his or her acts   breach of the director's duty of loyalty, (2)
                                  or omissions were in bad faith or involved    for acts and omissions not in good faith or
                                  intentional misconduct or a knowing           which involve intentional misconduct or a
                                  violation of law or (2) he or she             knowing violation of law, (3) for unlawful
                                  personally gained in fact a financial         payments of dividends or unlawful stock
                                  profit or other advantage to which he or      purchases or redemptions or (4) for any
                                  she was not legally entitled.                 transaction where the director received an
                                                                                improper personal benefit.
------------------------------------------------------------------------------------------------------------------------------------
Indemnification of directors      A CNB director or officer is entitled to      An NBT director or officer is entitled to
and officers                      indemnification if such person acted, in      indemnification if he or she acted in good
                                  good faith, for a purpose which he or she     faith and in a manner he or she reasonably
                                  reasonably believed to be in the best         believed to be in, or not opposed to, the
                                  interests of the corporation, and in          best interest of NBT and, with respect to any
                                  criminal actions, had no reasonable cause     criminal action or proceeding, had no
                                  to believe that his or her conduct was        reasonable cause to believe his or her
                                  unlawful.                                     conduct was unlawful.
------------------------------------------------------------------------------------------------------------------------------------
Restrictions upon certain         Any business combination involving CNB or a   Any business combination involving NBT or a
business combinations             subsidiary and an interested stockholder or   subsidiary and a major stockholder or
                                  affiliate of such interested stockholder      affiliate requires the affirmative vote of
                                  requires the affirmative vote of the          the holders of not less than 80% of the
                                  holders of the holders of 75% of the          outstanding shares of NBT common stock,
                                  outstanding shares of CNB common entitled     excluding the shares owned by the major
                                  to vote.  An interested stockholder is any    stockholder and its affiliates.  The
                                  person who beneficially owns 5% or more of    certificate defines "major stockholder" as
                                  CNB's voting stock.  However, the above       any person who beneficially owns 5% or more
                                  voting requirement will not apply to a        of NBT's voting stock.  However, such an
                                  business combination involving an             affirmative vote will not apply to a business
                                  interested stockholder or its affiliate if    combination involving a major stockholder or
                                  the business combination is approved by 75%   its affiliate if the business combination is
                                  of the directors who were directors prior     approved by two thirds of the directors who
                                  to the time when the interested stockholder   were directors prior to the time when the
                                  became an interested stockholder and the      major stockholder became a major stockholder.
                                  transaction meets other specific
                                  requirements outlined in the certificate of
                                  incorporation of CNB.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Stockholder Rights Plan           None.                                         NBT has a stockholder rights plan, which is designed
                                                                                to ensure that a potential acquiror of NBT will
                                                                                negotiate with the NBT board and that all NBT
                                                                                stockholders will be treated equitably in the event
                                                                                of a takeover attempt. The rights issued under the
                                                                                plan have certain anti-takeover effects.
--------------------------------- --------------------------------------------- -----------------------------------------------
Amendments to certificate or      Amendments generally require the approval     Amendments generally require the approval of
articles of incorporation         of the board of directors and the approval    the board of directors and the approval of
                                  of a majority of the outstanding stock        the holders of a majority of the outstanding
                                  entitled to vote upon the amendment.          stock entitled to vote upon the amendment.
                                  However, the approval by 75% of the           Any amendment to those provisions of the
                                  outstanding shares is required to amend the   certificate of incorporation that relate to
                                  corporation's articles regarding preemptive   business combinations involving NBT or a
                                  rights, classification of the board of        subsidiary and a major stockholder or
                                  directors, opposition to tender offers,       affiliate require the affirmative vote of at
                                  business combinations, and amendment of the   least 80% of the outstanding shares of voting
                                  corporation's articles; except if the         stock, and if there is a major stockholder,
                                  amendment is approved by 75% of the           such 80% vote must include the affirmative
                                  continuing directors, then approval by a      vote of at least 80% of the outstanding
                                  majority of the outstanding shares is         shares of voting stock held by stockholders
                                  required.                                     other than the major stockholder and its
                                                                                affiliates.
------------------------------------------------------------------------------------------------------------------------------------
Amendments to bylaws              A majority of the directors or stockholders   A majority of the directors, or stockholders
                                  holding a majority of the votes cast may      holding a majority of the outstanding shares
                                  make, amend or repeal the bylaws.             entitled to vote, may make, amend or repeal
                                                                                the bylaws. The NBT bylaws permit the stockholders
                                                                                to adopt, approve or designate bylaws that may not
                                                                                be amended, altered or repealed except by a
                                                                                specified percentage in interest of all the
                                                                                stockholders or of a particular class of
                                                                                stockholders.
------------------------------------------------------------------------------------------------------------------------------------


                        DESCRIPTION OF NBT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         NBT's current authorized stock consists of 50,000,000 shares of common stock, $.01 par value per share and 2,500,000 shares of preferred stock, $.01 par value per share. No shares of NBT preferred stock are currently outstanding. The NBT board is authorized to issue, without further stockholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including, the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices, and liquidation preferences. As of June 30, 2001, 24,765,554 shares of NBT common stock were outstanding.

COMMON STOCK

         Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of NBT common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the NBT board out of funds legally available for dividends and to share ratably in the assets of NBT legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of NBT.

         Each outstanding share of NBT common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, the NBT certificate of incorporation or the NBT bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of NBT common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The NBT board is divided into three classes with each class as equal in number as possible. This means, in general, that each director serves a three-year term and that one-third of the members of the NBT board are subject to reelection at each annual meeting of stockholders.

         Holders of NBT common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of NBT's classes of stock.

         All shares of NBT common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

         For a description of the provisions of the NBT certificate of incorporation that may have the effect of delaying, deferring or preventing a change in control of NBT, see "Comparison of Stockholders' Rights -- Restrictions upon Certain Business Combinations" in the table in the preceding section of this document.

PREFERRED STOCK

         The NBT board is authorized, without any further vote or action by the NBT stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Delaware law. Because the NBT board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of NBT common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of NBT.

STOCKHOLDER RIGHTS PLAN

         In November 1994, NBT adopted a stockholder rights plan designed to ensure that any potential acquiror of NBT would negotiate with the NBT board and that all NBT stockholders would be treated equitably in the event of a takeover attempt. At that time, NBT paid a dividend of one Preferred Share Purchase Right for each outstanding share of NBT common stock. Similar rights are attached to each share of NBT common stock issued after November 15, 1994, including the shares of common stock issuable in the merger. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of the NBT outstanding common stock, begins a tender or exchange offer for 25 percent or more of the NBT common stock, or an adverse person, as declared by the NBT board, acquires 10 percent or more of the NBT common stock. Additionally, until the occurrence of such an event, the rights are not severable from the NBT common stock and therefore, the rights will transfer upon the transfer of shares of the NBT common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-hundredth of a share of NBT Series R Preferred Stock, $.01 par value per share, at a price of $100. The rights plan also provides that upon the occurrence of certain specified events the holders of rights will be entitled to acquire additional equity interests in NBT or in the acquiring entity, such interests having a market value of two times the right's exercise price of $100. The rights expire November 14, 2004, and are redeemable in whole, but not in part, at NBT's option prior to the time they become exercisable, for a price of $0.01 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire NBT on terms not approved by the NBT board. The rights should not interfere with any merger or other business combination approved by the NBT board.

REGISTRAR AND TRANSFER AGENT

         NBT's registrar and transfer agent is American Stock Transfer and Trust Company, New York, New York.


                                  OTHER MATTERS

NBT Bancorp Inc.

         Any proposal which an NBT stockholder wishes to have included in NBT's proxy statement and form of proxy relating to NBT's 2002 annual meeting of stockholders under Rule 14a-8 of the SEC must be received by NBT at its principal executive offices at 52 South Broad Street, Norwich, New York 13815 by November 23, 2001. Nothing in this paragraph shall be deemed to require NBT to include in its proxy statement and form of proxy for that meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. NBT anticipates that its 2002 annual meeting will be held in May 2002.

CNB Financial Corp.

         Any proposal which a CNB stockholder wishes to have included in CNB's proxy statement and form of proxy relating to CNB's 2002 annual meeting of stockholders under Rule 14a-8 of the SEC must be received by CNB at its principal executive offices at 24 Church Street, Canajoharie, New York 13317 by December 5, 2001. Nothing in this paragraph shall be deemed to require CNB to include in its proxy statement and form of proxy for that meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. If the merger agreement is approved and the merger takes place, CNB will not have an annual meeting of stockholders in 2002. If the merger does not take place, CNB anticipates that its 2002 annual meeting will be held in May 2002.

         The respective boards of directors of NBT and CNB are unaware of other matters to be voted on at either the NBT special meeting or the CNB special meeting. If other matters do properly come before the respective meetings, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, each of NBT and CNB intend that the persons appointed in the respective proxies will vote, or not vote for those matters in their discretion the shares represented by proxies in the accompanying proxy card.


                          TELEPHONE AND INTERNET VOTING

SHARES DIRECTLY REGISTERED IN THE NAME OF THE NBT STOCKHOLDER


     NBT stockholders with shares of NBT common stock registered directly with NBT's transfer agent, American Stock Transfer and Trust Company, may vote by telephone by calling 1-800-PROXIES or electronically via the Internet at www.voteproxy.com. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. on October 15, 2001 to be effective. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the special meeting.

NBT SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

     A number of brokerage firms and banks participate through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by American Stock Transfer for shares registered in the name of the NBT stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares by telephone by calling the telephone number or via the Internet as set forth on your voting form that you receive from your broker or bank. Votes submitted by telephone or via the Internet through the ADP program must be received by 11:59 p.m. on October 15, 2001 to be effective. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the special meeting.

     Proxies given by telephone or via the Internet are permitted under Delaware law. These telephone and Internet voting procedures are designed to authenticate an NBT stockholder's identity, to allow an NBT stockholder to give his or her voting instructions and to confirm that his or her voting instructions have been recorded properly. Stockholders voting via the Internet through either American Stock Transfer or ADP should understand that there may be third-party costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

SHARES DIRECTLY REGISTERED IN THE NAME OF THE CNB STOCKHOLDER

     CNB stockholders with shares of CNB common stock registered directly with CNB's transfer agent, Central National Bank, may vote by telephone by calling 1-800-690-6903 or electronically via the Internet at www.proxyvote.com. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. on October 15, 2001 to be effective. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the special meeting.

CNB SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK

     A number of brokerage firms and banks participate through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Central National Bank for shares registered in the name of the CNB stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares by telephone by calling the telephone number or via the Internet as set forth on your voting form that you receive from your broker or bank. Votes submitted by telephone or via the Internet through the ADP program must be received by 11:59 p.m. on October 15, 2001 to be effective. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the special meeting.

     Proxies given by telephone or via the Internet are permitted under New York law. These telephone and Internet voting procedures are designed to authenticate a CNB stockholder's identity, to allow a CNB stockholder to give his or her voting instructions and to confirm that his or her voting instructions have been recorded properly. Stockholders voting via the Internet through either Central National Bank or ADP should understand that there may be third-party costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.



                                  LEGAL MATTERS

       The validity of the common stock to be issued in connection with the merger and material federal income tax consequences of the merger will be passed upon by Duane, Morris & Heckscher LLP, Washington, D.C.


                                     EXPERTS

         The consolidated financial statements of NBT as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated in this document by reference, and upon the authority of KPMG LLP as experts in accounting and auditing.

         The consolidated financial statements of CNB as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated in this document by reference, and upon the authority of KPMG LLP as experts in accounting and auditing.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         NBT and CNB have used and incorporated by reference "forward-looking statements" in this document. Words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. NBT and CNB have used these statements to describe our expectations and estimates in various sections of this document, including:

         o    Summary -- Our Reasons for the Merger;

         o Summary -- Selected Historical and Pro Forma Condensed Combined Financial Data;

         o    The Merger -- Background of the Merger;

         o The Merger -- Recommendation of the NBT Board and NBT's Reasons for the Merger;

         o The Merger -- Recommendation of the CNB Board and CNB's Reasons for the Merger;

         o    The Merger -- Opinion of NBT's Financial Advisor;

         o    The Merger -- Opinion of CNB's Financial Advisor; and

         o    Unaudited Pro Forma Condensed Combined Financial Statements.

      Factors that might cause such differences include, but are not limited to:

         o    the timing of closing the proposed merger being delayed;

         o competitive pressures among financial institutions increasing significantly;

         o economic conditions, either nationally or locally in areas in which NBT and CNB conduct their operations, being less favorable than expected;

         o the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected;

         o expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; and

         o legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current and future operations.

         NBT and CNB disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this document to reflect future events or developments, except as required by the federal securities laws. NBT's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the factors listed in this paragraph. This list may not be exhaustive.


                       DOCUMENTS INCORPORATED BY REFERENCE

         NBT has filed a registration statement on Form S-4 to register with the SEC the NBT common stock to be issued to the holders of CNB common stock in the merger. This document is a part of that registration statement and constitutes a prospectus of NBT in addition to being a proxy statement of NBT and CNB for the NBT special meeting and the CNB special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies, their finances and their common stock.


NBT BANCORP INC. SEC FILINGS INCORPORATED BY REFERENCE INTO THIS DOCUMENT


         o    annual report on Form 10-K for the year ended December 31, 2000;


         o quarterly reports on Form 10-Q for the calendar quarters ended March 31, 2001 and June 30, 2001;


         o current reports on Form 8-K, filed with the SEC on January 3, 2001, June 5, 2001, June 22, 2001 and July 27, 2001;

         o    Form 8-A/A filed with the SEC on May 9, 2000 (File No. 0-14703);

         o Form 8-A/A filed with the SEC on February 24, 2000 (File No. 0-14703); and


         o the description of our common stock as set forth above under the caption "DESCRIPTION OF NBT CAPITAL STOCK."

CNB FINANCIAL CORP. SEC FILINGS INCORPORATED BY REFERENCE INTO THIS DOCUMENT


         o annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2000;


         o quarterly reports on Form 10-Q for the calendar quarters ended March 31, 2001 and June 30, 2001; and


         o current reports on Form 8-K, filed with the SEC on March 2, 2001, June 22, 2001 and July 31, 2001.

         We hereby incorporate into this document by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the effective time of the merger.

         NBT has supplied all information contained or incorporated by reference in this document relating to NBT and CNB has supplied all information relating to CNB.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You can obtain documents incorporated by reference from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document without charge by requesting them in writing or by telephone from the appropriate party at the following address:

       NBT Bancorp Inc.                           CNB Financial Corp.
       52 South Broad Street                      24 Church Street
       Norwich, New York 13815                    Canajoharie, New York 13317
       Attention: Michael J. Chewens, CPA         Attention: Holly C. Craver
       Tel: (607) 337-6520                        Tel: (518) 673-3243
       e-mail: mchewens@nbtbci.com                e-mail: holly.craver@cnbfc.com
               -------------------                        ----------------------


         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NBT AND CNB THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN OCTOBER 9, 2001.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE NBT PROPOSAL AND THE CNB PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED [_____], 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF NBT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


         The following unaudited pro forma condensed combined balance sheet presents the financial position of NBT and CNB as of June 30, 2001, assuming that the merger of NBT and CNB had occurred as of June 30, 2001. The following unaudited pro forma condensed combined statements of income for the six months ended June 30, 2001 and 2000, and the years ended December 31, 2000, 1999 and 1998 present the combined historical results of operations of NBT and CNB as if the merger had been completed as of the first day of the respective periods presented. Pro forma earnings per common share are based on the exchange ratio of 1.2 shares of NBT common stock for each share of CNB common stock issued and outstanding. The fiscal years of NBT and CNB end December 31. The unaudited pro forma condensed combined balance sheet reflects estimated non-recurring charges that may be incurred in connection with the merger.


         The unaudited pro forma condensed combined financial statements were prepared giving effect to the merger using the pooling of interests accounting method. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of NBT and CNB are combined and reflected at their historical amounts, except as noted in the accompanying notes.

         The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma condensed combined statements of income do not reflect potential operating expense reductions or revenue enhancements that are expected to result from the merger, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.


         The unaudited pro forma condensed combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and accompanying notes of NBT and CNB, incorporated by reference herein. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the mergers had been completed on June 30, 2001 or at the beginning of the respective periods presented or that may be attained in the future.



       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET JUNE 30, 2001
                                 (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                    NBT                 CNB         PRO FORMA        PRO FORMA
                                                                BANCORP INC.      FINANCIAL CORP.  ADJUSTMENTS        COMBINED
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                           82,443             14,319                             96,762
------------------------------------------------------------------------------------------------------------------------------------
Trading securities, at fair value                                      108              9,550                              9,658
------------------------------------------------------------------------------------------------------------------------------------
                                                                   583,297            388,066      (2,459) (2)
Securities available for sale, at fair value                                                       (1,000) (6)           967,904
------------------------------------------------------------------------------------------------------------------------------------
1Securities held to maturity (fair value--NBT Bancorp Inc.
    $97,153 and CNB Financial Corp. $--)                            97,567                 --                             97,567
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases                                                 1,817,015            546,895                          2,363,910
------------------------------------------------------------------------------------------------------------------------------------
Less: Allowance for loan and lease losses                           25,691              8,435                             34,126
------------------------------------------------------------------------------------------------------------------------------------
         Net loans and leases                                    1,791,324            538,460                          2,329,784
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                         48,953             12,214                             61,167
------------------------------------------------------------------------------------------------------------------------------------
Intangible assets, net                                              33,817             17,471                             51,288
------------------------------------------------------------------------------------------------------------------------------------
                                                                    66,014             12,521         183  (2)            81,368
Other assets                                                                                        2,650  (5)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     2,703,523            992,601                          3,695,498
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Deposits:
------------------------------------------------------------------------------------------------------------------------------------
         Demand (noninterest bearing)                              318,283             79,138                            397,421
------------------------------------------------------------------------------------------------------------------------------------
         Interest bearing                                        1,758,682            760,471                          2,519,153
------------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                          2,076,965            839,609                          2,916,574
------------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                               96,537             50,871                            147,408
------------------------------------------------------------------------------------------------------------------------------------
Long-term borrowings                                               271,480              5,385                            276,865
------------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                   29,207             12,942      11,250  (5)            53,399
------------------------------------------------------------------------------------------------------------------------------------
            TOTAL LIABILITIES                                    2,474,189            908,807                          3,394,246
------------------------------------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in Company's
junior subordinated debentures                                          --             18,000      (1,000) (6)            17,000
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
------------------------------------------------------------------------------------------------------------------------------------
         Preferred stock                                                --                 --                                 --
------------------------------------------------------------------------------------------------------------------------------------
         Common stock                                                  253              9,756      (9,668) (3)               341
------------------------------------------------------------------------------------------------------------------------------------
         Additional paid-in capital                                199,144              6,202       1,467  (3)           206,813
------------------------------------------------------------------------------------------------------------------------------------
         Retained earnings                                          40,742             54,772      (8,600) (5)            86,914
------------------------------------------------------------------------------------------------------------------------------------
         Accumulated other comprehensive income (loss)               (116)              1,260        (271) (2)               873
------------------------------------------------------------------------------------------------------------------------------------
         Common stock in treasury, at cost                        (10,689)            (6,196)      (2,005) (2)           (10,689)
                                                                                                    8,201  (3)
------------------------------------------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                229,334             65,794                            284,252
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       2,703,523            992,601                          3,695,498
------------------------------------------------------------------------------------------------------------------------------------

 See accompanying notes to the unaudited pro forma condensed combined financial statements.


                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

---------------------------------------------------------------------------------------------------------------------------------
                                                                      NBT               CNB           PRO FORMA        COMBINED
                                                                  BANCORP INC.    FINANCIAL CORP.    ADJUSTMENTS      PRO FORMA
---------------------------------------------------------------------------------------------------------------------------------
Interest and fee income:
---------------------------------------------------------------------------------------------------------------------------------
       Loans and leases                                               73,729           21,465                           95,194
---------------------------------------------------------------------------------------------------------------------------------
       Securities                                                     21,057           12,741                           33,798
---------------------------------------------------------------------------------------------------------------------------------
       Other                                                             997               67                            1,064
---------------------------------------------------------------------------------------------------------------------------------
       Total interest and fee income                                  95,783           34,273                          130,056
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Interest expense:
---------------------------------------------------------------------------------------------------------------------------------
       Deposits                                                       36,864           17,289                           54,153
---------------------------------------------------------------------------------------------------------------------------------
       Short-term borrowings                                           2,486              911                            3,397
---------------------------------------------------------------------------------------------------------------------------------
       Long-term debt                                                  6,501              162                            6,663
---------------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                         45,851           18,362                           64,213
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                   49,932           15,911                           65,843
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                              7,463              620                            8,083
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   42,469           15,291                           57,760
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
---------------------------------------------------------------------------------------------------------------------------------
       Broker/dealer fees                                              1,922               --                            1,922
---------------------------------------------------------------------------------------------------------------------------------
       Service charges on deposit accounts                             5,000            1,392                            6,392
---------------------------------------------------------------------------------------------------------------------------------
       Net security gains (losses)                                       546              864                            1,410
---------------------------------------------------------------------------------------------------------------------------------
       Gain on sale of branch building                                 1,367               --                            1,367
---------------------------------------------------------------------------------------------------------------------------------
       Trust                                                           1,796              256                            2,052
---------------------------------------------------------------------------------------------------------------------------------
       Other                                                           3,800              688                            4,488
---------------------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                       14,431            3,200                           17,631
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
---------------------------------------------------------------------------------------------------------------------------------
       Salaries and employee benefits                                 18,238            5,064                           23,302
---------------------------------------------------------------------------------------------------------------------------------
       Office supplies and postage                                     1,812              687                            2,499
---------------------------------------------------------------------------------------------------------------------------------
       Occupancy and equipment                                         5,824            1,609                            7,433
---------------------------------------------------------------------------------------------------------------------------------
       Deposit overdraft write-offs                                    2,125               --                            2,125
---------------------------------------------------------------------------------------------------------------------------------
       Professional fees and outside services                          1,825              515                            2,340
---------------------------------------------------------------------------------------------------------------------------------
       Data processing and communications                              3,776            1,392                            5,168
---------------------------------------------------------------------------------------------------------------------------------
       Amortization of intangible assets                               1,312              663                            1,975
---------------------------------------------------------------------------------------------------------------------------------
       Capital securities                                                 --              788                              788
---------------------------------------------------------------------------------------------------------------------------------
       Other operating                                                 4,100            2,125                            6,225
---------------------------------------------------------------------------------------------------------------------------------
       Total noninterest expenses                                     39,012           12,843                           51,855
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of a
change in accounting principle                                        17,888            5,648                           23,536
---------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                           5,545            1,672                            7,217
---------------------------------------------------------------------------------------------------------------------------------
Net Income before cumulative effect of a change in                    12,343            3,976                           16,319
accounting principle
---------------------------------------------------------------------------------------------------------------------------------
Cumulative effect of a change in accounting principle due
to the adoption of Statement of Financial Accounting                      --              (95)                             (95)
Standards No. 133, net of tax effect
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                            12,343            3,881                           16,224
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding: (1)
---------------------------------------------------------------------------------------------------------------------------------
  Basic                                                               23,878            7,463                           32,834
---------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                             24,071            7,502                           33,073
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share:
---------------------------------------------------------------------------------------------------------------------------------
  Basic                                                                 0.52             0.52                             0.49
---------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                               0.51             0.52                             0.49
---------------------------------------------------------------------------------------------------------------------------------
                     See accompanying notes to the unaudited pro forma condensed combined financial statements.

                  UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------------------------------------------------------------
                                                                     NBT                 CNB            PRO FORMA         COMBINED
                                                                 BANCORP INC.      FINANCIAL CORP.     ADJUSTMENTS        PRO FORMA
------------------------------------------------------------------------------------------------------------------------------------
Interest and fee income:
------------------------------------------------------------------------------------------------------------------------------------
         Loan                                                       66,608             19,736                              86,344
------------------------------------------------------------------------------------------------------------------------------------
         Securities                                                 24,002             14,704                              38,706
------------------------------------------------------------------------------------------------------------------------------------
         Other                                                       1,098                128                               1,226
------------------------------------------------------------------------------------------------------------------------------------
         Total interest and fee income                              91,708             34,568                             126,276
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Interest expense:
------------------------------------------------------------------------------------------------------------------------------------
         Deposits                                                   33,774             16,365                              50,139
------------------------------------------------------------------------------------------------------------------------------------
         Short-term borrowings                                       4,330                840                               5,170
------------------------------------------------------------------------------------------------------------------------------------
         Long-term borrowings                                        6,781                205                               6,986
------------------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                     44,885             17,410                              62,295
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                 46,823             17,158                              63,981
------------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                            3,799                740                               4,539
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                 43,024             16,418                              59,442
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
------------------------------------------------------------------------------------------------------------------------------------
         Broker/dealer fees                                            578                 --                                 578
------------------------------------------------------------------------------------------------------------------------------------
         Service charges on deposit accounts                         3,968              1,224                               5,192
------------------------------------------------------------------------------------------------------------------------------------
         Net security gains (losses)                                     6               (326)                               (320)
------------------------------------------------------------------------------------------------------------------------------------
         Trust                                                       1,671                233                               1,904
------------------------------------------------------------------------------------------------------------------------------------
         Other                                                       2,973                836                               3,809
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                    9,196              1,967                              11,163
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
------------------------------------------------------------------------------------------------------------------------------------
         Salaries and employee benefits                             16,658              4,982                              21,640
------------------------------------------------------------------------------------------------------------------------------------
         Office supplies and postage                                 1,439                625                               2,064
------------------------------------------------------------------------------------------------------------------------------------
         Occupancy & equipment                                       5,674              1,427                               7,101
------------------------------------------------------------------------------------------------------------------------------------
         Professional fees and outside services                      1,668                390                               2,058
------------------------------------------------------------------------------------------------------------------------------------
         Data processing and communications                          2,799              1,231                               4,030
------------------------------------------------------------------------------------------------------------------------------------
         Amortization of intangible assets                             714                663                               1,377
------------------------------------------------------------------------------------------------------------------------------------
         Merger, acquisition and reorganization costs                4,039                 --                                 835
------------------------------------------------------------------------------------------------------------------------------------
         Capital securities                                             --                835                               4,039
------------------------------------------------------------------------------------------------------------------------------------
         Other operating                                             4,410              2,670                               7,080
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest expenses                                 37,401             12,823                              50,224
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          14,819              5,562                              20,381
------------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                         5,470              1,466                               6,936
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                           9,349              4,096                              13,445
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding: (1)
------------------------------------------------------------------------------------------------------------------------------------
  Basic                                                             23,333              7,510                              32,345
------------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                           23,465              7,533                              32,505
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share:
------------------------------------------------------------------------------------------------------------------------------------
  Basic                                                               0.40               0.55                                0.42
------------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                             0.40               0.54                                0.41
------------------------------------------------------------------------------------------------------------------------------------

                     See accompanying notes to the unaudited pro forma condensed combined financial statements.


              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------------------------------------------------------
                                                            NBT                CNB            PRO FORMA         COMBINED
                                                       BANCORP INC.      FINANCIAL CORP.     ADJUSTMENTS       PRO FORMA
------------------------------------------------------------------------------------------------------------------------------
Interest and fee income:
------------------------------------------------------------------------------------------------------------------------------
             Loans                                        $140,725             $41,335                          $182,060
------------------------------------------------------------------------------------------------------------------------------
             Securities                                     47,054              28,390                            75,444
------------------------------------------------------------------------------------------------------------------------------
             Other                                           2,752                 210                             2,962
------------------------------------------------------------------------------------------------------------------------------
             Total interest and fee income:                190,531              69,935                           260,466
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Interest expense:
------------------------------------------------------------------------------------------------------------------------------
             Deposits                                       73,791              33,501                           107,292
------------------------------------------------------------------------------------------------------------------------------
             Short-term borrowings                           8,777               3,088                            11,865
------------------------------------------------------------------------------------------------------------------------------
             Long-term debt                                 13,453                 392                            13,845
------------------------------------------------------------------------------------------------------------------------------
             Total interest expense                         96,021              36,981                           133,002
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Net interest income                                         94,510              32,954                           127,464
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                    8,678               1,465                            10,143
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses         85,832              31,489                           117,321
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
------------------------------------------------------------------------------------------------------------------------------
             Broker/dealer fees                              2,723                  --                             2,723
------------------------------------------------------------------------------------------------------------------------------
             Service charges on deposit accounts             8,284               2,566                            10,850
------------------------------------------------------------------------------------------------------------------------------
             Net security gains (losses)                    (1,216)             (1,046)                           (2,262)
------------------------------------------------------------------------------------------------------------------------------
             Trust                                           3,382                 439                             3,821
------------------------------------------------------------------------------------------------------------------------------
             Other                                           6,043               1,616                             7,659
------------------------------------------------------------------------------------------------------------------------------
             Total noninterest income                       19,216               3,575                            22,791
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
------------------------------------------------------------------------------------------------------------------------------
             Salaries and employee benefits                 35,411               9,392                            44,803
------------------------------------------------------------------------------------------------------------------------------
             Office supplies and postage                     2,954               1,274                             4,228
------------------------------------------------------------------------------------------------------------------------------
             Occupancy and equipment                        11,420               2,750                            14,170
------------------------------------------------------------------------------------------------------------------------------
             Professional fees and outside services          3,754                 868                             4,622
------------------------------------------------------------------------------------------------------------------------------
             Data processing and communications              5,828               2,574                             8,402
------------------------------------------------------------------------------------------------------------------------------
             Amortization of intangible assets               1,722               1,327                             3,049
------------------------------------------------------------------------------------------------------------------------------
             Merger, acquisition and reorganization costs   23,625                  --                            23,625
------------------------------------------------------------------------------------------------------------------------------
             Capital securities                                 --               1,727                             1,727
------------------------------------------------------------------------------------------------------------------------------
             Other operating                                 9,148               5,656                            14,804
------------------------------------------------------------------------------------------------------------------------------
             Total noninterest expense                      93,862              25,568                           119,430
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  11,186               9,496                            20,682
------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                 3,995               2,533                             6,528
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                  $7,191              $6,963                           $14,154
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (1)
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                     23,461               7,492                            32,451
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                   23,600               7,509                            32,611
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                      $0.31               $0.93                             $0.44
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                    $0.30               $0.93                             $0.43
------------------------------------------------------------------------------------------------------------------------------

                   See accompanying notes to the unaudited pro forma condensed combined financial statements.


              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------
                                                           NBT                CNB            PRO FORMA         COMBINED
                                                       BANCORP INC.     FINANCIAL CORP.     ADJUSTMENTS        PRO FORMA
------------------------------------------------------------------------------------------------------------------------------
Interest and fee income:
------------------------------------------------------------------------------------------------------------------------------
              Loans                                      $115,990            $34,234                            $150,224
------------------------------------------------------------------------------------------------------------------------------
              Securities                                   46,420             21,139                              67,559
------------------------------------------------------------------------------------------------------------------------------
              Other                                         2,462                806                               3,268
------------------------------------------------------------------------------------------------------------------------------
              Total interest and fee income:              164,872             56,179                             221,051
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Interest expense:
------------------------------------------------------------------------------------------------------------------------------
              Deposits                                     56,565             25,911                              82,476
------------------------------------------------------------------------------------------------------------------------------
              Short-term borrowing                          6,011              1,162                               7,173
------------------------------------------------------------------------------------------------------------------------------
              Long-term debt                               12,882                344                              13,226
------------------------------------------------------------------------------------------------------------------------------
              Total interest expense                       75,458             27,417                             102,875
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        89,414             28,762                             118,176
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                   5,440              1,456                               6,896
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses        83,974             27,306                             111,280
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
------------------------------------------------------------------------------------------------------------------------------
             Broker/dealer fees                                46                 --                                  46
------------------------------------------------------------------------------------------------------------------------------
             Service charges on deposit accounts            7,588              2,157                               9,745
------------------------------------------------------------------------------------------------------------------------------
             Net security gains (losses )                   1,803              (803)                               1,000
------------------------------------------------------------------------------------------------------------------------------
             Trust                                          3,305                444                               3,749
------------------------------------------------------------------------------------------------------------------------------
             Other                                          6,340              1,719                               8,059
------------------------------------------------------------------------------------------------------------------------------
             Total noninterest income                      19,082              3,517                              22,599
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
------------------------------------------------------------------------------------------------------------------------------
             Salaries and employee benefits                30,751              9,776                              40,527
------------------------------------------------------------------------------------------------------------------------------
             Office supplies and postage                    3,044              1,276                               4,320
------------------------------------------------------------------------------------------------------------------------------
             Occupancy and equipment                       10,580              2,258                              12,838
------------------------------------------------------------------------------------------------------------------------------
             Professional fees and outside services         3,008                818                               3,826
------------------------------------------------------------------------------------------------------------------------------
             Data processing and communications             5,392              2,508                               7,900
------------------------------------------------------------------------------------------------------------------------------
             Amortization of intangible assets              1,323                441                               1,764
------------------------------------------------------------------------------------------------------------------------------
             Merger, acquisition and reorganization costs     835                 --                                 835
------------------------------------------------------------------------------------------------------------------------------
             Capital securities                                --                615                                 615
------------------------------------------------------------------------------------------------------------------------------
             Other operating                                7,984              4,645                              12,629
------------------------------------------------------------------------------------------------------------------------------
             Total noninterest expense                     62,917             22,337                              85,254
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 40,139              8,486                              48,625
------------------------------------------------------------------------------------------------------------------------------
Income taxes                                               13,882              2,151                              16,033
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                $26,257             $6,335                             $32,592
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (1)
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                    23,096              7,571                              32,181
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                  23,414              7,606                              32,541
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                     $1.14              $0.84                               $1.01
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                   $1.12              $0.83                               $1.00
------------------------------------------------------------------------------------------------------------------------------

                     See accompanying notes to the unaudited pro forma condensed combined financial statements.


               UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------------------------------------------------------
                                                              NBT              CNB            PRO FORMA         COMBINED
                                                          BANCORP INC.   FINANCIAL CORP.     ADJUSTMENTS       PRO FORMA
------------------------------------------------------------------------------------------------------------------------------
Interest and fee income:
------------------------------------------------------------------------------------------------------------------------------
             Loans                                         $108,318           $33,008                           $141,326
------------------------------------------------------------------------------------------------------------------------------
             Securities                                      47,411            19,269                             66,680
------------------------------------------------------------------------------------------------------------------------------
             Other                                            2,699               265                              2,964
------------------------------------------------------------------------------------------------------------------------------
             Total interest and fee income:                 158,428            52,542                            210,970
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Interest expense:
------------------------------------------------------------------------------------------------------------------------------
              Deposits                                       58,873            24,910                             83,783
------------------------------------------------------------------------------------------------------------------------------
              Short-term borrowings                           6,177               868                              7,045
------------------------------------------------------------------------------------------------------------------------------
              Long-term debt                                  9,662               380                             10,042
------------------------------------------------------------------------------------------------------------------------------
              Total interest expense                         74,712            26,158                            100,870
------------------------------------------------------------------------------------------------------------------------------
Net interest income                                          83,716            26,384                            110,100
------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                     6,149               773                              6,922
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          77,567            25,611                            103,178
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
------------------------------------------------------------------------------------------------------------------------------
              Broker/dealer fees                                 24                --                                 24
------------------------------------------------------------------------------------------------------------------------------
              Service charges on deposit accounts             6,562             1,953                              8,515
------------------------------------------------------------------------------------------------------------------------------
              Net security gains (losses)                     1,567              61 6                              2,183
------------------------------------------------------------------------------------------------------------------------------
              Trust                                           3,115               419                              3,534
------------------------------------------------------------------------------------------------------------------------------
              Other                                           6,463             1,542                              8,005
------------------------------------------------------------------------------------------------------------------------------
              Total noninterest income                       17,731             4,530                             22,261
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
------------------------------------------------------------------------------------------------------------------------------
              Salaries and employee benefits                 29,277             9,034                             38,311
------------------------------------------------------------------------------------------------------------------------------
              Office supplies and postage                     3,030             1,199                              4,229
------------------------------------------------------------------------------------------------------------------------------
              Occupancy and equipment                         9,592             1,998                             11,590
------------------------------------------------------------------------------------------------------------------------------
              Professional fees and outside services          4,230             1,325                              5,555
------------------------------------------------------------------------------------------------------------------------------
              Data processing and communications              4,554             1,997                              6,551
------------------------------------------------------------------------------------------------------------------------------
              Amortization of intangible assets               1,319                --                              1,319
------------------------------------------------------------------------------------------------------------------------------
              Other operating                                 9,252             4,301                             13,553
------------------------------------------------------------------------------------------------------------------------------
              Total noninterest expense                      61,254            19,854                             81,108
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                   34,044            10,287                             44,331
------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                  7,149             2,606                              9,755
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                  $26,895            $7,681                            $34,576
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (1)
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                      23,199             7,625                             32,349
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                    23,691             7,673                             32,899
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share
------------------------------------------------------------------------------------------------------------------------------
  Basic                                                       $1.16             $1.01                              $1.07
------------------------------------------------------------------------------------------------------------------------------
  Diluted                                                     $1.14             $1.00                              $1.05
------------------------------------------------------------------------------------------------------------------------------

                     See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Pro forma earnings per common share (EPS) have been calculated based on the weighted average number of shares of NBT plus additional shares of NBT assumed to be issued in the merger in exchange for the weighted average outstanding shares of CNB for each applicable period based on the exchange ratio of 1.2. The impact of the CNB stock held by NBT and reclassified to treasury stock is not material to the EPS calculations.


(2) Pro forma entry to reclassify CNB stock held by NBT to treasury stock (approximately 133,500 shares with a fair value of $2,459,070 and a cost basis of $2,004,770):



                                                       (DOLLARS IN THOUSANDS)

 -----------------------------------------------------------------------------------------------------------------------------
 Accumulated other comprehensive income                                                                  $271
 -----------------------------------------------------------------------------------------------------------------------------
 Deferred tax asset                                                                                       183
 -----------------------------------------------------------------------------------------------------------------------------
 Treasury stock                                                                                         2,005
 -----------------------------------------------------------------------------------------------------------------------------
 Securities available for sale                                                                                          2,459
 -----------------------------------------------------------------------------------------------------------------------------


Due to immateriality, no adjustment was made to the pro forma condensed combined statements of income for dividend income earned on the CNB stock held by NBT.


(3) Pro forma entry to retire treasury stock held by CNB (383,952 shares) and CNB stock held by NBT and reclassified to treasury stock (approximately 133,500 shares), totaling 517,452 shares having a par value of $1.25 per share and to conform the par value of common stock issued in the merger (in thousands except share and per share data):



-------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                            $647
-------------------------------------------------------------------------------------------------------------------------------
Additional paid in capital                                                                             7,554
-------------------------------------------------------------------------------------------------------------------------------
Treasury Stock                                                                                                         $ 8,201
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
CNB Common Stock - Issued at June 30, 2001                                                         7,805,097
-------------------------------------------------------------------------------------------------------------------------------
Less treasury retired-above                                                                          517,452
                                                                                                     -------
-------------------------------------------------------------------------------------------------------------------------------
CNB common stock issued and outstanding                                                                              7,287,645
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Pro forma entry to issue 1.2 shares of NBT Bancorp Inc. Common Stock in exchange for each share of CNB Financial Corp. Common Stock to be issued is determined as follows:
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
NBT Bancorp Inc. common shares issued at June 30, 2001                                            25,312,688
-------------------------------------------------------------------------------------------------------------------------------
CNB Financial Corp. common shares issued, after retirement of treasury stock (7,287,645
common shares times conversion ratio of 1.2)                                                       8,745,174
-------------------------------------------------------------------------------------------------------------------------------
Combined pro forma total common shares issued                                                                       34,057,862
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Par value per common share of NBT                                                                                        $0.01
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Combined pro forma total par value                                                                                       $ 341
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Actual par value of common stock at June 30, 2001:
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
NBT Bancorp Inc.                                                                                       $ 253
-------------------------------------------------------------------------------------------------------------------------------
CNB Financial Corp. (after retirement of treasury shares)                                            $ 9,109           $ 9,362
                                                                                                                       -------
-------------------------------------------------------------------------------------------------------------------------------
Required decrease in par value                                                                                         $ 9,021
                                                                                                                       =======
-------------------------------------------------------------------------------------------------------------------------------
Entry to conform to par value of common stock:
-------------------------------------------------------------------------------------------------------------------------------
    Common Stock                                                                                     $ 9,021
-------------------------------------------------------------------------------------------------------------------------------
    Additional paid-in-capital                                                                                         $ 9,021
-------------------------------------------------------------------------------------------------------------------------------
Summary of pro forma entries above
-------------------------------------------------------------------------------------------------------------------------------
    Common Stock                                                                                     $ 9,668
-------------------------------------------------------------------------------------------------------------------------------
    Additional paid-in-capital                                                                                         $ 1,467
    Treasury stock                                                                                                     $ 8,201
-------------------------------------------------------------------------------------------------------------------------------

(4) Authorized, issued and outstanding share information is as follows at June 30, 2001:


-------------------------------------------------------------------------------------------------------------------------------
                                                                        NBT                CNB           NBT/CNB Pro Forma
-------------------------------------------------------------------------------------------------------------------------------
Preferred
-------------------------------------------------------------------------------------------------------------------------------
   Authorized                                                        2,500,000                --                 2,500,000
-------------------------------------------------------------------------------------------------------------------------------
   Issued and Outstanding                                                   --                --                        --
-------------------------------------------------------------------------------------------------------------------------------
Common
-------------------------------------------------------------------------------------------------------------------------------
   Par Value                                                             $0.01             $1.25                     $0.01
-------------------------------------------------------------------------------------------------------------------------------
   Authorized                                                       50,000,000        20,000,000                50,000,000
-------------------------------------------------------------------------------------------------------------------------------
   Issued                                                           25,312,688         7,805,097                34,057,862
-------------------------------------------------------------------------------------------------------------------------------
   Outstanding                                                      24,765,554         7,421,145                33,510,728
-------------------------------------------------------------------------------------------------------------------------------



For purposes of the pro forma issued and outstanding shares in the above table, CNB stock held by NBT has been retired.


(5) The unaudited pro forma condensed combined balance sheet at June 30, 2001 reflects anticipated merger and integration costs for the CNB merger. Costs related to the CNB merger are estimated to be in the range of $9.5 million to $13.0 million ($7.3 million to $9.9 million after taxes). These estimates include primarily investment banking, legal, accounting, printing, employee and contract termination costs. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of income for any of the periods presented.


The pro forma statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to consummation of the merger.

The entries to record the anticipated merger and integration costs on the unaudited pro forma condensed combined balance sheet are:


-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Current Tax Receivable                                                                   2,650,000
-------------------------------------------------------------------------------------------------------------------------------
Retained Earnings                                                                        8,600,000
-------------------------------------------------------------------------------------------------------------------------------
Other Liabilities                                                                                                   11,250,000
-------------------------------------------------------------------------------------------------------------------------------



(6) Pro forma entry to retire $1 million of CNB Capital Trust I (capital securities) held by NBT:


--------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in company's junior        $1,000,000
subordinated debentures
--------------------------------------------------------------------------------------------------

Available for sale securities                                                           1,000,000
--------------------------------------------------------------------------------------------------


Due to immateriality, no adjustment was made to the pro forma condensed combined statements of income for interest earned and paid on the CNB capital securities.

                                   APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                NBT BANCORP INC.,

                          NBT BANK, NATIONAL ASSOCIATION,


                               CNB FINANCIAL CORP.

                                       AND

                       CENTRAL NATIONAL BANK, CANAJOHARIE









                            dated as of June 19, 2001

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER made as of the 19th day of June, 2001, among NBT BANCORP INC. ("NBT"), a Delaware corporation having its principal office at 52 South Broad Street, Norwich, New York 13815, NBT BANK, NATIONAL ASSOCIATION ("NBT Bank"), a national banking association organized under the laws of the United States, CNB FINANCIAL CORP. ("CNB"), a New York corporation having its principal office at 24 Church Street, Canajoharie, New York 13317, and CENTRAL NATIONAL BANK, CANAJOHARIE ("CNB Bank"), a national banking association organized under the laws of the United States

                        W I T N E S S E T H   T H A T :

         WHEREAS, CNB is a bank holding company and the sole stockholder of CNB Bank;

         WHEREAS, NBT is a bank holding company and the sole stockholder of NBT Bank;

         WHEREAS, NBT desires to affiliate with CNB through the merger of CNB with and into NBT, with NBT to be the surviving corporation (the "Holding Company Merger"), and, in addition, to cause the simultaneous merger of CNB Bank with and into NBT Bank, with NBT Bank to be the surviving national banking association (the "Bank Merger");

         WHEREAS, the Board of Directors of CNB has determined that it would be in the best interests of CNB, its stockholders, CNB's and CNB Bank's customers, creditors, and employees, and CNB's and CNB Bank's ability to provide as a going concern their respective products and services, employment opportunities, and employees benefits, and to contribute to the communities in which they do business, for CNB and CNB Bank to become affiliated with NBT through the Holding Company Merger and to cause the Bank Merger;

         WHEREAS, the respective boards of directors of NBT Bank and CNB Bank have determined that it would be in the best interests of NBT Bank or CNB Bank, as the case may be, its stockholders and customers, for NBT Bank and CNB Bank to merge with each other;

         WHEREAS, the respective Boards of Directors of NBT and CNB have agreed to cause the Holding Company Merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law (the "GCL") and section 901 et seq. of the New York Business Corporation Law (the "BCL"), and to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C.ss. 215a);

         WHEREAS, the respective Boards of Directors of NBT Bank and CNB Bank have agreed to cause the Bank Merger pursuant to the provisions of section 215a of the National Bank Act;
         WHEREAS, the parties intend that the Holding Company Merger and the Bank Merger qualify as one or more tax-free reorganizations under section 368(a) of the Code;

         WHEREAS, for financial accounting purposes, it is intended that the Holding Company Merger and the Bank Merger shall be accounted for under the "pooling-of-interests" accounting method; and

         WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Holding Company Merger and the Bank Merger and also to prescribe certain conditions to the Holding Company Merger and the Bank Merger;

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:


1.       DEFINITIONS.

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

         "Affiliates Agreement" means a written agreement substantially in form and substance as that set forth as Exhibit I attached hereto.

         "Alternative Proposal" means an inquiry or proposal to acquire more than 1 percent of the CNB Common Stock or any capital stock of CNB Bank or any significant portion of the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type).

         "AST" means American Stock Transfer and Trust Company, New York, New York.

         "Average Closing Price" means the average of the last reported sale price or, if no such reported sale takes place, the mean of the closing bid and asked prices of NBT Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which NBT and CNB shall agree, as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the second trading day before the Effective Time.

         "Bank Merger" is defined in the recitals hereto.

         "Bank Merger Agreement" means a merger agreement substantially in the form of Exhibit II attached hereto.

         "BCL" is defined in the recitals hereto.

         "BHC Act" means the Bank Holding Company Act of 1956, as amended.

         "BIF" means the Bank Insurance Fund of the FDIC.

         "Board of Governors" means the Board of Governors of the Federal Reserve System or, if applicable, the Federal Reserve Bank of New York acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Closing" means the closing of the Holding Company Merger and the Bank Merger.

         "CNB" is defined in the preamble hereto.

         "CNB Bank" is defined in the preamble hereto.

         "CNB Bank Common Stock" means the common stock of CNB Bank, $5.00 par value.
                                      -2-

         "CNB Common Stock" means the shares of common stock, $1.25 par value, of CNB.

         "CNB Financial Statements" means the consolidated statements of condition of CNB as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, consolidated statement of cash flows, and, in the case of year-end financial statements, consolidated statement of changes in stockholders' equity of CNB for each of the periods ended December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the notes thereto, each as filed with the SEC.

         "CNB Plans" means all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, all employment, deferred compensation, consultant, bonus, or collective bargaining agreements, all group insurance contracts, and all other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plans, contracts, and arrangements or employee benefit plans or agreements, whether or not subject to ERISA, under which any current or former employee of CNB or CNB Bank has any present right to future benefits or payments or under which CNB or CNB Bank has any present or future liability.

         "CNB Real Estate" means any real property at any time owned or leased by CNB or CNB Bank.

         "CNB Stockholder Meeting" means the meeting at which the stockholders of CNB meet to approve, ratify, and confirm the transactions contemplated by this Agreement.

         "CNB Subsidiary" means a Person that is deemed to be a "subsidiary" of CNB under section 2(d) of the BHC Act.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Real Estate" means any real property at any time held as collateral for any outstanding loan by CNB or CNB Bank.

         "Confidentiality Agreements" means the confidentiality agreements dated June 6, 2001 between CNB and NBT.

         "Converted Option" means a stock option to purchase CNB Common Stock not exercised prior to the Effective Time.

         "Derivatives" means "derivatives" and "embedded derivatives" within the meaning of Statement of Financial Accounting Standards No. 133 as issued by the Financial Accounting Standards Board.

         "Effective Time" means the date and time to be specified in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of Delaware pursuant to the GCL and in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of New York pursuant to the BCL.

         "Environmental Laws" means CERCLA, the federal Resource Conservation and Recovery Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Toxic Substances Control Act, and any state or local statute, regulation, ordinance, order, or decree relating to health, safety, or the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means the Person designated in section 2.7(a) hereof.

         "Exchange Ratio" is defined in section 2.3(a) hereof.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means generally accepted accounting principles applicable to financial institutions.

         "GCL" is defined in the recitals hereto.

         "Hazardous Substance" means any hazardous waste identified or listed under 42 U.S.C.ss. 6921, any hazardous substance, as defined by 42 U.S.C.ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C.ss. 9601(33), or any toxic substance, hazardous material, oil, or other chemical or substance regulated by any Environmental Law.

         "Holding Company Merger" is defined in the recitals hereto.

         "Holding Company Merger Surviving Corporation" is defined in section 2.2(a) hereof.

         "IRS" means the Internal Revenue Service.

         "Joint Proxy Statement" means the joint proxy statement to be included in the Registration Statement and to be distributed to stockholders of NBT and CNB in connection with their consideration of the transactions contemplated by this Agreement.

         "Knowledge" with reference to NBT or NBT Bank means actual knowledge possessed by Daryl R. Forsythe, Martin A. Dietrich, Michael J. Chewens, Lance Mattingly and Jane E. Neal, and with reference to CNB or CNB Bank means actual knowledge possessed by Donald L. Brass, Peter J. Corso, Thomas Giglio, Albert A. Petitti and William J. Querbes.

         "KPMG" means KPMG LLP.

         "Material Adverse Effect" with reference to a Person means a material adverse effect on the business, annual results of operations, or financial condition of such Person and its subsidiaries taken as a whole or a material adverse effect on such Person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced Person the cause of which is (i) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or to regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of CNB or CNB Bank taken with the prior written consent of NBT or NBT Bank, or of NBT or NBT Bank taken with the prior written consent of CNB or CNB Bank, or (iv) any changes in general economic conditions affecting banks or their holding companies.

         "MB&D" means McConnell, Budd & Downes, Inc.

         "NBT Bank" is defined in the preamble hereto.

         "NBT" is defined in the preamble hereto.

         "NBT Common Stock" means the common stock of NBT, $0.01 par value per share.

         "NBT Financial Statements" means the consolidated statement of condition of NBT as of each of December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the related consolidated statement of income, and consolidated statement of cash flows, and, in the case of year-end financial statements, consolidated statement of changes in stockholders' equity of NBT for each of the periods ended, December 31, 1998, December 31, 1999, December 31, 2000, and March 31, 2001, and the notes thereto, each as filed with the SEC.

         "NBT Plans" means all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, all employment, deferred compensation, consultant, bonus, or collective bargaining agreements, all group insurance contracts, and all other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plans, contracts, and arrangements or employee benefit plans or agreements, whether or not subject to ERISA, under which any current or former employee of NBT or NBT Bank has any present right to future benefits or payments or under which NBT or NBT Bank has any present or future l

         "NBT Subsidiary" means a Person that is deemed to be a "subsidiary" of NBT under section 2(d) of the BHC Act.

         "NBT Preferred Stock" means the preferred stock of NBT, $0.01 par value per share.

         "OCC" means the Office of the Comptroller of the Currency.

         "Old Certificate" means a certificate which, immediately prior to the effectiveness of the Holding Company Merger, had represented shares of CNB Common Stock.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

         "Pooling Letters" means favorable letters from KPMG, the independent accountants of NBT, dated the date of or shortly prior to each of the mailing date of the proxy materials to the stockholders of CNB, and the date of the Effective Time, in customary form and substance for letters issued in connection with transactions similar to the Holding Company Merger, relating to the qualification of the Holding Company Merger for pooling-of-interests accounting treatment.

         "Registration Statement" means the registration statement to be filed by NBT with the SEC pursuant to the Securities Act in connection with the registration of the shares of NBT Common Stock to be used as consideration in connection with the Holding Company Merger.

         "Replacement Option" means an option to acquire NBT Common Stock on the same terms and conditions as were applicable under the terms of the related Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable).

         "Release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

         "Riegle Act" means the Riegle Community Development and Regulatory Improvement Act of 1994.

         "Right" means the right to purchase securities of NBT related to each share of NBT Common Stock, issued pursuant to the Rights Agreement.

         "Rights Agreement" means the Rights Agreement, dated as of November 15, 1994 and amended as of December 16, 1999 and April 19, 2000, by and between NBT and AST as Rights Agent.

         "SAIF" means the Savings Association Insurance Fund of the FDIC.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933.

         "Stock Option Agreement" means the stock option agreement the form of which is attached hereto as Exhibit III.

         "Tax" means any federal, state, local, or foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock or franchise or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, wither disputed or not.

         "Tax Return" means any return, declaration, report, information return or other document (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

         "Unclaimed Shares" means shares of NBT Common Stock which holders of Old Certificates are entitled to receive under this Agreement to the extent that the Old Certificates to which such shares of NBT Common Stock relate have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Time.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.


2.       COMBINATIONS.

         2.1. Holding Company Merger. Subject to the provisions of this Agreement, at the Effective Time CNB will be merged with and into NBT.

         2.2.  Effect of Holding Company Merger.  At the Effective Time:

                  (a) CNB and NBT shall be merged into a single corporation, which shall be NBT. NBT is hereby designated as the surviving corporation in the Holding Company Merger and is hereinafter sometimes called the "Holding Company Merger Surviving Corporation."

                  (b) The separate existence of CNB shall cease, and the Holding Company Merger shall have the effect set forth in article 9 of the BCL and subchapter IX of the GCL.

                  (c) The Certificate of Incorporation of NBT as it exists immediately prior to the Effective Time shall be the Certificate of Incorporation of the Holding Company Merger Surviving Corporation until later amended pursuant to Delaware law.

                  (d) The By-Laws of NBT as they exist immediately prior to the Effective Time shall be the By-Laws of the Holding Company Merger Surviving Corporation until later amended pursuant to Delaware law.

         2.3.  Conversion of CNB Shares.

                  (a) At the Effective Time, each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time (subject to the terms, conditions, and limitations set forth herein), shall, by virtue of the Merger, automatically and without any action on the part of the holder or holders thereof, shall become and be converted into 1.2 shares of NBT Common Stock (the "Exchange Ratio"), together with the related Rights.

                  (b) At the Effective Time, all shares of CNB Common Stock held in the treasury of CNB or owned beneficially by any CNB Subsidiary other than in a fiduciary representative or custodial capacity or in connection with a debt previously contracted and all shares of CNB Common Stock owned by NBT or owned beneficially by any NBT Subsidiary, other than in a fiduciary, representative or custodial capacity or in connection with a debt previously contracted, shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

         (c) All of the shares of CNB Common Stock converted into and exchangeable for NBT Common Stock and related Rights pursuant to this section
2.3 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Old Certificate shall thereafter represent the right to receive NBT Common Stock and related Rights pursuant to this section 2.3 and cash in lieu of fractional shares of NBT Common Stock, if any, pursuant to section 2.5.

         2.4. Bank Merger. Within ten days following the date of this Agreement, NBT Bank and CNB Bank will execute the Bank Merger Agreement. Simultaneously with the Holding Company Merger, and subject to the provisions of the Bank Merger Agreement, CNB Bank will be merged with and into NBT Bank in the Bank Merger with NBT Bank as the surviving national banking association. All shares of CNB Bank Common Stock shall be canceled. All shares of capital stock of NBT Bank outstanding at the Effective Time shall remain outstanding, and any shares of capital stock of NBT Bank held in the treasury of NBT Bank shall remain in the treasury of NBT Bank.

         2.5. No Fractional Shares. NBT will not issue fractional shares of its stock. In lieu of fractional shares of NBT Common Stock, if any, each stockholder of CNB who would otherwise be entitled to receive a fractional share of NBT Common Stock shall receive an amount of cash equal to the product of such fraction and the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         2.6. Dividends; Interest. No stockholder of CNB entitled to receive NBT Common Stock in the Holding Company Merger will be entitled to receive dividends or distributions on his or her NBT Common Stock until he, she, or it exchanges his, her, or its Old Certificates for NBT Common Stock. The portion of any dividends or distributions declared on NBT Common Stock at or after the Effective Time which relates to shares to be delivered pursuant to this Agreement in exchange for Old Certificates not so exchanged at the payment date of such dividend or distribution shall not be paid to the holders of such Old Certificates, but shall be paid to the Exchange Agent. Upon receipt from such a former stockholder of CNB of Old Certificates, together with other documentation required pursuant to section 2.7 to effect the exchange of such Old Certificates for certificates representing shares of NBT Common Stock, the Exchange Agent shall forward to such former stockholder of CNB, in addition to the certificates representing his, her, or its shares of NBT Common Stock and the cash value of any fractional shares determined in accordance with section 2.5 hereof, all dividends and distributions declared thereon subsequent to the Effective Time (without interest).

         2.7.  Designation of Exchange Agent.

                  (a) The parties of this Agreement hereby designate AST as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) NBT will, promptly after the Effective Time, issue and deliver to AST certificates representing shares of NBT Common Stock and related Rights and the cash to be paid to holders of CNB Common Stock in accordance with this Agreement.

                  (c) If any certificate representing shares of NBT Common Stock and related Rights is to be issued in a name other than that in which the corresponding Old Certificate surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall pay to AST any transfer or other taxes required by reason of the issuance of the certificate representing shares of NBT Common Stock and related Rights in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of AST that such tax has been paid or is not payable.

                  (d) At any time after the second anniversary of the Effective Time, NBT may sell, for the accounts of any or all of the holders of record of Old Certificates and with or without notice to such holders, any or all Unclaimed Shares. Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as NBT shall determine. If, in the opinion of counsel for NBT, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act and applicable state laws. NBT shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by NBT for their respective accounts, plus the amount of any dividends or distributions paid prior to such sale and held pursuant to section 2.6, and such holders shall not be entitled to receive any interest on such net sale proceeds held by NBT or such dividends or distributions.

                  (e) If any Old Certificates are not surrendered prior to the date on which such certificates or the proceeds of the sale of the Unclaimed Shares, as the case may be, would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items (including any related dividends or distributions paid and held with respect thereto pursuant to section 2.6) shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither NBT nor its agents or any other Person shall be liable to any former holder of CNB Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

         2.8. Notice of Exchange. Promptly after the Effective Time, NBT shall use commercially reasonable efforts to cause AST to mail, to each holder of one or more Old Certificates, a notice in a form agreed to by NBT and CNB specifying the Effective Time and notifying such holder to surrender his, her, or its certificate or certificates to AST for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of CNB.

         2.9.  Acts to Carry Out This Merger Plan.

                  (a) CNB and its proper officers and directors shall do all such commercially reasonable acts and things as may be necessary or proper to vest, perfect, or confirm in NBT title to such property or rights as are specified in the provisions identified in section 2.2(b) of this Agreement and otherwise to carry out the purposes of this Agreement.

                  (b) If, at any time after the Effective Time, NBT shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBT its right, title, or interest in or under any of the rights, properties, or assets of CNB acquired or to be acquired by NBT as a result of, or in connection with, the Holding Company Merger, or (ii) otherwise carry out the purposes of this Agreement, CNB and its proper officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBT and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBT are fully authorized in the name of CNB or otherwise to take any and all such action.

         2.10. Treatment of Stock Options. At the Effective Time, each Converted Option, whether vested or unvested, shall automatically be converted into a Replacement Option for a number of shares of NBT Common Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of CNB Common Stock subject to such Converted Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of CNB Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of NBT Common Stock subject to such Replacement Option. Notwithstanding the foregoing, in the case of each Converted Option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code, the terms of the Replacement Option into which such Converted Option is converted, including the option price, the number of shares of NBT Common Stock purchasable pursuant to such option, and the terms and conditions of exercise of such option shall be determined so as to comply with section 424(a) of the Code. At the Effective Time, NBT shall assume stock plans under which Converted Options have been issued; provided, that such assumption shall only be in respect of the Replacement Options and that NBT shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

         2.11. Stock Option Agreement. Simultaneously herewith, NBT and CNB shall execute and deliver the Stock Option Agreement.

         2.12.  Directors.

                  (a) From and after the Effective Time, the Board of Directors of NBT shall consist of (i) the directors of NBT immediately prior to the Effective Time (each as a director of the class of which he was a member immediately prior to the Effective Time) and (ii) the following three individuals, each of whom shall hold office until the next election of the class to which he is hereby designated and until his successor shall be elected and qualified: Van Ness D. Robinson (as a director of the class whose term expires in 2004), John P. Woods, Jr. (as a director of the class whose term expires in
2003), and Joseph A. Santangelo (as a director of the class whose term expires in 2002). The Board of Directors of NBT shall nominate Mr. Santangelo for election to a full term at the 2002 annual meeting of the NBT stockholders. Upon joining the Board of Directors of NBT, Mr. Robinson will become a member of the Executive Committee of the Board of Directors of NBT and the other former CNB directors will be appointed to NBT Board Committees in accordance with NBT's current policies. Upon becoming members of the Board of Directors of NBT, each of Messrs. Robinson, Woods and Santangelo, if not an employee of NBT or any NBT Subsidiary, shall be eligible to participate as a divisional director in the NBT Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan.

                  (b) In the event that, prior to the Effective Time, any of Messrs. Robinson, Woods or Santangelo becomes unable or unwilling to serve on the Board of Directors of NBT, CNB may designate a replacement for that individual, subject to the reasonable approval of NBT. In the event that, at or after the Effective Time, any of the aforementioned individuals is unable or unwilling to serve out the term specified herein, the remaining former CNB directors (including any replacement director chosen pursuant to this sentence) may designate a replacement for that individual, subject to the reasonable approval of NBT.

                  (c) Promptly following the Effective Time, NBT shall cause Messrs. Robinson, Woods and Santangelo and Mr. J. Carl Barbic to become members of a CNB Bank divisional board of directors and shall cause Mr. Robinson to be elected chairman of such divisional board of directors, each with a period of service until the next annual meeting of the NBT stockholders. Upon becoming members of such divisional board of directors, each of Messrs. Robinson, Woods, Santangelo and Barbic shall be compensated for such services a fee according to a schedule to be established by NBT, as set forth in Schedule 2.12(b) hereto.

         2.13. Voting Agreements. Simultaneously herewith, each director of CNB hereto shall enter into an agreement with NBT, substantially in form and substance as that set forth as Exhibit IV attached hereto, in which he agrees to vote all shares of CNB Common Stock which may be voted, or whose vote may be directed, by him in favor of the transactions contemplated by this Agreement at any meeting of stockholders at which such transaction shall be considered.

         2.14. Dividend Coordination. After the date of this Agreement, each of NBT and CNB shall coordinate with the other the declaration of any dividends in respect of NBT Common Stock and CNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of CNB Common Stock and any shares of NBT Common Stock any such holder receives in exchange therefor in the Holding Company Merger.

3.       EFFECTIVE TIME.

         The Effective Time shall be on the first Friday following the latest of:

         3.1. CNB Stockholder Approval. The day upon which the stockholders of CNB approve, ratify, and confirm the Holding Company Merger.

         3.2. NBT Stockholder Approval. The day upon which the stockholders of NBT approve, ratify, and confirm the Holding Company Merger and the issuance of NBT Common Stock pursuant to this Agreement.

         3.3. Federal Reserve Approval. As applicable, the date thirty days following the date of the order of the Board of Governors approving the Holding Company Merger; or if, pursuant to section 321(a) of the Riegle Act, in connection with such an approval order the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or the date five days following the expiration of the period provided in section 225.12(d)(2)(v) of Regulation Y of the Board of Governors, 12 C.F.R.ss. 225.12(d)(2)(v), during which the Board of Governors may inform NBT that an application to the Board of Governors is required in connection with the Holding Company Merger, if the Board of Governors has not so informed NBT.

         3.4. OCC Approval. As applicable, the date thirty days following the date of the order of the OCC approving the Bank Merger, or if, pursuant to section 321(b) of the Riegle Act, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse.

         3.5. Other Regulatory Approvals. The date five days following the date any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run.

         3.6. Expiration of Stays. Five days after any stay of the approvals of either the Board of Governors or the OCC of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed.

         3.7. Mutual Agreement. Such other date as shall be mutually agreed to by NBT and CNB.


4.       CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.

         The obligations of NBT and CNB to consummate the Holding Company Merger and the obligations of NBT Bank and CNB Bank to consummate the Bank Merger shall be subject to the conditions that at or before the Effective Time:

         4.1. Regulatory Approvals. All orders, consents, and approvals required to consummate the Holding Company Merger and the Bank Merger shall have been entered by the requisite governmental authorities, and all statutory waiting periods in respect thereof shall have expired; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable judgment of the CNB Board of Directors or the NBT Board of Directors, would have a material adverse effect on the anticipated economic benefits of the transactions contemplated hereby.

         4.2.  Registration Statement.

                  (a) Effectiveness. The Registration Statement shall have become effective under the Securities Act.

                  (b) Absence of Stop-Order. The Registration Statement shall not be subject to a stop-order or threatened stop-order by the SEC.

         4.3. Approval by Stockholders of CNB. The stockholders of CNB shall have authorized, ratified, and confirmed the Holding Company Merger by the affirmative vote required under the BCL and the Certificate of Incorporation and bylaws of CNB, each as amended.

         4.4. Approval by Stockholders of NBT. The stockholders of NBT shall have authorized, ratified, and confirmed the Holding Company Merger and approved the issuance of NBT Common Stock pursuant to this Agreement by the affirmative vote required under the GCL and the Certificate of Incorporation and bylaws of CNB, each as amended.

         4.5. Federal Income Taxation. NBT and CNB shall have received a written opinion (in form and substance reasonably satisfactory to NBT and CNB and dated as of the Effective Time) of Duane, Morris & Heckscher LLP, or of another law firm mutually agreeable to NBT and CNB, applying existing law, that the Holding Company Merger and the Bank Merger shall qualify as one or more reorganizations under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, the firm rendering the opinion may require and rely upon representations contained in this Agreement and in certificates of officers of NBT, CNB, and others, and upon facts, representations, and assumption contained in tax representation letters of NBT and CNB.

         4.6. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of the Holding Company Merger or the Bank Merger impossible or illegal.

         4.7. Absence of Litigation. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby.


5.       CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF NBT AND NBT
         BANK.

         The obligations of NBT and NBT Bank hereunder that are to be performed at or after the Effective Time are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by NBT in writing unless not so permitted by law:

         5.1.  Representations and Warranties; Performance of Obligations.

                  (a) All representations and warranties of CNB and CNB Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of CNB or CNB Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date, provided, however, that (i) in determining whether or not the condition contained in this section 5.1(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this section 5.1(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on CNB.

                  (b) All covenants and obligations to be performed or met by CNB or CNB Bank at or prior to the Effective Time shall have been so performed or met in all material respects.

                  (c) On the date of the Effective Time, an executive officer of each of CNB and CNB Bank shall deliver to NBT a certificate to the effect of sections 5.1(a) and 5.1(b). The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of CNB and CNB Bank made in this Agreement.

         5.2. No Adverse Developments. During the period from March 31, 2001 to the Effective Time, there shall not have been any Material Adverse Effect with respect to CNB. On the date of the Effective Time, an executive officer of CNB shall deliver to NBT a certificate to that effect. The delivery of such certificate shall in no way diminish the warranties or representations of CNB made in this Agreement.

         5.3. Accounting Treatment. At or before the Effective Time (i) NBT shall have received the Pooling Letters, other than any which NBT did not receive as a result of the action of NBT or one or more of its affiliates, directors, officers, or stockholders, and (ii) the SEC shall not have raised any material objection to the qualification of the Holding Company Merger for pooling-of-interests treatment, other than an objection as a result of the action of NBT or one or more of its affiliates, directors, officers, or stockholders.

6.       CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF CNB AND CNB BANK.

         The obligations of CNB and CNB Bank hereunder that are to be performed at or after the Effective Time are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by CNB in writing unless not so permitted by law:

         6.1.  Representations and Warranties; Performance of Obligations.

                  (a) All representations and warranties of NBT and NBT Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of NBT and NBT Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date, provided, however, that (i) in determining whether or not the condition contained in this section 5.1(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this section 5.1(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on NBT.

                  (b) All covenants and obligations to be performed or met by NBT or NBT Bank at or prior to the Effective Time shall have been so performed or met in all material respects.

                  (c) On the date of the Effective Time, an executive officer of each of NBT and NBT Bank shall deliver to CNB a certificate to the effect of sections 5.1(a) and 5.1(b). The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of NBT and NBT Bank made in this Agreement.

         6.2. No Material Adverse Effect. During the period from March 31, 2001 to the Effective Time, there shall not have been any Material Adverse Effect with respect to NBT. On the date of the Effective Time, an executive officer of NBT shall deliver to CNB a certificate to that effect. The delivery of such certificate shall in no way diminish the warranties or representations of NBT made in this Agreement.

         6.3. Status of NBT Common Stock. The shares of NBT Common Stock to be issued to the stockholders of CNB upon consummation of the Holding Company Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

         6.4. Accounting Treatment. At or before the Effective Time (i) NBT shall have received the Pooling Letters, other than any which NBT did not receive as a result of the action of CNB or one or more of its affiliates, directors, officers, or stockholders; and (ii) the SEC shall not have raised any material objection to the qualification of the Holding Company Merger for pooling-of-interests treatment, other than an objection as a result of the action of CNB or one or more of its affiliates, directors, officers, or stockholders.

7.       REPRESENTATIONS AND WARRANTIES OF CNB AND CNB BANK.

         CNB (with respect to CNB and the CNB Subsidiaries) and CNB Bank (solely with respect to itself) each represents and warrants to NBT and NBT Bank as follows:

         7.1. Organization, Powers, and Qualification. Each of CNB and each CNB Subsidiary is a corporation, national banking association, or trust which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of CNB and each CNB Subsidiary owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure to have such ownership or possession would not have a Material Adverse Effect on CNB. Each of CNB and each CNB Subsidiary is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed would have a Material Adverse Effect on CNB.

         7.2. Execution and Performance of Agreement. Each of CNB and CNB Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms. CNB has all requisite corporate power and authority to execute and deliver the Stock Option Agreement and to perform its terms.

         7.3.  Absence of Violations.

                  (a) Neither CNB nor any CNB Subsidiary is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate would not have a Material Adverse Effect on CNB; and neither CNB nor any CNB Subsidiary has received any claim or notice of violation with respect thereto.

                  (b) Except as set forth in Schedule 7.3 hereto, neither CNB nor any CNB Subsidiary nor any director or officer of any of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the OCC, the FDIC, the SEC, any other banking or securities authority of the United States or the State of New York, or any other regulatory agency that relates to the conduct of the business of CNB or any CNB Subsidiary or their assets; and no such agreement, memorandum, order, condition, or decree is pending or, to the Knowledge of CNB or CNB Bank, threatened.

         7.4. Compliance with Agreements. Except as set forth in Schedule 7.4 hereto, neither CNB nor any CNB Subsidiary is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate would not have a Material Adverse Effect on CNB.

         7.5. Binding Obligations; Due Authorization. The execution, delivery, and performance of this Agreement, the Stock Option Agreement, and the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of CNB and CNB Bank. Other than approval, ratification and confirmation of this Agreement by the stockholders of CNB, no other corporate proceedings on the part of either CNB or CNB Bank are necessary to authorize this Agreement, the Merger, the Stock Option Agreement, the issuance of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, the Bank Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement, or the carrying out of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of CNB and CNB Bank and constitutes the valid, legal, and binding obligation of each of CNB and CNB Bank, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles. The Stock Option Agreement has been duly executed and delivered by CNB.

         7.6.  Absence of Default.

                  (a) Except as set forth in Schedule 7.6 hereto, none of the execution or the delivery of this Agreement and the Stock Option Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms hereof or thereof will (i) conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of CNB or any CNB Subsidiary; (ii) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a material violation or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of CNB or any CNB Subsidiary pursuant to, any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of CNB or any CNB Subsidiary, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results described in this section 7.6(a)(ii) which in the aggregate would not have a Material Adverse Effect on CNB; (iii) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, violate any law, statute, rule, or regulation of any government or agency to which CNB or any CNB Subsidiary is subject and which is material to its operations; (iv) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound; or (v) require any material authorization, consent, approval, or exemption by any Person which has not been obtained, or any material notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with the Board of Governors, the OCC, the SEC, the Secretary of State of the State of Delaware, and the Secretary of State of the State of New York, and filings referred to in section 8.12 hereof.

                  (b) The Board of Directors of CNB has taken all necessary action so that the provisions of section 912 et seq. of the BCL (and any applicable provisions of the takeover laws of any other state) do not and will not apply to this Agreement, the Holding Company Merger, the Bank Merger, the Stock Option Agreement, or the transactions contemplated hereby or thereby.

                  (c) CNB has not adopted any stockholder rights plan, "poison pill" or similar plan, or any other plan which could result in the grant of any rights to any person, or which could enable or require any rights to be exercised, distributed, or triggered, as a result of the execution, delivery, or announcement of this Agreement, the Stock Option Agreement, or the consummation of the Holding Company Merger or the Bank Merger or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         7.7.  Compliance with BHC Act.

                  (a) CNB is duly registered as a bank holding company under the BHC Act. All of the activities and investments of CNB conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) To the Knowledge of CNB, no Person, other than CNB, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over CNB Bank or over any Person that directly or indirectly has control over CNB Bank.

                  (c) Except for the activities engaged in by Colonial Financial Services, Inc., each of the activities engaged in by CNB and the CNB Subsidiaries has been determined by regulation of the Board of Governors to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The activities engaged in by Colonial Financial Services, Inc. are authorized pursuant to section 5136A(a)(2)(A) of the Revised Statutes of the United States (12 U.S.C.ss. 24a(a)(2)(A)) as financial in nature or incidental to a financial activity or as activities that are permitted for national banks to engage in directly.

         7.8. Subsidiaries. CNB Bank is a direct, wholly-owned subsidiary of CNB. There are no CNB Subsidiaries except CNB Bank and the Persons set forth on
Schedule 7.8 hereto. Except as set forth on Schedule 7.8 hereto, CNB does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock or other ownership interests of any Person (except shares held by CNB Bank for the account of others in a fiduciary, representative or custodial capacity in the ordinary course of its business and shares acquired with respect to debts previously contracted). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of any CNB Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any CNB Subsidiary.

         7.9.  Capital Structure.

                  (a) The authorized capital stock of CNB consists of 20,000,000 shares of CNB Common Stock, of which, as of the date of this Agreement, 7,421,146 shares have been duly issued and are validly outstanding, fully paid, and held by approximately 1,664 stockholders of record, and 383,952 shares of CNB Common Stock are held by CNB as treasury shares. Such shares of CNB Common Stock are the only voting securities of CNB authorized, issued, or outstanding as of such date; and, except as set forth on Schedule 7.9 hereto, no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of CNB. None of the CNB Common Stock is subject to any restrictions upon the transfer thereof under the terms of the certificate of incorporation or bylaws of CNB.

                  (b) Schedule 7.9 hereto lists all options to purchase CNB securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, date of expiration, and whether the option is intended to constitute an incentive stock option under section 422 of the Code. Schedule 7.9 hereto further lists all shares of CNB Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of CNB Common Stock designated or made available for grant but not yet granted.

                  (c) The authorized capital stock of CNB Bank consists of 2,250,000 shares of CNB Bank Common Stock, of which, as of the date of this Agreement, 1,173,408 shares have been duly issued and are validly outstanding, fully paid, and all of which are held of record and beneficially by CNB, free and clear of any adverse claims. The aforementioned shares of CNB Bank Common Stock are the only voting securities of CNB Bank authorized, issued, or outstanding as of such date; and no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of CNB Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of CNB Bank. No shares of CNB Bank Common Stock are held by CNB Bank as treasury shares. None of the CNB Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of association or bylaws of CNB Bank or under the terms of any agreement to which CNB Bank is a party or under which it is bound.

                  (d) None of the shares of CNB Common Stock or CNB Bank Common Stock has been issued in violation of the preemptive rights of any stockholder.

                  (e) As of the date hereof, to the Knowledge of CNB and CNB Bank, and except for this Agreement, there are no stockholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either CNB or CNB Bank to vote or to dispose of his, her, or its shares of capital stock of that entity.

         7.10. Certificate and Articles of Incorporation, Bylaws, and Minute Books. The copies of the certificate or articles of incorporation or association and all amendments thereto and of the bylaws, as amended, of CNB and each of the CNB Subsidiaries that have been provided to NBT are true, correct, and complete copies thereof. The minute books of CNB and each of the CNB Subsidiaries which have been made available to NBT accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

         7.11. Books and Records. The books and records of each of CNB and each CNB Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

         7.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. Except as set forth in Schedule 7.12 hereto, CNB has made available to NBT:

                  (a) All regulatory approvals received since January 1, 1995, of CNB and CNB Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                  (b) All material employment retention, or non-competition contracts and all material CNB Plans accompanied by (i) any agreements, including trust agreements, embodying such contracts, plans, or arrangements,
(ii) the executed governing documents, including the related trust agreement, insurance policy and summary plan description for each CNB Plan, if any, (iii) the most recent and prior two years' actuarial and financial reports if the CNB Plan constitutes a "qualified plan" under section 401(a) of the Code, and (iv) the most recent and prior two years' Form 5500 with all schedules, (v) all IRS rulings and determination letters issued or filed within the past two years and any open requests for such rulings and letters, (vi) all employee manuals relating to employment and benefit policies and practices (whether or not distributed to employees or any of them), and (vii) any actuarial reports and audits relating to such contracts, plans, and arrangements;

                  (c) All material contracts, agreements, leases, mortgages, and commitments to which CNB or any CNB Subsidiary is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All deeds, leases, contracts, agreements, mortgages, and commitments to which CNB or any CNB Subsidiary is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which CNB or any CNB Subsidiary operates its businesses or is authorized to operate its businesses, or with respect to which CNB or any CNB Subsidiary has any application pending for authorization to operate its businesses;

                  (e) Any pending application, including any documents or materials related thereto, which has been filed by CNB or CNB Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (f) All federal, state, and local Tax Returns, including any amended returns, filed by CNB or any CNB Subsidiary for the years 1997 through 2000, the most recent audit examination of each of CNB and CNB Bank by the IRS, and all correspondence or other documents with respect to any IRS examination that has not yet been resolved, the most recent state or local tax agency examination, if any, of each of CNB and CNB Bank, and all correspondence or other documents with respect to any state or local taxing authority examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to CNB or CNB Bank received from or entered into with the IRS or any other taxing authority since January 1, 1991 or that would have continuing effect after the Effective Time.

         7.13. Financial Statements. CNB has furnished to NBT the CNB Financial Statements. Each of the consolidated financial statements included in the CNB Financial Statements complied as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto and fairly presented the consolidated financial position of CNB and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the CNB Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of CNB and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, during the periods involved, except as may be noted therein.

         7.14.  Call Reports; Bank Holding Company Reports.

                  (a) CNB Bank has made available to NBT its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters ended March 31, 1998 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with GAAP applied in all material respects or, to the extent different from GAAP, accounting principles mandated by the applicable instructions to such Consolidated Reports of Condition or Consolidated Reports of Income.

                  (b) CNB has made available to NBT (i) its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 2000 and
(ii) its semiannual report on Form FR Y-9LP as filed with the Board of Governors as of December 31, 2000.

         7.15.  Absence of Undisclosed Liabilities.

                  (a) At March 31, 2001, neither CNB nor any CNB Subsidiary had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to CNB, except (i) as disclosed in the CNB Financial Statements,
(ii) as set forth on Schedule 7.15 hereto, or (iii) for liabilities incurred by CNB or CNB Bank in the ordinary course of their business consistent with past practice.

                  (b) Since March 31, 2001, neither CNB nor any CNB Subsidiary has incurred or paid any obligation or liability that would be material on a consolidated basis to CNB, except (i) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, (ii) as set forth on Schedule 7.15 hereto, or (iii) as expressly contemplated herein.

         7.16. Absence of Certain Developments. Since March 31, 2001, except as set forth in Schedule 7.16 hereto, each of CNB and each CNB Subsidiary has conducted its business only in the ordinary course of such business and consistent with past practices, and there has been (a) no Material Adverse Effect upon CNB, (b) no declaration, setting aside, or payment by CNB or CNB Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of CNB or CNB Bank, other than (i) subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary cash dividends paid by CNB whose amounts have not exceeded $0.09 per share per calendar quarter and the intervals between which dividends have not been more frequent than past practice and (ii) customary cash dividends paid by CNB Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (c) no repurchase by CNB of any of its capital stock; and (iv) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by CNB or any CNB Subsidiary nor any substantial amendment or termination of any material contract outside the ordinary course of business to which CNB or any CNB Subsidiary is a party, nor any other transaction by CNB or any CNB Subsidiary involving an amount in excess of $100,000 other than for fair value in the ordinary course of its business.

         7.17.  Tax Matters.  Except as provided in Schedule 7.17 hereto:

                  (a) All Tax Returns required to be filed by or on behalf of CNB or any CNB Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, or requests for extensions have been timely filed, granted, and have not expired. All such filed Tax Returns are complete and accurate in all material respects and properly reflect Taxes for the periods covered thereby. All Taxes shown or required to be shown on such filed Tax Returns have been paid. None of CNB or any CNB Subsidiary has instituted any refund litigation or received notice of any pending audit examination, deficiency, or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority that might result in a determination adverse to CNB or a CNB Subsidiary, except as adequately reserved against in the last balance sheet included in the CNB Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither CNB nor any CNB Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, CNB or a CNB Subsidiary for the period or periods beginning January 1, 2001 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the financial statements of CNB.

                  (d) To the knowledge of CNB and CNB Bank, other than liens arising under the laws of the State of New York with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of CNB or the CNB Subsidiaries.

                  (e) Except to the extent that any failure is not material, CNB and CNB Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, (ii) have properly and timely provided to all Persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s and Form W-2s) required to be provided to such Persons under applicable Tax law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable Tax law.

                  (f) CNB and the CNB Subsidiaries have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including income, social security, and employment tax withholding.

                  (g) Neither CNB nor any CNB Subsidiary (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was CNB, or (ii) has any liability for the Taxes of any Person (other than CNB and the CNB Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         7.18. Regulatory Information. CNB and CNB Bank have disclosed to NBT and NBT Bank the information called for by Item 75 and 76 of the due diligence request provided to CNB, as such information may be updated from time to time from the date hereof.

         7.19. Reports. Except as set forth in Schedule 7.19 hereto, since January 1, 1998, each of CNB and each CNB Subsidiary has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the SEC, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such registration, report, or document filed with the SEC, including the financial statements, exhibits, and schedules thereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All other such registrations, reports, and documents were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         7.20. SEC Registered Securities. Other than the CNB Common Stock, the Series B Floating Rate Capital Securities of CNB Capital Trust I, the Series B Floating Rate Junior Subordinated Deferrable Interest Debentures of CNB, and the CNB Series B Guarantee with respect to Series B Floating Rate Capital Securities, no equity or debt securities of CNB or any CNB Subsidiary are registered or required to be registered under the Securities Act or the Exchange Act.

         7.21. Legal Proceedings. Except as disclosed in the CNB Financial Statements or as set forth on Schedule 7.21 hereto, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which CNB or any CNB Subsidiary has been served with process or otherwise been given notice) or, to the Knowledge of CNB and CNB Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect upon CNB.

         7.22. Absence of Governmental Proceedings. Except as set forth in
Schedule 7.22 hereto, neither CNB nor any CNB Subsidiary is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the Knowledge of CNB and CNB Bank, no such proceeding is threatened.

         7.23.  Federal Deposit Insurance.

                  (a) The deposits held by CNB Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C.ss. 1811 et seq.), and CNB Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) CNB Bank is a member of and pays insurance assessments to the BIF, and its deposits are insured by the BIF. None of the deposits of CNB Bank are insured by the SAIF, and CNB Bank pays no insurance assessments to the SAIF.

         7.24. Other Insurance. Set forth on Schedule 7.24 are the material insurance policies maintained by CNB and each CNB Subsidiary. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither CNB nor any CNB Subsidiary is in default with respect to any such policy which is material to it.

         7.25. Labor Matters. Neither CNB nor any CNB Subsidiary is a party to or bound by any collective bargaining contracts with respect to any employees of CNB or the CNB Subsidiaries. Since their respective inceptions there has not been, nor to the Knowledge of CNB and CNB Bank has there been or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against CNB or any CNB Subsidiary or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither CNB nor CNB Bank has Knowledge of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         7.26.  Employee Benefit Plans.

                  (a) Schedule 7.26 attached hereto contains a complete list or brief descriptions of all material CNB Plans.

                  (b) Each CNB Plan complies in all material respects with applicable provisions of ERISA, the Code and other applicable laws.

                  (c) Each CNB Plan intended to be a qualified plan under the Code complies with the applicable provisions of ERISA and the Code in all material respects and a favorable determination letter has been issued by the IRS with respect to each such plan, and to the knowledge of CNB, no condition exists which presents a material risk of any such letter being revoked. Neither CNB nor any CNB Subsidiary had, as of the date of the last balance sheet included in the CNB Financial Statements, any material liability under any CNB Plan which is not reflected on such last balance sheet included in the CNB Financial Statements (other than such normally unrecorded liabilities under the CNB Plan for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities not reflected on the last balance sheet included in the CNB Financial Statements are not material and other than liabilities not required under generally accepted accounting principles to be reflected on such balance sheet). There have not been any "prohibited transactions" with respect to any CNB Plan within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code, that would have a Material Adverse Effect, nor does any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code exist with respect to any CNB Plan. Neither CNB nor any CNB Subsidiary nor any entity under common control with CNB under section 414(b), (c), or (m) of the Code has or had any obligation to contribute to any multiemployer plan (within the meaning of section 3(37) of ERISA). Except as set forth on Schedule 7.26(c) hereto, neither CNB nor any CNB Subsidiary has any obligation to provide retiree medical or life insurance benefits, except as required by Part 6 of Title I of ERISA or other applicable law.

                  (d) To the knowledge of CNB, no action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any CNB Plan, other than routine claims for benefits in the ordinary course, where CNB or a CNB Subsidiary may be either
(i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any Person or group of Persons with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         7.27. Employee Relations. Except as set forth in Schedule 7.27 hereto, no dispute exists between CNB or any CNB Subsidiary and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would have a Material Adverse Effect on CNB. Since the enactment of the WARN Act, neither CNB nor any CNB Subsidiary has effectuated
(a) a "plant closing" (as defined by the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of CNB or any CNB Subsidiary or (b) a "mass layoff" (as defined by the WARN Act) affecting any site of employment or facility of CNB or any CNB Subsidiary, nor has CNB or any CNB Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of CNB or the CNB Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety-day period prior to the execution of this Agreement.

         7.28. Fiduciary Activities. CNB Bank is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. CNB Bank is duly registered under and in compliance with all requirements of the federal Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1998, CNB Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

         7.29. Environmental Liability. Except as set forth in Schedule 7.29 hereto:

                  (a) Neither CNB nor any CNB Subsidiary is in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any Environmental Law.

                  (b) Neither CNB, any CNB Subsidiary, nor, to the Knowledge of CNB and CNB Bank, any borrower of CNB or of any CNB Subsidiary has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has CNB or any CNB Subsidiary or, to the Knowledge of CNB or CNB Bank, any borrower of CNB or of any CNB Subsidiary received any notification that any Hazardous Substance that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of the CNB Real Estate has been used by CNB or any CNB Subsidiary for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and which would be reasonably likely to have a Material Adverse Effect on CNB. To the Knowledge of CNB and CNB Bank, any underground tank or other underground storage receptacle for Hazardous Substances located on any of the CNB Real Estate complies with applicable Environmental Laws. In the course of its activities, neither CNB nor any CNB Subsidiary has generated or is generating any hazardous waste on any of the CNB Real Estate in a manner which violates any Environmental Laws. There has been no material Release of Hazardous Substances by CNB or any CNB Subsidiary. In addition, to the Knowledge of CNB and CNB Bank, there have been no such Releases on, upon, or into any real property in the vicinity of any of the CNB Real Estate that, through soil or groundwater contamination, may be located on any of such CNB Real Estate.

                  (d) With respect to the Collateral Real Estate, neither CNB nor any CNB Subsidiary has since January 1, 1995 received notice from any borrower thereof or third party, and neither CNB nor CNB Bank has any Knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this section 7.29, each of the terms "CNB" and "CNB Bank" includes the applicable entity and any Person in which it has an interest.

         7.30. Intangible Property. To the Knowledge of CNB and CNB Bank, each of CNB and each CNB Subsidiary owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. No material product or service offered and no material trademark, service mark, or similar right used by CNB or any CNB Subsidiary infringes any rights of any other Person, and neither CNB nor any CNB Subsidiary has received any written or oral notice of any claim of such infringement.

         7.31. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, and except as set forth in
Schedule 7.31 hereto, each of CNB and each CNB Subsidiary possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would have a Material Adverse Effect on CNB, its real and personal property and other assets, including those properties and assets reflected in the last balance sheet included in the CNB Financial Statements or acquired by CNB or any CNB Subsidiary subsequent to March 31, 2001. The leases pursuant to which CNB and the CNB Subsidiaries lease real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either CNB or any CNB Subsidiary as lessee is free from any lien, charge, or other encumbrance created by CNB or any CNB Subsidiary which would have a Material Adverse Effect on CNB. The material properties and equipment owned or leased as lessee by CNB and the CNB Subsidiaries are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         7.32. Loans, Leases, and Discounts. To the Knowledge of CNB and CNB Bank, except as described in CNB Bank's document exception reports, each loan, lease, and discount reflected as an asset of CNB on the last balance sheet included in the CNB Financial Statements, or acquired since March 31, 2001, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $100,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $100,000, is subject to any asserted defense, offset, or counterclaim to the Knowledge of CNB and CNB Bank.

         7.33. Material Contracts. Neither CNB nor any CNB Subsidiary nor any of the assets, businesses, or operations of any of them is a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 7.33 hereto, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         7.34. Employment and Severance Arrangements. Schedule 7.34 hereto sets forth all contracts, agreements, and arrangements between CNB or any CNB Subsidiary and any of its officers, directors, stockholders, consultants, or other management officials or any officer, director, stockholder, consultant, or management official of any affiliate if the contract, agreement, or arrangement provides for (a) severance payments or (b) increased or accelerated compensation in the event of a change of control with respect to CNB or a CNB Subsidiary or any other event affecting the ownership, control, or management of CNB or a CNB Subsidiary.

         7.35. Validity of Contracts. All contracts, agreements, leases, mortgages, or commitments referred to in section 7.12(c) hereof are valid and in full force and effect on the date hereof.

         7.36. Capital Expenditures. Except as set forth on Schedule 7.36 hereto, neither CNB nor any CNB Subsidiary has any outstanding commitments to make capital expenditures which in the aggregate exceed $50,000.

         7.37. Repurchase Agreements. With respect to all agreements pursuant to which CNB or any CNB Subsidiary has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         7.38.  Interest Rate Risk Management Instruments.

                  (a) Schedule 7.38 hereto contains a true, correct, and complete list of all Derivatives and other interest-rate risk management arrangements to which CNB or any CNB Subsidiary is a party or by which any of its properties or assets may be bound.

                  (b) All Derivatives and other interest rate risk management arrangements to which CNB or any CNB Subsidiary is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms and are in full force and effect. CNB and the CNB Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the Knowledge of CNB and CNB Bank, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

         7.39. Accounting and Federal Income Taxation. CNB and CNB Bank are aware of no reason why the Holding Company Merger will fail to qualify for "pooling of interests" accounting treatment or as a reorganization under section 368(a) of the Code.

         7.40. Brokers and Advisers. Except as set forth on Schedule 7.40 hereto, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of CNB or CNB Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of CNB or CNB Bank and (b) neither CNB nor CNB Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         7.41. Regulatory and Other Approvals. As of the date hereof, neither CNB nor CNB Bank has Knowledge of any reason why the parties hereto would not be able to obtain:

                  (a) all material consents and approvals from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as are necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which would have a Material Adverse Effect upon NBT; and

                  (b) all material consents and approvals from all other Persons and entities whose consent or approval are necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time.

8.       COVENANTS OF CNB AND CNB BANK.

         CNB (on behalf of itself and CNB Bank) and CNB Bank (on behalf of itself) each hereby covenants and agrees as follows:

         8.1. Rights of Access. From the date hereof to the Effective Time, CNB and CNB Bank will give to NBT and NBT Bank and to their representatives, including their certified public accountants, KPMG, full access during normal business hours to all of the properties, documents, contracts, books, and records of CNB and the CNB Subsidiaries, and such information with respect to their business affairs and properties as NBT or NBT Bank from time to time may reasonably request, provided, however, that such access be pursuant to reasonable notice and any investigation shall be reasonably related to the transactions contemplated herein and shall not interfere unnecessarily with normal operations. NBT and NBT Bank shall hold all information furnished by or acquired from CNB or CNB Bank or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

         8.2. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

                  (a) CNB and CNB Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between April 1, 2001 and the Effective Time which it customarily prepared during the period between January 1, 1998 and March 31, 2001 and shall promptly provide NBT with copies of all such financial statements and reports, which NBT shall hold in confidence to the extent required by the Confidentiality Agreements. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with GAAP applied in all material respects (except that Consolidated Reports of Condition and Consolidated Reports of Income required to be filed by CNB Bank under federal law may be prepared in accordance with the official instructions applicable thereto at the time of filing).

                  (b) Except with respect to materials or other information or portions thereof that are privileged, or with respect to which CNB and CNB Bank are otherwise legally or contractually prohibited from doing so, CNB and CNB Bank shall promptly provide NBT with (i) all of its periodic reports to directors and to stockholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the stockholders, prepared or distributed between the date of this Agreement and the Effective Time, and (ii) all minutes of meetings of its board of directors and stockholders which meetings take place between the date of this Agreement and the Effective Time, certified by the secretary or cashier or an assistant secretary or assistant cashier of CNB or CNB Bank, as the case may be.

                  (c) From the date of this Agreement to the Effective Time, CNB shall, contemporaneously with its filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver such report to NBT.

         8.3. Extraordinary Transactions. Without the prior written consent of NBT, neither CNB nor CNB Bank will, on or after the date of this Agreement: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of (i) subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary periodic cash dividends paid by CNB to holders of its common stock in amounts not exceeding $0.09 per share per calendar quarter and at intervals that are not shorter than past practice and (ii) customary cash dividends paid by CNB Bank whose amounts have not exceeded past practice and at intervals that are not shorter than past practice; (b) declare or distribute any stock dividend, authorize a stock split, authorize, issue, or make any distribution of its capital stock or any other securities (except for issuances of CNB Common Stock
(i) upon exercise of stock options outstanding on the date of this Agreement and
(ii) in connection with the CNB Plans or Dividend Reinvestment Plan), or grant any options to acquire such additional securities; (c) except as set forth in
Schedule 8.3(c) hereto, merge into, consolidate with, or sell or otherwise dispose of its assets other than in the ordinary course of its business to any other Person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein; (d) convert the charter or form of entity of CNB Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock except for stock repurchased for use in its Dividend Reinvestment Plan; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, make any contract or agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except as set forth in Schedule 8.3(h) hereto, enter into or assume any one or more commitments to make capital expenditures, any of which individually or in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of June 14, 2001, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as provided in this Agreement or the Service and Noncompetition Agreement among CNB, NBT and Donald L. Brass or as otherwise required by law, or to receive intended tax treatment or benefits, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; or (k) enter into any employment or personal services contract with any Person, including any contract, agreement, or arrangement described in section 7.34 hereof, except directly to facilitate the transactions contemplated by this Agreement.

         8.4. Preservation of Business. Except as otherwise provided for by this Agreement or the Stock Option Agreement or consented to or approved by NBT, each of CNB and CNB Bank will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees except as otherwise consented to by NBT, and to preserve its present relationships with customers and others having business dealings with it; (c) not amend its articles of incorporation or bylaws; (d) carry out the actions described in Schedule 8.4(d) hereto on or before the Effective Time; and (e) not grant or expand any stockholders' rights to dissent from any merger.

         8.5. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Time, CNB shall furnish NBT with a letter from KPMG, in its capacity as the independent auditors of CNB, in form and substance acceptable to NBT, stating that (a) they are independent accountants with respect to CNB within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of CNB included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of CNB's audited consolidated financial statements and the latest available unaudited consolidated financial statements of CNB and unaudited financial statements of CNB Bank and inquiries of certain officials of CNB and CNB Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to CNB did not cause them to believe that (i) such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in CNB's audited consolidated financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in CNB's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of CNB or the consolidated allowance for loan and lease losses of CNB as compared with the respective amounts shown in the most recent CNB audited consolidated financial statements. The letter shall also cover such other matters pertaining to CNB's and CNB Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBT.

         8.6.  Affiliates Agreements.

                  (a) CNB will furnish to NBT (i) a list of all persons known to CNB who at the date of this Agreement and (ii) if different from the list required by section 8.6(a)(i), a list of all persons known to CNB who at the date of the CNB Stockholder Meeting may be deemed to be "affiliates" of CNB within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Holding Company Merger for "pooling of interests" accounting treatment.

                  (b) CNB will use commercially reasonable efforts to cause each such "affiliate" of CNB to deliver to NBT on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of CNB after the date of this Agreement, not later than the earlier of the Effective Time or the date ten days after such person becomes an "affiliate" of CNB) an Affiliates Agreement.

         8.7. Pooling Treatment. CNB shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

         8.8. Stockholders' Meeting. CNB shall hold a meeting of its stockholders in accordance with the BCL as promptly as possible after the effectiveness of the Registration Statement, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to stockholders, the board of directors of CNB shall not withdraw its approval of this Agreement and shall recommend to its stockholders that it be approved, ratified, and confirmed.

         8.9. Inconsistent Activities. Unless and until the Holding Company Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither CNB nor CNB Bank will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Alternative Proposal, or recommend or endorse any Alternative Proposal, or (except as permitted in clause (i) or clause (ii) below or the proviso that follows them) otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, or, except to the extent its Board of Directors determines to be legally required for the discharge of its fiduciary duties (i) participate in any discussions or negotiations, or (ii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that CNB may communicate information about any such Alternative Proposal to its shareholders if, in the judgment of CNB's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to CNB's shareholders required under applicable law. CNB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. CNB will notify NBT promptly if any such inquiries or Alternative Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, CNB, and CNB will promptly inform NBT in writing of all of the relevant details with respect to the foregoing.

         8.10. Subsequent Events. Until the Effective Time, each of CNB and CNB Bank will immediately advise NBT and NBT Bank in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by CNB or CNB Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to NBT's or NBT Bank's obligations under this Agreement not to be fully satisfied.

         8.11.  New York Taxes.

                  (a) No later than the fifth business day before the anticipated Effective Time, CNB and CNB Bank shall (i) pay all fees and taxes (including penalties and interest) administered by the department of taxation and finance of the State of New York which are due and payable as of the date of such payment or which are anticipated to become due and payable between such date and the anticipated Effective Time, and (ii) file a cessation franchise tax report (estimated or final) through the anticipated Effective Time.

                  (b) CNB and CNB Bank shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

         8.12. Section 16. CNB shall, reasonably promptly following the date hereof, provide to NBT a list of (a) the directors and officers (as such terms are used under section 16 of the Exchange Act and the rules and regulations of the SEC thereunder) of CNB, (b) the number of shares of NBT Common Stock and options thereon expected to be received pursuant to the Merger, as appropriate, by each such officer or director at the Effective Time on account of shares of CNB Common Stock, and options thereon, reasonably expected to be held by such directors and officers immediately prior to the Effective Time, and (c) a description of the material terms of such options. Prior to the Effective Time,
(a) the CNB Board of Directors shall take such actions consistent with the SEC's interpretive guidance to approve the disposition of CNB Common Stock, and options thereon, by each director and officer of CNB for purposes of Rule

16b-3(e) such that the deemed "sale" of such CNB Common Stock and options thereon by such persons pursuant to the Merger shall be exempt from liability pursuant to section 16(b) of the Exchange Act, and (b) the NBT Board of Directors shall take such action consistent with the SEC's interpretive guidance to approve the acquisition of NBT Common Stock by each director and officer of NBT for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such NBT Common Stock, and options thereon, by such persons pursuant to the Merger shall be exempt from liability pursuant to section 16(b) of the Exchange Act.

         8.13. Actions with Respect to Options. At or prior to the Closing the Personnel Committee of the Board of Directors of CNB shall have taken all necessary action to permit the Converted Options issued pursuant to the CNB Incentive Stock Option Plan, or pursuant to any other stock option plan or agreement of CNB, to be converted into Replacement Options as provided in section 2.10 hereof.

9.       REPRESENTATIONS AND WARRANTIES OF NBT AND NBT BANK.

         NBT (with respect to itself and NBT Bank) and NBT Bank (solely with respect to itself) each represent and warrant to CNB and CNB Bank as follows:

         9.1. Organization, Powers, and Qualification. Each of NBT and each NBT Subsidiary is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of NBT and each NBT Subsidiary owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on NBT. Each of NBT and each NBT Subsidiary is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed would have a Material Adverse Effect on NBT.

         9.2. Execution and Performance of Agreement. Each of NBT and NBT Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms. NBT has all requisite corporate power and authority to execute and deliver the Stock Option Agreement and to perform its terms.

         9.3.  Absence of Violations.

                   (a) Neither NBT nor any NBT Subsidiary is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate would not have a Material Adverse Effect on NBT; and neither NBT nor any NBT Subsidiary has received any claim or notice of violation with respect thereto.

                  (b) Neither NBT nor any NBT Subsidiary nor any director or officer of any of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the OCC, the FDIC, the SEC, any other banking or securities authority of the United States or the State of New York or the Commonwealth of Pennsylvania, or any other regulatory agency that relates to the conduct of the business of NBT or any NBT Subsidiary or their assets; and no such agreement, memorandum, order, condition, or decree is pending or, to the Knowledge of NBT and NBT Bank, threatened.

         9.4. Compliance with Agreements. Neither NBT nor any NBT Subsidiary is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate would not have a Material Adverse Effect on NBT.

         9.5. Binding Obligations; Due Authorization. The execution, delivery, and performance of this Agreement and the Stock Option Agreement, and the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of NBT and NBT Bank. Other than approval, ratification and confirmation of this Agreement by the stockholders of NBT, no other corporate proceedings on the part of either NBT or NBT Bank are necessary to authorize this Agreement, the Merger, the Stock Option Agreement, the receipt of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, the Bank Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement, or the carrying out of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of NBT and NBT Bank and constitutes the valid, legal, and binding obligation of each of NBT and NBT Bank, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles. The Stock Option Agreement has been duly executed and delivered by NBT and constitutes the valid, legal, and binding obligation of NBT.

         9.6. Absence of Default. None of the execution or the delivery of this Agreement or the Stock Option Agreement, the consummation of the transactions contemplated hereby or thereby, or the compliance with or fulfillment of the terms hereof or thereof, will (a) conflict with, or result in a material breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of NBT or any NBT Subsidiary; (b) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of NBT or any NBT Subsidiary pursuant to, any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of it, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results described in this section 9.6(b) which in the aggregate would not have a Material Adverse Effect on NBT; (c) if the Holding Company Merger is approved by the Board of Governors under the BHC Act, or if the Board of Governors waives its jurisdiction over the Holding Company Merger, and if the Bank Merger is approved by the OCC, violate any law, statute, rule, or regulation of any government or agency to which NBT or any NBT Subsidiary is subject and which is material to its operations; (d) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound; or (e) require any material authorization, consent, approval, or exemption by any Person which has not been obtained, or any material notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with the Board of Governors, the OCC, the SEC, the Secretary of State of the State of Delaware, and the Secretary of State of the State of New York, and filings referred to in section 8.12 hereof.

         9.7.  Compliance with BHC Act.

                  (a) NBT is duly registered as a bank holding company under the BHC Act. NBT has duly declared its election as a financial holding company under the BHC Act, and such declaration of election has become effective. All of the activities and investments of NBT conform to the requirements applicable generally to financial holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) To the Knowledge of NBT, no Person, other than NBT, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over NBT Bank or over any Person that directly or indirectly has control over NBT Bank.

         9.8.  Capital Structure.

                  (a) The authorized capital stock of NBT consists of (i) 2,500,000 shares of NBT Preferred Stock, of which, as of the date of this Agreement, no shares are issued or outstanding, and (ii)

50,000,000 shares of NBT Common Stock, of which, as of the date of this Agreement, 24,914,150 shares have been duly issued and are validly outstanding and fully paid, and 398,538 shares of NBT Common Stock held by NBT as treasury shares. Such shares of NBT Preferred Stock and NBT Common Stock are the only voting securities of NBT authorized, issued, or outstanding as of such date.

                  (b) None of the shares of NBT Common Stock has been issued in violation of the preemptive rights of any stockholder.

                  (c) As of the date hereof, to the Knowledge of NBT and NBT Bank, and except for this Agreement, there are no stockholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of NBT or NBT Bank to vote or to dispose of his, her or its shares of capital stock of NBT or NBT Bank.

         9.9. Books and Records. The books and records of each of NBT and each NBT Subsidiary fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

         9.10. Regulatory Approvals and Filings, Contracts, Commitments, etc. NBT has made available to CNB:

                  (a) All regulatory approvals received since January 1, 1995, of NBT and NBT Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

                  (b) All material employment retention, or non-competition contracts and all material NBT Plans accompanied by (i) any agreements, including trust agreements, embodying such contracts, plans, or arrangements,
(ii) the executed governing documents, including the related trust agreement, insurance policy and summary plan description for each NBT Plan, if any, (iii) the most recent and prior two years' actuarial and financial reports if the NBT Plan constitutes a "qualified plan" under section 401(a) of the Code, and (iv) the most recent and prior two years' Form 5500 with all schedules, (v) all IRS rulings and determination letters issued or filed within the past two years and any open requests for such rulings and letters, (vi) all employee manuals relating to employment and benefit policies and practices (whether or not distributed to employees or any of them), and (vii) any actuarial reports and audits relating to such contracts, plans, and arrangements;

                  (c) All material contracts, agreements, leases, mortgages, and commitments to which NBT or any NBT Subsidiary is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All deeds, leases, contracts, agreements, mortgages, and commitments to which NBT or any NBT Subsidiary is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which NBT or any NBT Subsidiary operates its businesses or is authorized to operate its businesses, or with respect to which NBT or any NBT Subsidiary has any application pending for authorization to operate its businesses;

                  (e) Except as disclosed in Section 9.10(e) hereto, any pending application, including any documents or materials related thereto, which has been filed by NBT or NBT Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (f) All federal, state, and local Tax Returns, including any amended returns, filed by NBT or any NBT Subsidiary for the years 1997 through 2000, the most recent audit examination of each of NBT and NBT Bank by the IRS, and all correspondence or other documents with respect to any IRS examination that has not yet been resolved, the most recent state or local tax agency examination, if any, of each of NBT and NBT Bank, and all correspondence or other documents with respect to any state or local taxing authority examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to NBT or NBT Bank received from or entered into with the IRS or any other taxing authority since January 1, 1991 or that would have continuing effect after the Effective Time.

         9.11. Financial Statements. NBT has furnished to CNB the NBT Financial Statements. Each of the consolidated financial statements included in the NBT Financial Statements complied as to form in all material respects with GAAP and the published rules and regulations of the SEC with respect thereto and fairly presented the consolidated financial position of NBT and its subsidiaries as of its date, and each of the consolidated statements of income, of stockholders' equity, and of cash flows included in the NBT Financial Statements fairly presented the results of operations, stockholders' equity, and cash flows of NBT and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, during the periods involved, except as may be noted therein.

         9.12. Nasdaq Reporting. Trading of NBT Common Stock is reported on the Nasdaq National Market.

         9.13.  Absence of Undisclosed Liabilities.

                  (a) At March 31, 2001, neither NBT nor any NBT Subsidiary had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to NBT, except (i) as disclosed in the NBT Financial Statements,
(ii) as set forth on Schedule 9.13 hereto, or (iii) for liabilities incurred by NBT or NBT Bank in the ordinary course of their business consistent with past practice.

                  (b) Since March 31, 2001, neither NBT nor any NBT Subsidiary has incurred or paid any obligation or liability that would be material on a consolidated basis to NBT, except (i) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, (ii) as set forth on Schedule 9.13 hereto, or
(iii) as expressly contemplated herein.

         9.14. Absence of Certain Developments. Since March 31, 2001, there has been (i) no Material Adverse Effect upon NBT and (ii) no declaration, setting aside, or payment by NBT of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of NBT, other than, subject to the dividend-coordination provisions of section 2.14 of this Agreement, customary cash dividends paid by NBT whose amounts have not exceeded $0.17 per share per calendar quarter and the intervals between which dividends have not been more frequent than past practice.

         9.15. Conduct of Business. Since March 31, 2001, each of NBT and each NBT Subsidiary has conducted its business only in the ordinary course of such business and consistent with past practice.

         9.16.  Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of NBT or any NBT Subsidiary have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, or requests for extensions have been timely filed, granted, and have not expired. All such filed Tax Returns are complete and accurate in all material respects and properly reflect Taxes for the periods covered thereby. All Taxes shown or required to be shown on such filed Tax Returns have been paid. Except as disclosed in Section 9.16 hereto, none of NBT or any NBT Subsidiary has instituted any refund litigation or received notice of any pending audit examination, deficiency, or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority that might result in a determination adverse to NBT or a NBT Subsidiary, except as adequately reserved against in the last balance sheet included in the NBT Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Neither NBT nor any NBT Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, NBT or a NBT Subsidiary for the period or periods beginning January 1, 2001 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the financial statements of NBT.

                  (d) To the Knowledge of NBT and NBT Bank, other than liens arising under the laws of the State of New York or the State of Pennsylvania with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of NBT or the NBT Subsidiaries.

                  (e) Except to the extent that any failure is not material, NBT and NBT Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, (ii) have properly and timely provided to all Persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s and Form W-2s) required to be provided to such Persons under applicable Tax law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable Tax law.

                  (f) NBT and the NBT Subsidiaries have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including income, social security, and employment tax withholding.

                  (g) Neither NBT nor any NBT Subsidiary (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was NBT, or (ii) has any liability for the Taxes of any Person (other than NBT and the NBT Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         9.17. Employee Benefit Plans. Each of the NBT Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. No liability under Title IV of ERISA has been incurred by NBT or any trade or business, whether or not incorporated, that together with NBT or any NBT Subsidiary would be deemed a "single employer" under section 414 of the Code (an "ERISA Affiliate"), that has not been satisfied in full, and no condition exists that presents a material risk to NBT or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code of all amounts that NBT or any ERISA Affiliate is required to pay under section 412 of the Code or under the terms of the NBT Plans, and no accumulated funding deficiency (within the meaning of section 412 of the Code) exists with respect to any NBT Plan.

         9.18. Reports. Since January 1, 1998, each of NBT and each NBT Subsidiary has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the SEC, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. No such registration, report, or document filed with the SEC, including the financial statements, exhibits, and schedules thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. All other such registrations, reports, and documents were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         9.19. Legal Proceedings. Except as disclosed in the NBT Financial Statements or as set forth on Schedule 9.19 hereto, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which NBT or any NBT Subsidiary has been served with process or otherwise been given notice) or, to the Knowledge of NBT and NBT Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect upon NBT.

         9.20. Absence of Governmental Proceedings. Neither NBT nor any NBT Subsidiary is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the Knowledge of NBT and NBT Bank, no such proceeding is threatened.

         9.21.  Federal Deposit Insurance.

                  (a) The deposits held by NBT Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C.ss. 1811 et seq.), and NBT Bank has paid all regular premiums and special assessments and filed all related reports and statements required under the Federal Deposit Insurance Act.

                  (b) NBT Bank is a member of and pays insurance assessments to the BIF, and its deposits are insured by the BIF. None of the deposits of NBT Bank are insured by the SAIF, and NBT Bank pays no insurance assessments to the SAIF.

         9.22. Labor Matters. Neither NBT nor any NBT Subsidiary is a party to or bound by any collective bargaining contracts with respect to any employees of NBT or the NBT Subsidiaries. Since their respective inceptions there has not been, nor to the Knowledge of NBT and NBT Bank has there been or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against NBT or any NBT Subsidiary or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither NBT nor NBT Bank has Knowledge of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         9.23. Employee Relations. No dispute exists between NBT or any NBT Subsidiary and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would have a Material Adverse Effect on NBT.

         9.24. Environmental Liability. Except as disclosed in Schedule 9.24 hereto:

                  Neither NBT nor any NBT Bank has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the Knowledge of NBT and NBT Bank, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on NBT or NBT Bank of any liability arising under any Environmental Law, which liability would have a Material Adverse Effect on NBT or NBT Bank; to the Knowledge of NBT or NBT Bank, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither NBT nor any NBT Bank is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         9.25. Accounting and Federal Income Taxation. NBT and NBT Bank are aware of no reason why the Holding Company Merger will fail to qualify for "pooling of interests" accounting treatment or as a reorganization under section 368(a) of the Code.

         9.26. Brokers and Advisers. Other than with respect to MB&D, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of NBT or NBT Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of NBT or NBT Bank; and (b) neither NBT nor NBT Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         9.27. Regulatory and Other Approvals. As of the date hereof, neither NBT nor NBT Bank has Knowledge of any reason why the parties hereto would not be able to obtain:

                  (a) all material consents and approvals from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as are necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which would have a Material Adverse Effect upon NBT; and

                  (b) all material consents and approvals from all other Persons and entities whose consent or approval are necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Time of the business of CNB and CNB Bank as such business is carried on immediately prior to the Effective Time.

10.      COVENANTS OF NBT AND NBT BANK.

         NBT (on behalf of itself and NBT Bank) and NBT Bank (on behalf of itself) each hereby covenant and agree as follows:

         10.1. Rights of Access. From the date hereof to the Effective Time, NBT shall give to CNB and to its representatives, including its certified public accountants, KPMG, full access during normal business hours to all of the properties, documents, contracts, books, and records of NBT and the NBT Subsidiaries, and such information with respect to their business affairs and properties as CNB or CNB Bank from time to time may reasonably request, provided, however, that such access be pursuant to reasonable notice and any investigation shall be reasonably related to the transactions contemplated herein and shall not interfere unnecessarily with normal operations. CNB and CNB Bank shall hold all information furnished by or acquired from NBT or NBT Bank or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements.

         10.2. Securities Reports. From the date hereof to the Effective Time, NBT shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver such report to CNB.

         10.3. Pooling Treatment. NBT shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

         10.4. Stockholders' Meeting. NBT shall hold a meeting of its stockholders in accordance with the GCL as promptly as possible after the effectiveness of the Registration Statement, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to stockholders, the board of directors of NBT shall not withdraw its approval of this Agreement and shall recommend to its stockholders that it be approved, ratified, and confirmed and that the issuance of shares of NBT Common Stock pursuant to this Agreement be approved.

         10.5. Nasdaq Approval. NBT shall use commercially reasonable efforts to cause the shares of NBT Common Stock to be issued in the Holding Company Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

         10.6. Options. At or prior to the Effective Time, NBT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBT Common Stock for delivery upon exercise of Converted Options assumed by it in accordance with section 2.10 hereof. As soon as practicable after the

Effective Time, NBT shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the NBT Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of the registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who immediately prior to the Effective Time are affiliated with CNB and who subsequent to the Effective Time will be subject to the reporting requirements under section 16(a) of the Exchange Act, where applicable, NBT shall administer the plans related to the Converted Option in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         10.7.  Indemnification.

                  (a) Following the Effective Time neither NBT nor NBT Bank will take any action to abrogate or diminish any right accorded under the charter documents or by-laws of CNB or CNB Bank as they existed immediately prior to the Effective Time to any person who, at or prior to the Effective Time, was a director or officer of CNB or CNB Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring at or prior to the Effective Time. To the extent not provided by the foregoing, following the Effective Time and to the extent permitted by law, all rights to such indemnification accorded under the charter documents and by-laws of CNB or CNB Bank to any person who, at or prior to the Effective Time, was a director or officer of CNB or CNB Bank shall survive the Effective Time and, following the Holding Company Merger and the Bank Merger, to the extent permitted by law, NBT and NBT Bank will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Time.

                  (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of CNB or CNB Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of CNB or CNB Bank, or any CNB Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Time, NBT shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBT.

                  (c) NBT, from and after the Effective Time will cause the persons who served as directors or officers of CNB on or before the Effective Time to be covered by CNB's existing directors' and officers' liability insurance policy (provided that NBT may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions resulting from their service as such on or prior to the Effective Time. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time. Such insurance coverage shall be underwritten either by the underwriter of NBT's current directors' and officers' liability insurance policy or by an insurance company rated at least A+ by A.M. Best Co. In the event that more than 5% of the aggregate insurance coverage provided herein is used in any year during the aforementioned 6-year period, NBT shall give notice of this fact to all persons who were directors of CNB at the time of the Closing.


                  (d) In the event NBT or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NBT assume the obligations set forth in this section 10.7.

                  (e) The provisions of this section 10.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and shall be in addition to the provisions regarding indemnification and insurance contained in the GCL, in contracts or otherwise.

         10.8. Subsequent Events. Until the Effective Time, each of NBT and NBT Bank will immediately advise CNB and CNB Bank in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by NBT or NBT Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to CNB's or CNB Bank's obligations under this Agreement not to be fully satisfied.

         10.9.  Employee Matters.

                  (a) NBT agrees that except for certain identified individuals each person who is an employee of CNB, or any CNB Subsidiary, as of the Closing (individually, a "Continuing Employee" and collectively, the "Continuing Employees") shall be an employee of NBT or one of its affiliates immediately following the Closing. After the Closing, each Continuing Employee, while employed by NBT or one of its affiliates, shall be employed (i) at a base salary or base hourly wage that is not less than that which such Continuing Employee was receiving immediately prior to the Closing, and (ii) on terms and conditions that are no less favorable to the Continuing Employee than those applicable to other similarly situated employees of NBT and its affiliates; provided, that for the period from the Closing to the first calendar-year end following the Closing the terms and conditions currently applicable to such Continuing Employees as employees of CNB or any CNB Subsidiary shall be applicable and shall be deemed to satisfy this section 10.9(a)(ii).

                  (b) During the period from the Effective Time through the last day of the calendar-year in which the Effective Time falls, the Continuing Employees shall continue to be covered under the CNB Plans on the terms and conditions currently applicable to such Continuing Employees under the CNB Plans. Commencing on the first day of the calendar year following the year in which the Effective Time falls, NBT shall cause the Continuing Employees, while employed by NBT or any of its affiliates, to be eligible to participate in NBT Plans that provide employee benefits (including pension, welfare, incentive or deferred compensation, severance, stock option plans, vacation pay and other fringe benefits) that are not less favorable to the Continuing Employees than those afforded to other similarly situated employees of NBT and its affiliates.

                  (c) A reasonable period of time prior to the Effective Time, CNB shall make a good faith determination of the extent to which the Performance Measurement Goals (as defined in the CNB Financial Corp. Incentive Compensation Plan (the "ICP")), the Performance Appraisal Objectives (as defined in the ICP), and any other goals or objectives under the ICP (collectively, the "Performance Goals") that are applicable to each employee who holds an outstanding Award under the ICP have been satisfied as of the date of such determination (the "Determination Date"). In making such determinations CNB shall make such equitable adjustments to the Performance Goals as it deems appropriate in good faith to reflect the impact of actions taken pursuant to this Agreement or otherwise agreed to by NBT and CNB. NBT shall pay, or cause to be paid, to each Continuing Employee who has an outstanding Award under the ICP at the Effective Time, the amount that would be paid to the Continuing Employee under the Award assuming that the Performance Goals applicable to such Continuing Employee under the ICP were satisfied for the entire Award Period at the same level as the Performance Goals were deemed to be satisfied as of the Determination Date but only if such Continuing Employee is still in the employ of NBT or any of its affiliates on the last day of the semi-annual period in which the Effective Time occurs unless the Continuing Employee's employment has been terminated without cause (as defined in the ICP) during such period. Such payments shall be made on the first business day after the last day of the applicable Award Period (as defined in the ICP), provided that if NBT or one of its affiliates terminates a Continuing Employee's employment without cause (as defined in the ICP) prior to the last day of the applicable Award Period, NBT shall pay, or cause to be paid, to the Continuing Employee on the date of the Continuing Employee's termination of employment the full amount that would have been paid to the Continuing Employee had the Continuing Employee remained employed by NBT until the last day of the Award Period. The provisions of this Section 10.9(c) shall apply notwithstanding any contrary provisions of the ICP.

                  (d) NBT shall cause the NBT Plans that cover the Continuing Employees or any of their dependents or beneficiaries to treat the employment and service of the Continuing Employees with CNB or any CNB Subsidiary and any predecessor employers through the Closing as employment and service with NBT and its affiliates for all purposes (other than for purposes of accrual of benefits, except to the extent that accruals in respect of employment and service after the Effective Time are based, in whole or in part, on prior employment or service, in which case such prior employment and service shall be counted) under the NBT Plans that cover Continuing Employees. The Continuing Employees and their dependents and beneficiaries shall not be required for calendar year 2001 (and calendar year 2002 if the Effective Time does not occur prior to January 1, 2002) to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the NBT Plans that provide medical, dental and other welfare benefits to the extent of amounts previously credited for such purposes under the medical, dental and other welfare benefit plans of CNB or CNB Bank that covered the Continuing Employees prior to the Closing, and any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such NBT Plans shall not apply with respect to the Continuing Employees and their dependents and beneficiaries except to the extent they applied under the corresponding CNB Plans. The Continuing Employees shall be entitled to an appropriate cash payment in lieu of credit under NBT's and its affiliates' vacation plans or policies for all unused vacation credited to the Continuing Employees as of the Closing, but shall not carry over vacation credits as such.

                  (e) If a Continuing Employee's employment is terminated by NBT or any of its affiliates without cause (as defined in the ICP) (i) on or prior to the first anniversary of the Closing, or such later date as may be specified in the Schedule 10.9(e) hereto, such Continuing Employee shall be entitled to severance benefits from NBT and its affiliates that are not less than the severance benefits specified in Schedule 10.9(e) attached hereto, and (ii) after the first anniversary of the Closing, such Continuing Employee shall be entitled to severance benefits from NBT and its affiliates in accordance with the severance plans and policies of NBT and its affiliates, as in effect from time-to-time thereafter. For purposes of this Section 10.9(e) and Section 10.9(c), a Continuing Employee's voluntary termination of employment shall be deemed to be a termination of employment by NBT and its affiliates if (i) the Continuing Employee's employment position with NBT and its affiliates after the Effective Time is not substantially comparable to the Continuing Employee's employment position immediately prior to the Effective Time, (ii) the Continuing Employee's employment location is more than 25 miles for the Continuing Employee's employment location immediately prior to the Effective Time, or (ii) the Continuing Employee's base pay or base hourly wage is reduced below the Continuing Employee's base pay or base hourly wage in effect immediately prior to the Effective Time.

                  (f) NBT shall honor all the obligations under those agreements listed in Schedule 10.9(f) hereto. NBT acknowledges that the closing of the Holding Company Merger will constitute a "Change of Control" within the meaning of the stock option agreements entered into between CNB and employees and former employees of CNB and the CNB Subsidiaries, except as provided on Schedule 10.9(f) hereof.

         10.10. New York Taxes. NBT and NBT Bank shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

         10.11. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, and at the Effective Time, NBT shall furnish CNB with a letter from KPMG, in its capacity as the independent auditors of NBT, in form and substance acceptable to CNB, stating that (a) they are independent accountants with respect to NBT within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of NBT included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of NBT's audited consolidated financial statements and the latest available unaudited consolidated financial statements of NBT and unaudited financial statements of NBT Bank and inquiries of certain officials of NBT and NBT Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to NBT did not cause them to believe that (i) such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in NBT's audited consolidated financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in NBT's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of NBT or the consolidated allowance for loan and lease losses of NBT as compared with the respective amounts shown in the most recent NBT audited consolidated financial statements. The letter shall also cover such other matters pertaining to NBT's and NBT Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by CNB.

         10.12. Limitation on Other Transactions. From the date hereof until the Effective Time or until this Agreement otherwise is terminated in accordance with its terms, NBT will not merge with, acquire all or a substantial portion of the assets or liabilities of, or acquire control over, any other firm, financial institution, bank, corporation, or organization except as pursuant to any agreement in effect prior to the date hereof or as consented to by CNB, which consent shall not be unreasonably withheld.

11.      CLOSING.

         11.1. Place and Time of Closing. Closing shall take place at the principal executive offices of NBT, 52 South Broad Street, Norwich, New York, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the date of the Effective Time, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         11.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

                  (a) Such certificates and other documents as are required by this Agreement to be executed and delivered at or prior to the Effective Time and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                  (b) the Holding Company Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and, simultaneously with the effectuation of the Holding Company Merger, the Bank Merger shall be effected.

12.      TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.

         12.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after March 31, 2002, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Time shall have occurred on or before such date or (b) the failure of the Effective Time to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement, or to the failure of its affiliated party, to perform or observe its covenants and agreements as set forth herein.

         12.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Time (whether before or after action by stockholders of CNB or NBT):

                  (a)      by mutual consent of the parties hereto;

                  (b) by NBT, upon written notice to CNB given at any time (i) if any of the representations and warranties of CNB or CNB Bank contained in section 7 hereof was materially inaccurate when made or (ii) in the event of a material breach or material failure by CNB or CNB Bank of any covenant or agreement of CNB or CNB Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to CNB or CNB Bank, as the case may be, and, in the case of (i) or (ii), which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 5 hereof not being satisfied;

                  (c) by CNB, upon written notice to NBT given at any time (i) if any of the representations and warranties of NBT or NBT Bank contained in section 9 hereof was materially inaccurate when made or (ii) in the event of a material breach or material failure by NBT or NBT Bank of any covenant or agreement of NBT or NBT Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to NBT or NBT Bank, as the case may be, and, in the case of (i) or (ii), which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 6 hereof not being satisfied;

                  (d) by either NBT or CNB upon written notice given to the other if a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Holding Company Merger;

                  (e) by either NBT or CNB upon written notice given to the other if any of the approvals referred to in section 4.1 are denied and such denial has become final and nonappealable;

                  (f) by either NBT or CNB upon written notice given to the other if the stockholders of either NBT or CNB shall have voted on and failed to adopt this Agreement, at the meeting of such stockholders called for such purpose; or

                  (g) by either NBT or CNB upon written notice given to the other if NBT shall have been advised by KPMG that KPMG is unable to deliver its favorable opinion under section 5.6 of this Agreement, unless the inability of KPMG to deliver such opinion is due to the action or inaction of the party seeking to terminate this Agreement or one or more of the affiliates, directors, officers, or stockholders of that party.

         12.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of section 12.1 or section 12.2, this Agreement shall become void and have no force or effect, without any liability on the part of NBT, NBT Bank, CNB, CNB Bank, or their respective directors or officers or stockholders in respect of this Agreement. Notwithstanding the foregoing, (a) the provisions of sections 13.1, 13.4, 13.5, 13.6, 13.9, 13.10, 13.11, 13.12, 13.13, 13.14, and 13.15 shall survive; (b) if such termination is a result of the willful material breach or willful material failure by a party of a covenant or agreement hereunder, such that the conditions to closing of the terminating party could not be satisfied, such party who willfully and materially breached or willfully and materially failed to perform its covenant or agreement shall be liable in the amount of $750,000 to the other party or parties hereto that are not affiliated with it (it being understood and agreed for the purposes of the preceding clause that NBT and NBT Bank are parties that are affiliated with each other and that CNB and CNB Bank are parties that are affiliated with one another); and (c) if (i) this Agreement is terminated for any reason specified in section 12.2(b)(ii) of this Agreement after an Alternative Proposal has been made, or if CNB or CNB Bank shall not consummate the transactions contemplated by this Agreement by reason of an Alternative Proposal being or having been made, and (ii) a definitive agreement with respect to an Alternative Proposal is executed by CNB or CNB Bank within one year after such termination, then in addition to any amount payable or paid under section 12.3(b), CNB shall be liable to NBT for liquidated damages in the further amount of $5,000,000, which amount will be payable to NBT in immediately available funds within two business days after such amount becomes due. CNB acknowledges that the agreements contained in section 12.3(c) are an integral part of the transactions contemplated in this Agreement and that, without these agreements, NBT would not enter into this Agreement.

         12.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Time by the party which is, or whose stockholders are, entitled to the benefit thereof, and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         12.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that, except as specifically provided herein or as may be approved by such stockholders, this Agreement may not be amended after:

                  (a) the action by stockholders of CNB in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the CNB Common Stock or (ii) any of the terms and conditions of this Agreement if the change would materially adversely affect the stockholders of CNB, or

                  (b) the action by stockholders of NBT in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the NBT Common Stock to be delivered in the Holding Company Merger or (ii) any of the terms and conditions of this Agreement if the change would materially adversely affect the stockholders of NBT.

13.      GENERAL PROVISIONS.

         13.1. Allocation of Costs and Expenses. Except as provided in this section 13.1, each party hereto shall pay its own fees and expenses, including the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section, (a) the cost of printing the Joint Proxy Statement shall be apportioned between NBT and CNB based upon the number of copies each shall request to be printed, (b) the cost of delivering the Joint Proxy Statement and other material to be transmitted to stockholders of NBT shall be deemed to be incurred on behalf of NBT, (c) the cost of delivering the Joint Proxy Statement and other material to be transmitted to stockholders of CNB shall be deemed to be incurred on behalf of CNB, (d) the cost of registering under federal and state securities laws the stock of NBT to be received by the stockholders of CNB shall be deemed to be incurred on behalf of NBT, and (e) the cost of procuring the tax opinion referred to in section 4.5 of this Agreement shall be deemed to be incurred one-half by NBT and one-half by CNB.

         13.2.  Mutual Cooperation.

                  (a) Subject to the terms and conditions herein provided, each party shall use commercially reasonable efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

                  (b) As promptly as practicable after the date hereof, NBT and CNB shall cooperate in the preparation of the Joint Proxy Statement to be mailed to the shareholders of NBT and CNB in connection with this Agreement and the transactions contemplated hereby and to be filed by NBT as part of the Registration Statement. NBT and CNB shall cooperate in the preparation of the Registration Statement and shall file with the SEC the Registration Statement and cause the Registration Statement to become effective as promptly as practicable after the date hereof. NBT will advise CNB, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the NBT Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any comments or request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement or the Joint Proxy Statement, NBT and CNB shall cooperate with each other in the preparation of any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between NBT or CNB, as the case may be, or any of its representatives with respect to the Registration Statement or the Joint Proxy Statement. NBT shall give CNB and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC, and NBT shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Each of CNB and NBT agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Holding Company Merger, and (y) the Joint Proxy Statement to be mailed to the holders of CNB Common Stock and NBT Common Stock entitled to vote at the meetings of the stockholders of CNB and NBT at the earliest practicable time. NBT shall take all actions necessary to register or qualify the shares of NBT Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

                  (c) As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to CNB, NBT shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, to the Board of Governors pursuant to the BHC Act and the OCC pursuant to the Bank Merger Act, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Holding Company Merger and the Bank Merger. NBT will proceed diligently and in good faith to obtain the requisite regulatory approvals.

                  (d) Subject to the terms and conditions herein provided, and except in each case as may be required by applicable law, no party shall take any action or omit to take any action which taking of action or omission of action is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the obligations of any unaffiliated party hereunder not being satisfied, or in a violation of any provision of this Agreement.

                  (e) Prior to the Effective Time, the parties shall cooperate, and shall use commercially reasonable efforts to cause their respective data processing service providers to cooperate, to complete all reasonable steps for an orderly transfer of all applicable data tapes and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding CNB Bank to

NBT's system of electronic data processing by the next business day following the Effective Time. Each party shall bear its own costs associated with the transfer of tapes and information and the conversion of data. Prior to the Effective Time, CNB Bank will provide all test tapes and reports necessary to complete the transfer and will provide a test tape and deconversion reports within fifteen days of the date of this Agreement, a preliminary tape and set of deconversion reports six weeks prior to the anticipated Effective Time, and an updated preliminary tape and set of deconversion reports no more than two weeks prior to the anticipated Effective Time. CNB Bank shall also arrange the delivery to NBT at the main office of NBT (or at such other location as has been designated in writing by NBT no later than five business days before the anticipated Effective Time) no later than 6:00 a.m. Eastern time on the day immediately following the Effective Time, two duplicate final data processing conversion file packages and deconversion reports in an industry standard format.

                  (f) No party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would adversely affect the qualification of the Merger for "pooling of interests" accounting treatment or as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude NBT from exercising its rights under the Stock Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

         13.3. Form of Public Disclosures. NBT and CNB shall use commercially reasonable efforts to agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         13.4. Confidentiality. NBT, NBT Bank, CNB, CNB Bank, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Stock Option Agreement, or for other purposes consistent with the intent of this Agreement, including the enforcement of rights provided under this Agreement and the Stock Option Agreement. Neither NBT, NBT Bank, CNB, CNB Bank, nor their respective subsidiaries shall use any of such information for any other purpose, including the competitive detriment of any other party. NBT and NBT Bank, on the one hand, and CNB and CNB Bank, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms hereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound be the terms of this section 13.4. The confidentiality agreement contained in this section 13.4 and the Confidentiality Agreements shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         13.5.  Claims of Brokers.

                  (a) Each of CNB and CNB Bank shall indemnify, defend, and hold NBT and NBT Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its or his acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to NBT or NBT Bank.

                  (b) Each of NBT and NBT Bank shall indemnify, defend, and hold CNB and CNB Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to CNB or CNB Bank.

         13.6.  Information for Applications and Registration Statement.

                  (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not contain an untrue statement of a material fact with respect to such party or omit any material fact with respect to such party required to be stated therein or necessary to make the statements made with respect to such party, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless each of the others, each of its directors and officers, each underwriter and each Person, if any, who controls it within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information provided by it and contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 13.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                  (b) To provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 13.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages, and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         13.7. Adjustments for Certain Events. Anything in this Agreement to the contrary notwithstanding, all prices per share, share amounts, per-share amounts, and exchange ratios referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         13.8. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         13.9. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Except for the Confidentiality Agreements, any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Except as set forth in sections 10.7 and 10.9, nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any Person other than NBT, NBT Bank, CNB, CNB Bank, and their respective stockholders any rights or remedies under or by reason of this Agreement.

         13.10. Survival of Representations, Warranties, and Covenants. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreement, which shall terminate in accordance with its terms), shall survive the Effective Time, except for sections 10.6, 10.7, 10.9, 13.6, 13.10, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         13.11. Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a Person are also to its successors and assigns; except as the context may otherwise require, "hereof," "herein," "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "article," "section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, construction and enforcement of this Agreement or any amendment, schedule or exhibit hereto.

         13.12. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger or transmitted by express courier. All communications shall be addressed to the appropriate address of each party as follows:

If to NBT or NBT Bank:

           NBT Bancorp Inc.
           52 South Broad Street
           Norwich, New York 13815

           Attention:      Mr. Daryl R. Forsythe
                           Chairman and Chief Executive Officer

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to CNB or CNB Bank:

           CNB Financial Corp.
           24 Church Street
           Canajoharie, New York

           Attention:      Mr. Donald L. Brass
                           President

With a required copy to:

           Steven Kaplan, Esq.
           Arnold & Porter
           555 Twelfth Street, N.W.
           Washington, D.C.  20004


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

           13.13. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

           13.14. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except that the BCL (in the case of CNB) shall govern with respect to the terms and conditions of the Holding Company Merger, the approval and effectiveness thereof, and the authorization, cancellation, or issuance of the stock or options of CNB with respect thereto. The parties hereby designate New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or, in the case of NBT, to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

         13.15. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       NBT BANCORP INC.


                                       By:  /s/ Daryl R. Forsythe
                                           -----------------------------------
                                            Daryl R. Forsythe
                                            Chairman and Chief Executive Officer


                                       NBT BANK, NATIONAL ASSOCIATION


                                       By:  /s/ Daryl R. Forsythe
                                           -----------------------------------
                                            Daryl R. Forsythe
                                            Chairman and Chief Executive Officer


                                       CNB FINANCIAL CORP.


                                       By:  /s/ Donald L. Brass
                                           -----------------------------------
                                            Mr. Donald L. Brass
                                            President



                                       CNB NATIONAL BANK


                                       By: /s/ Donald L. Brass
                                           -----------------------------------
                                           Mr. Donald L. Brass
                                           President and Chief Executive Officer

                                   APPENDIX B


                 DRAFT OPINION OF MCCONNELL, BUDD & Romano, Inc.


                                                                  July __, 2001
The Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York  13815

The Board of Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of NBT Bancorp Inc. ("NBT") of the Fixed Exchange Ratio governing the exchange of shares of common stock of NBT (together with their associated rights) for shares of common stock of CNB Financial Corp. ("CNB") in connection with the proposed acquisition of CNB by NBT. The Transaction will be completed pursuant to an Agreement and Plan of Merger (the "Agreement") dated June 19, 2001 by and between NBT and CNB. Pursuant to the Agreement, CNB will merge with and into NBT and NBT will be the surviving corporation.

         As is set forth with more specificity in the Agreement, at the Effective Time, each outstanding share of CNB common stock, except for shares held by NBT and its subsidiaries or by CNB (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 1.20 shares of NBT common stock (subject to adjustment under certain defined circumstances). The exchange ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by the CNB stockholder will fluctuate with changes in NBT's stock price. The Merger Agreement may be terminated under certain conditions prior to the Effective Time by the Board of Directors of either party, based on defined criteria.

         McConnell, Budd & Romano, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwriting, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with NBT includes having worked since October 20, 1994 as a financial advisor to NBT on a variety of projects including on three previous acquisitions and specifically includes our participation in the process and negotiations leading up to the proposed Merger with CNB. In the course of our role as financial advisor to NBT in connection with the Merger, we have received a fee for our services and will receive an additional fee, contingent on the consummation of the Merger.

         In arriving at our opinion, we have reviewed the Merger Agreement as well as participated in its negotiation. We have also reviewed certain publicly available business, financial and shareholder information relating to NBT and its subsidiaries and to CNB and its subsidiaries. In addition we have reviewed certain confidential financial information provided to us by both NBT and CNB pertaining to their respective business plans and projections.

         In connection with the foregoing, we have (i) reviewed the merger agreement dated June 19, 2001 by and between NBT and CNB, (ii) reviewed the joint proxy statement/prospectus to which this letter is an exhibit (in substantially the form sent to shareholders), (iii) reviewed NBT's Annual Reports on form 10-K for the three calendar years ended December 31, 1998, 1999 and 2000 and NBT's annual reports for 1998, 1999 and 2000 and NBT's quarterly report on form 10-Q for the first calendar quarter of 2001. In addition, we have reviewed CNB's annual reports on form 10-k for 1998, 1999 and 2000, CNB's annual reports to shareholders for 1998, 1999 and 2000 and CNB's quarterly report on form 10-Q for the first calendar quarter of 2001. In addition, with respect to both NBT and CNB we have reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Romano, Inc. by NBT and CNB, have held discussions with members of the senior management and Board of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects. We have also considered the past and current results of operations of CNB, its current financial condition and management's opinion of its future prospects. We have also reviewed the historical record of reported prices, trading volume and dividend payments for both NBT and CNB and have considered the current state of and future prospects for the economy of New York (based primarily on our observations and anecdotal information) generally and the relevant market areas for NBT and CNB in particular. We have reviewed specific merger analysis models employed by McConnell, Budd & Romano, Inc. to evaluate potential business combinations of financial institutions and we have reviewed the reported financial terms of selected recent business combinations in the banking industry; and performed such other studies and analyses as McConnell, Budd & Romano, Inc. considered appropriate under the circumstances associated with this particular transaction.

         In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future EPS, the relative capitalization and capital adequacy of each of the parties, the availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of NBT and CNB and the potential for the modification of the mix of deposits and loans for CNB. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of NBT and of the shares of CNB.

         In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by NBT and CNB and/or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either NBT or CNB, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either NBT or CNB. We have also relied on the management of both NBT and CNB as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

         In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we assume that no conditions will be imposed by any regulatory agency in conjunction with its approval of the Merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of NBT following consummation of the Merger. We refer the reader to the section of the proxy statement/prospectus titled Opinions of the Financial Advisors for more detail with respect to our analysis.

         Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Fixed Exchange Ratio is fair to the stockholders of NBT from a financial point of view.


                                             Very truly yours,

                                             McConnell, Budd & Romano, Inc.


                                             By  /s/   David A. Budd
                                                 -------------------------------
                                                       David A. Budd
                                                       Managing Director
                                                       July __, 2001

                                   APPENDIX C
                             [CIBC FAIRNESS OPINION]

                                                         Dated: _________


The Board of Directors
CNB Financial Corporation
24 Church Street
Canajoharie, NY 13317

Gentlemen:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of CNB Financial Corporation ("CNB" or the "Company"), from a financial point of view, of the exchange ratio contained in the Agreement and Plan of Merger to be dated as of June 19, 2001 by and among CNB and NBT Bancorp Inc. ("NBT") (the "Agreement"). The Agreement provides for, among other things, a transaction whereby the Company will be merged with and into NBT (the "Merger"). Each outstanding share of the Company's common stock will be converted into the right to receive 1.2 shares of common stock of NBT (the "Exchange Ratio").

In arriving at our Fairness Opinion we have reviewed among other things:

(a)    the Agreement, dated June 19, 2001;

(b) the Affiliates Agreement, Bank Merger Agreement, Stock Option Agreement, and the Voting Agreement;

(c) the Company's and NBT's audited consolidated financial statements for the three years ended December 31, 2000;

(d) the Company's and NBT's unaudited consolidated financial statements for the three months ended March 31, 2001;

(e) financial projections of the Company and NBT prepared by the Company and NBT's management including estimates as to the future cost savings expected to be achieved as a result of the Merger, prepared by and reviewed with management of the Company and NBT;

(f) the historical market prices and trading volume for the Company's and NBT's common stock;

(g) the views of senior management of the Company and NBT with respect to the business and prospects for future growth;

(h) publicly available financial data for companies we deemed comparable to the Company and NBT;

(i) publicly available financial information for transactions that we deemed comparable to the Merger;

(j)    public information concerning the Company and NBT;

(k) the current market environment generally and the banking environment in particular; and

(l) such other financial studies, analyses and investigations and financial, economic and market criteria as we deemed appropriate in this instance.

In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company, NBT and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of the Company and NBT provided to us, we assumed at the direction of the Company's and NBT's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of the Company's and NBT's respective management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of the Company, NBT or any of their affiliated entities. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of the Company and NBT nor reviewed any individual loan credit files and express no opinion with respect to such matters. We express no opinion as to the underlying valuation, future performance or long-term viability of the combined entity following the Merger, or the price at which NBT common stock will trade subsequent to the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion. We were not asked to, and did not, solicit indications of interest from any other person regarding a business combination involving the Company.

You have informed us and we have assumed the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

At the direction of representatives of NBT, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We acted as financial advisor to the Company in connection with the Merger and to the Board of Directors of the Company in rendering this opinion and will receive a fee for our services, a portion of which is contingent on the consummation of the merger. CIBC World Markets has performed investment banking and other services for the Company in the past and was compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of the Company and NBT for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio contained in the Agreement is fair to the shareholders of the Company from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of the Company. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by the Company without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this Fairness Opinion in its entirety and any reference to this Fairness Opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger.

                                              Very truly yours,



                                              CIBC World Markets Corp.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          NBT's bylaws provide as follows:

             ARTICLE VI. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, or as a plan fiduciary with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, or plan fiduciary or in any other capacity while serving as a Director, officer or plan fiduciary, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

       Section 2. The right to indemnification conferred in Section 1 of this
Article VI shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

       Section 3. If a claim under Sections 1 or 2 of this Article VI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty
(20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Section 3 or otherwise shall be on the Corporation.

       Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested Directors or otherwise.

       Section 5. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

       Section 6. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation, or any person serving at the request of the Corporation as an officer, employee or agent of another entity, to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

       Item 21.  Exhibits and Financial Statements.

           (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:


EXHIBIT NO.             DESCRIPTION
-----------             -----------
2.1                     Agreement and Plan of Merger by and among NBT Bancorp
                        Inc., NBT Bank, National Association, CNB Financial
                        Corp., and Central National Bank, Canajoharie, dated as of June 19, 2001 (included as part of Appendix A in the Joint Proxy Statement/Prospectus included in this Registration Statement)

3.1                     NBT's Restated Certificate of Incorporation, as of July
                        23, 2001*

3.2                     NBT's Bylaws, as amended though July 23, 2001*

5 Opinion of Duane, Morris & Heckscher LLP as to the validity of securities*

8 Opinion of Duane, Morris & Heckscher LLP as to material federal income tax matters*

10.1 Agreement of Merger by and between NBT Bank, National Association and Central National Bank, Canajoharie, dated as of June 29, 2001*

10.2 Stock Option Agreement, dated as of June 19, 2001, by and between NBT and CNB (incorporated by reference to Exhibit III of Exhibit 2.1 of NBT's Form 8-K filed on June 22, 2001)*

10.3 Form of Voting Agreement, dated as of June 19, 2001, by and between NBT and various CNB directors (incorporated by reference to Exhibit IV of Exhibit 2.1 of NBT's Form 8-K filed on June 22, 2001)*

10.4 Service and Non-Competition Agreement among NBT Bancorp Inc., CNB Financial Corp. and Donald L. Brass*


23.1                    Consent of KPMG LLP

23.2                    Consent of KPMG LLP


23.3                    Consent of CIBC World Markets*

23.4                    Consent of McConnell, Budd & Romano, Inc.*

23.5                    Consents of Duane, Morris & Heckscher LLP (included in
                        Exhibits 5 and 8)*

23.6 Consent of Van Ness D. Robinson, as required by Rule 438 of the Securities Act of 1933*

23.7 Consent of John P. Woods, Jr., as required by Rule 438 of the Securities Act of 1933*

23.8 Consent of Joseph A. Santangelo, as required by Rule 438 of the Securities Act of 1933*

24.1 Power of Attorney (contained on signature pages to this Registration Statement)*

99.1                    Form of Proxy for NBT Bancorp Inc. Special Meeting of
                        Stockholders

99.2                    Form of Proxy for CNB Financial Corp. Special Meeting of
                        Stockholders

99.3 Opinion of McConnell, Budd & Romano, Inc. as to the fairness of the transaction to NBT (attached as Appendix B to the Joint Proxy Statement/Prospectus included in this Registration Statement)

99.4 Opinion of CIBC World Markets as to the fairness of the transaction to CNB (attached as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement)


          * Previously filed.

         (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) to respond to requests for information that is incorporated by reference into the Document pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (8) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (9) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwich, New York on this 24rd day of August, 2001.

                                      NBT Bancorp Inc.

                                     /s/ Daryl R. Forsythe
                                     -----------------------
                                     By: Daryl R. Forsythe
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daryl R. Forsythe and Michael J. Chewens, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or any substitute of them, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                     CAPACITY                                         DATE
---------                                     --------                                         ----


/s/ Daryl R. Forsythe                         Chairman of the Board of Directors, President,   August 24, 2001
------------------------------                and Chief Executive Officer (Principal
Daryl R. Forsythe                             Executive Officer)


*/s/ Michael J. Chewens                       Executive Vice President, Chief                  August 24, 2001
------------------------------                Financial Officer and Secretary (Principal
Michael J. Chewens                            Financial and Accounting Officer)


*/s/ J. Peter Chaplin                         Director                                         August 24, 2001
------------------------------
J. Peter Chaplin


*/s/ Richard Chojnowski                       Director                                         August 24, 2001
------------------------------
Richard Chojnowski


*/s/ Gene E. Goldenziel                       Director                                         August 24, 2001
------------------------------
Gene E. Goldenziel


*/s/ Peter B. Gregory                         Director                                         August 24, 2001
------------------------------
Peter B. Gregory


*/s/ William C. Gumble                        Director                                         August 24, 2001
------------------------------
William C. Gumble





*/s/ Bruce D. Howe                            Director                                         August 24, 2001
------------------------------
Bruce D. Howe


*/s/ Andrew S. Kowalcyzk, Jr.                 Director                                         August 24, 2001
------------------------------
Andrew S. Kowalczyk, Jr.


*/s/ John C. Mitchell                         Director                                         August 24, 2001
------------------------------
John C. Mitchell


*/s/ Joseph G. Nasser                         Director                                         August 24, 2001
------------------------------
Joseph G. Nasser


*/s/ William L. Owens                         Director                                         August 24, 2001
------------------------------
William L. Owens


*/s/ Paul O. Stillman                         Director                                         August 24, 2001
------------------------------------
Paul O. Stillman


* /s/ Daryl R. Forsythe
-------------------------------
Daryl R. Forsythe, attorney-in-fact
pursuant to power of attorney


                                  EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION
-----------             -----------
2.1                     Agreement and Plan of Merger by and among NBT Bancorp
                        Inc., NBT Bank, National Association, CNB Financial
                        Corp., and Central National Bank, Canajoharie, dated as of June 19, 2001 (included as part of Appendix A in the Joint Proxy Statement/Prospectus included in this Registration Statement)

3.1                     NBT's Restated Certificate of Incorporation, as of July
                        23, 2001*

3.2                     NBT's Bylaws, as amended though July 23, 2001*

5 Opinion of Duane, Morris & Heckscher LLP as to the validity of securities*

8 Opinion of Duane, Morris & Heckscher LLP as to material federal income tax matters*

10.1 Agreement of Merger by and between NBT Bank, National Association and Central National Bank, Canajoharie, dated as of June 29, 2001*

10.2 Stock Option Agreement, dated as of June 19, 2001, by and between NBT and CNB (incorporated by reference to Exhibit III of Exhibit 2.1 of NBT's Form 8-K filed on June 22, 2001)*

10.3 Form of Voting Agreement, dated as of June 19, 2001, by and between NBT and various CNB directors (incorporated by reference to Exhibit IV of Exhibit 2.1 of NBT's Form 8-K filed on June 22, 2001)*

10.4 Service and Non-Competition Agreement among NBT Bancorp Inc., CNB Financial Corp. and Donald L. Brass*


23.1                    Consent of KPMG LLP

23.2                    Consent of KPMG LLP


23.3                    Consent of CIBC World Markets*

23.4                    Consent of McConnell, Budd & Romano, Inc.*

23.5                    Consents of Duane, Morris & Heckscher LLP (included in
                        Exhibits 5 and 8)*

23.6 Consent of Van Ness D. Robinson, as required by Rule 438 of the Securities Act of 1933*

23.7 Consent of John P. Woods, Jr., as required by Rule 438 of the Securities Act of 1933*

23.8 Consent of Joseph A. Santangelo, as required by Rule 438 of the Securities Act of 1933*

24.1 Power of Attorney (contained on signature pages to this Registration Statement)*

99.1                    Form of Proxy for NBT Bancorp Inc. Special Meeting of
                        Stockholders

99.2                    Form of Proxy for CNB Financial Corp. Special Meeting of
                        Stockholders

99.3 Opinion of McConnell, Budd & Romano, Inc. as to the fairness of the transaction to NBT (attached as Appendix B to the Joint Proxy Statement/Prospectus included in this Registration Statement)

99.4 Opinion of CIBC World Markets as to the fairness of the transaction to CNB (attached as Appendix C to the Joint Proxy Statement/Prospectus included in this Registration Statement)

* Previously filed.
                                      II-7